UNITED STATES

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Washington, D.C. 20549

SCHEDULE 14A

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Marathon Petroleum Corporation

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Marathon Petroleum Corporation

Notice of Annual Meeting and Proxy Statement 2018

March 15, 2018

Dear Fellow Marathon Petroleum Corporation Shareholder:

On behalf of the Board of Directors and management team, I am pleased to invite you to attend Marathon Petroleum Corporation’s Annual Meeting of Shareholders to be held in the Auditorium of Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840 on Wednesday, April 25, 2018, at 10 a.m. Eastern Daylight Time.

Marathon Petroleum Corporation delivered strong operational and financial performance across the business in 2017. Early in the year, we announced a series of strategic actions to enhance shareholder value. We are pleased to have completed the last of those actions in February 2018.

Our Refining and Marketing segment turned in an exceptional year, with monthly process unit and production records driving us to become the second-largest U.S. refiner on a crude-throughput basis. Additionally, our Galveston Bay and Garyville refineries are now the nation’s second- and third-largest refineries, respectively.

Since acquiring the Galveston Bay refinery five years ago, not only have we improved the environmental and safety performance of the facility, we have also advanced operational excellence and taken significant steps to lower operating costs.

Speedway continues to excel as a leader in the retail market with its sixth straight record-setting year. We remain committed to aggressively growing the business through significant high-return investments.

MPC’s Midstream segment, which primarily reflects the results of our sponsored master limited partnership, MPLX LP, delivered a record-setting performance in 2017, driven largely by gathered, processed and fractionated volume growth. When we formed MPLX in 2012, it was with the vision to strengthen and grow our Midstream segment. With our commitment to organic growth, the addition of MarkWest Energy Partners in 2015, and strategic actions that have nearly doubled the size of the partnership and improved its cost of capital, we are proud to be delivering on that vision.

These accomplishments are delivering results for you, our shareholders. We returned over $3 billion of capital to MPC investors via dividends and share repurchases in the year, supported in part by proceeds from dropdown transactions. In addition, the MPC Board of Directors announced a 15 percent increase in the quarterly dividend paid in March – following an 11 percent increase in 2017. This represents a 26.5 percent compound annual growth rate in the dividend since becoming an independent company nearly seven years ago, demonstrating continued confidence in the cash-flow generation of the business, as further supported by tax reform.

Since MPC’s formation in 2011, we have generated more than $16.9 billion in net income and returned more than $13 billion to shareholders. We have tremendous momentum going into 2018 and believe we are well positioned to benefit from a solid global and U.S. macroeconomic picture and strong demand for our products.

We have included a Proxy Summary at the beginning of our Proxy Statement. The Proxy Summary is intended to provide highlights of the Proxy Statement, including facts regarding our corporate governance and our 2017 company performance. We hope you find the Proxy Summary beneficial.

In addition, we invite you to read our Perspectives on Climate-Related Scenarios report, available on our corporate website, www.marathonpetroleum.com. We are proud of this new report, which enhances our disclosures around climate-related strategies, risks and opportunities.

We thank you for investing in MPC, for sharing in our vision and for contributing to our success.

Sincerely,

Gary R. Heminger

Chairman and Chief Executive Officer

Notice of 2018 Annual Meeting of Shareholders	i

Proxy Summary	1

Proxy Statement	9

Questions and Answers About the Annual Meeting	9

The Board of Directors and Corporate Governance	12

Compensation of Directors	22

Proposals of the Board	24

Proposal No. 1 – Election of Class I Directors	24

Proposal No. 2 – Ratification of Independent Auditor for 2018	31

Proposal No. 3 – Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers	32

Proposal No. 4 – Recommendation, on an Advisory Basis, of the Frequency of an Advisory Vote on Executive Compensation	33

Proposal No. 5 and Proposal No. 6 – Approval of Amendments to our Restated Certificate of Incorporation to Eliminate the Supermajority Voting Requirements	34

Proposal No. 5 – Approval of Amendments to our Certificate to Eliminate the Supermajority Voting Requirement applicable to Bylaw Amendments	35

Proposal No. 6 – Approval of Amendments to our Certificate to Eliminate the Supermajority Voting Requirements applicable to Certificate Amendments and the Removal of Directors	36

Proposal of Shareholder	37

Proposal No. 7 – Shareholder Proposal Seeking Adoption of an Alternative Shareholder Right to Call a Special Meeting Provision	37

Audit Committee Report	39

Independent Registered Public Accounting Firm’s Fees, Services and Independence	39

Security Ownership of Certain Beneficial Owners	40

Section 16(a) Beneficial Ownership Reporting Compliance	40

Security Ownership of Directors and Executive Officers	41

Compensation Committee Report	43

Compensation Discussion and Analysis	43

Compensation-Based Risk Assessment	65

Executive Succession Planning	66

Ratio of Annual Compensation for the CEO to our Median Employee	66

Executive Compensation	68

Certain Relationships and Related Person Transactions	88

Compensation Policies and Practices for Employees	90

Householding Information	90

Solicitation Statement	90

Appendix I	I-1

Appendix II	II-1

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS Wednesday, April 25, 2018 10 a.m. EDT

The Auditorium of Marathon Petroleum Corporation

539 South Main Street, Findlay, Ohio 45840

Purpose of the Meeting:

and, transact any other business that properly comes before the meeting.

Who can vote:  Stockholders of record at the close of business on February 26, 2018.

How to Vote:

Via Internet You can access the proxy materials online at www.proxyvote.com	By Telephone Call 1-800-690-6903 toll free 24/7. You will need the control number on your proxy card or Notice.	By Mail Send your completed and signed proxy card in the envelope provided.	In Person Attend the annual meeting and vote in person if you meet the criteria outlined below.

Your vote is important.  Whether or not you plan to attend the Annual Meeting, we hope you will authorize your proxy as soon as possible. You are entitled to vote at the meeting if you were an owner of record of Marathon Petroleum Corporation common stock at the close of business on February 26, 2018. Owners of record will need to have a valid form of identification to be admitted to the meeting. If your ownership is through a broker or other intermediary, then, in addition to a valid form of identification, you will also need to have proof of your share ownership to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice. In order to vote at the Annual Meeting, if you are not an owner of record, you must first obtain a legal proxy form from the broker or other organization that holds your shares. Please see the “Questions and Answers” section of this Proxy Statement for more information.

You can find directions to the location of the Annual Meeting on the back cover of this Proxy Statement.

By order of the Board of Directors, Molly R. Benson Vice President, Corporate Secretary and Chief Compliance Officer March 15, 2018

Marathon Petroleum Corporation Proxy Statement / page i

Proxy Summary

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

2018 ANNUAL MEETING OF SHAREHOLDERS

Date:	April 25, 2018

Time:	10 a.m. EDT

Place:	The Auditorium of Marathon Petroleum Corporation 539 South Main Street, Findlay, Ohio 45840

Record Date:	February 26, 2018

Voting:	You are entitled to vote at the meeting if you were an owner of record of Marathon Petroleum Corporation common stock at the close of business on February 26, 2018. Owners of record will need to have a valid form of identification to be admitted to the meeting. If your ownership is through a broker or other intermediary, then, in addition to a valid form of identification, you will also need to have proof of your share ownership to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice. In order to vote at the Annual Meeting, if you are not an owner of record, you must first obtain a legal proxy form from the broker or other organization that holds your shares. Please see the “Questions and Answers” section of this Proxy Statement for more information.

Regardless of whether you plan to attend the Annual Meeting, we hope you will authorize your proxy as soon as possible. You may vote by proxy using the internet. Alternatively, if you receive the proxy materials by mail, you may vote by proxy using the internet, by calling a toll-free telephone number or by completing and returning a proxy card or voting instruction form in the mail. Your vote will ensure your representation at the Annual Meeting.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING
Item	Description	Page
1	Election of Class I Directors Board Recommendation: FOR each nominee	24

2	Ratification of Independent Auditor for 2018 Board Recommendation: FOR	31

3	Approval, on an Advisory Basis, of Named Executive Officer Compensation Board Recommendation: FOR	32

4	Recommendation, on an Advisory Basis, of the Frequency of an Advisory Vote on Executive Compensation Board Recommendation: vote EVERY YEAR (1 Year)	33

5	Approval of Amendments to our Restated Certificate of Incorporation to Eliminate the Supermajority Voting Requirement applicable to Bylaw Amendments Board Recommendation: FOR	34, 35

6

Approval of Amendments to our Restated Certificate of Incorporation to Eliminate the Supermajority Voting Requirements applicable to Certificate Amendments and the Removal of Directors

Board Recommendation: FOR

		34, 36

7	Shareholder Proposal: Alternative Shareholder Right to Call a Special Meeting Provision Board Recommendation: AGAINST	37

Marathon Petroleum Corporation Proxy Statement / page 1

GOVERNANCE HIGHLIGHTS

New Shareholder Right to Call a Special Meeting

On January 27, 2018, the Board adopted an amendment to our Amended and Restated Bylaws (which we refer to as our Bylaws) extending to shareholders owning in the aggregate 25 percent of MPC’s outstanding common stock and complying with other requirements set forth in our Bylaws the right to request that the Company call a special meeting of shareholders. The Board believes the 25 percent ownership threshold strikes the appropriate balance between allowing shareholders to vote on important matters that may arise between annual meetings and protecting against the risk that a single shareholder or small group of shareholders could call a special meeting that serves only a narrow agenda. MPC’s 25 percent ownership threshold is a common threshold among large public companies offering shareholders this right and helps protect shareholder rights without the expense and risk associated with a lower special meeting threshold.

Responsiveness to Majority-Supported Shareholder Proposal

At our 2017 Annual Meeting of Shareholders, MPC placed on the ballot a nonbinding, shareholder-sponsored proposal requesting that the Board take the steps necessary to eliminate each shareholder voting requirement in our Restated Certificate of Incorporation and our Bylaws that calls for a greater than simple majority vote. This proposal received the support of a majority of the votes cast at the meeting. The Board has acknowledged the support for the proposal as expressed by our shareholders and has placed on the ballot for the Annual Meeting two binding proposals to address supermajority provisions within our Certificate. The Board has also committed to make conforming amendments to our Bylaws, as applicable, should the Certificate amendments receive the requisite vote for passage.

Published Inaugural Report: Perspectives on Climate-Related Scenarios: Risks and Opportunities

In October 2017, MPC published the Perspectives on Climate-Related Scenarios: Risks and Opportunities report modeled on the disclosures recommended by the Financial Stability Board’s Task Force on Climate-related Financial Disclosures (or TCFD) and providing a detailed look at our Board’s risk management oversight, climate-related scenario analyses, asset optimization and portfolio management. As conveyed in the report, MPC is well positioned to remain a successful company into the future, even under the carbon-constrained future modeled in the International Energy Agency’s hypothetical 450 Scenario. MPC has invested billions of dollars in energy efficiency, emissions reductions, diversifying our business and hardening our facilities against extreme weather events. Our refineries are among the most energy efficient in North America. Our facilities have earned more of the U.S. EPA’s ENERGY STAR awards recognizing refineries than all other refining companies combined, and we also apply this focus on energy efficiency to our transport trucks and our inland marine fleet, as well as to our research efforts.

page 2 / Marathon Petroleum Corporation Proxy Statement

In addition, MPC annually publishes its Citizenship Report (what many companies refer to as a sustainability report), disclosing the Company’s achievements and stewardship in the areas of our core values – Health and Safety, Environmental Stewardship, Integrity, Corporate Citizenship and Inclusive Culture.

The Perspectives on Climate-Related Scenarios report, the Citizenship Report and our Code of Business Conduct can be found on our website at http://www.marathonpetroleum.com by selecting “Corporate Citizenship”. Through this portion of our website, our shareholders and others may also visit our “Health, Environment, Safety & Security” web pages, which include voluntary disclosures of emissions data and energy efficiency statistics.

New Human Rights and Core Values Disclosures on Corporate Website

Our shareholders may also access a new tab on our website at http://www.marathonpetroleum.com by selecting “Corporate Citizenship” and clicking on “Human Rights and Core Values.” Here, shareholders will find a link to our most pertinent publications and information on the topics of human rights and corporate citizenship, including our commitment to the fair treatment and meaningful involvement of all people, including indigenous people, regardless of race, color, national origin or income level.

Express Commitment to Board Diversity

On January 27, 2018, the Board adopted an amendment to our Corporate Governance Principles to expressly affirm its commitment to actively seek in its director recruitment efforts women candidates and candidates of diverse ethnic and racial backgrounds who possess the skills and characteristics identified within our Corporate Governance Principles. This express commitment is in addition to the emphasis on a diversity of director backgrounds and experiences already found within our Corporate Governance Principles.

Marathon Petroleum Corporation Proxy Statement / page 3

MPC Board of Directors at a Glance

	Tenure	CEO Experience	Finance	Industry Expertise	Gov’t / Regulatory

Gary R. Heminger, Chairman	6

David A. Daberko (Ind.)(1), Lead Director	6

Abdulaziz F. Alkhayyal (Ind.)	1

Evan Bayh (Ind.)	6

Charles E. Bunch (Ind.)	2

Steven A. Davis (Ind.)	4

Donna A. James (Ind.)	6

James E. Rohr (Ind.)	4

Frank M. Semple	2

J. Michael Stice (Ind.)	1

John P. Surma (Ind.)	6
(1) Independent, as described in the “Board and Committee Independence” section on Page 14 of this Proxy Statement.

9 of 11 Directors are Independent	6 new directors since 2013, adding midstream, MLP, refining, large cap manufacturing, petroleum industry, financial services and global markets experience	Diverse mix of financial, industry and government/ regulatory skills
Average tenure of 4.6 years		99% attendance at all Board and committee meetings in 2017
8 of 11 Directors are current or former CEOs		Mandatory retirement age for directors

Shareholder Engagement

In addition to our regular dialogue with a wide variety of investors on an array of topics, since our last Annual Meeting, we again undertook an outreach effort focused on corporate governance matters and met with shareholders representing over 30 percent of our shares outstanding. In addition to corporate governance matters, we discussed MPC’s priorities for long-term value creation and the Board’s risk management oversight, and we specifically elicited feedback on our named executive officer (or NEO) compensation program. In many of these engagements, our Chairman and Chief Executive Officer (who we may refer to as our Chairman and CEO) participated, and our independent Compensation Committee Chair also joined, to answer shareholder questions. The feedback shared during these discussions was positive. Our Board and its committees highly value the feedback we receive from our shareholders.

page 4 / Marathon Petroleum Corporation Proxy Statement

Additional Corporate Governance Highlights

The Board has three fully independent standing committees:

Audit;

Compensation; and

Corporate Governance and Nominating.

Our Lead Director functions as a voice of the non-management directors and reinforces effective independent leadership on the Board.

MPC has adopted proxy access bylaw provisions to enable shareholders satisfying certain requirements to submit director nominations for inclusion in the Company’s proxy statement.

MPC has adopted a majority voting standard for uncontested director elections.

The Board and MPC’s executive leadership team meet frequently to discuss enterprise risk management (or ERM). We have a strong ERM process for identifying, assessing and managing risk, as well as for monitoring the performance of risk mitigation strategies.

Independent directors meet regularly in executive session without the Chairman and Chief Executive Officer present.

Members of the Board and committees perform self-evaluations each year and meet to review and discuss results.

We maintain stock ownership guidelines for directors, as well as executive officers.
We have specific policies and practices to align our director and executive compensation with long-term shareholder interests. For example, we maintain a policy that prohibits hedging and pledging of MPC stock by our directors and executives and have clawback provisions within our executive cash bonus and long-term incentive programs to recoup funds under certain forfeiture events. Other important shareholder-friendly features of our executive compensation program are described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

We have elected to make extensive voluntary disclosures in the areas of energy efficiency and environmental performance. We invite our shareholders and others to visit our website at http://www.marathonpetroleum.com and select “Corporate Citizenship” to access our “Health, Environment, Safety & Security,” “Citizenship Report” and “Climate Related Scenarios” web pages. Representative samples of our voluntary disclosures, including excerpts from our annual Citizenship Report and our inaugural Perspectives on Climate-Related Scenarios report are included in this Proxy Statement on Pages 2 and 3.

Corporate political spending oversight resides with the Corporate Governance and Nominating Committee. Voluntary disclosures of political contributions and lobbying expenditures are available on our website at http://www.marathonpetroleum.com by selecting “Corporate Citizenship” to access “Political Engagement and Disclosure.” Representative samples of our voluntary political spending disclosures are included in this Proxy Statement on Page 19.

Marathon Petroleum Corporation Proxy Statement / page 5

BOARD OF DIRECTORS

The Marathon Petroleum Corporation Board of Directors is divided into three classes. Directors are elected for three-year terms. The following table provides summary information about each director nominee standing for election to the Board as a Class I director for a three-year term expiring in 2021, each of the directors continuing to serve as a Class II or Class III director and one director who will be retiring at the conclusion of the 2018 Annual Meeting pursuant to our mandatory retirement policy.

Name	Age	Director Since	Occupation	Independent	Committees	Other Public Company Boards(1)
Nominees for Class I Directors

Abdulaziz F. Alkhayyal	64	2016	Retired Senior Vice President, Industrial Relations, Saudi Aramco		Audit Comp(2)	1

Donna A. James	60	2011	Managing Director, Lardon & Associates, LLC		Audit Comp	2

James E. Rohr	69	2013	Retired Chairman and CEO, The PNC Financial Services Group, Inc.		Audit Comp (Chair)	3
Continuing Class II and Class III Directors

Evan Bayh	62	2011	Senior Advisor, Apollo Global Management; Partner, McGuireWoods LLP		Audit CG&N(3)	3

Charles E. Bunch	68	2015	Retired Chairman and CEO, PPG Industries, Inc.		Comp CG&N	3

Frank M. Semple	66	2015	Retired Chairman, President and CEO, MarkWest Energy Partners, L.P.			–

Steven A. Davis	59	2013	Former Chairman and CEO, Bob Evans Farms, Inc.		Comp CG&N	2

Gary R. Heminger	64	2011	Chairman and CEO, Marathon Petroleum Corporation			2

J. Michael Stice	58	2017	Dean, Mewbourne College of Earth & Energy, University of Oklahoma		Audit CG&N	1

John P. Surma	63	2011	Retired Chairman and CEO, United States Steel Corporation		Audit (Chair) CG&N (Chair)	2

Retiring Class I Director(4)

David A. Daberko	72	2011	Lead Director, Marathon Petroleum Corporation		Audit	1

(1)	For purposes of this disclosure, “Other Public Company Boards” does not include the board of directors of MPLX GP LLC, a wholly owned indirect subsidiary of Marathon Petroleum Corporation.

(2)	Compensation Committee.

(3)	Corporate Governance and Nominating Committee.

(4)	Retirement effective upon conclusion of the 2018 Annual Meeting of Shareholders.

page 6 / Marathon Petroleum Corporation Proxy Statement

PERFORMANCE AND COMPENSATION HIGHLIGHTS

Pursuant to Section 14A of the Securities Exchange Act of 1934 (or the Exchange Act), Marathon Petroleum Corporation is seeking your approval, on an advisory basis, of the compensation of named executive officers as disclosed in this Proxy Statement. Executive compensation decisions are made to attract, motivate, retain and reward talented executives, with a focus on delivering business results and value to our shareholders.

 2017 “Say-on-Pay” Vote Results

At the Annual Meeting held in April 2017, approximately 93 percent of votes cast were in support of the compensation of our named executive officers (or NEOs) as described in our 2017 Proxy Statement. In an outreach effort focused on corporate governance matters, we met with shareholders representing over 30 percent of our shares outstanding since our last Annual Meeting. During these meetings, we specifically elicited feedback on our NEO compensation program. In many of these engagements, our Chairman and CEO and our independent Compensation Committee Chair were available, and the feedback shared during these engagements was provided to our Compensation Committee. For 2018, the Compensation Committee altered the mix of long-term compensation awarded to our NEOs by decreasing the proportion of stock options to 30 percent from 40 percent and increasing the proportion of performance units awarded to 50 percent from 40 percent. In addition, the minimum threshold for payouts on performance units awarded in 2018 was increased. The Compensation Committee believes these changes reinforce its commitment to compensate NEOs in a manner designed to enhance shareholder value. The Compensation Committee appreciates the strong support for our executive compensation programs as evidenced by the 2017 “say-on-pay” vote results and believes the referenced adjustments it has made in early 2018 will similarly be recognized as promoting long-term financial performance to drive shareholder value.

 2017 Company Performance

Our net income attributable to MPC increased to $3.43 billion, or $6.70 per diluted share, in 2017 from $1.17 billion, or $2.21 per diluted share, in 2016. Earnings in 2017 included a tax benefit of approximately $1.5 billion (or $2.93 per diluted share) related to tax reform legislation enacted in the fourth quarter of 2017.

We increased our quarterly dividend by 11 percent to $0.40 per share from $0.36 per share in 2017, and again increased the dividend by 15 percent to $0.46 per share in the first quarter of this year, representing a 26.5 percent compound annual growth rate from the dividend established when we became an independent company on June 30, 2011.

We continued to focus on returning capital to shareholders by returning $3.1 billion through dividends and share repurchases in 2017.

We have now completed strategic initiatives announced by MPC and MPLX in early 2017, including the execution of accelerated dropdowns to MPLX, and the exchange of MPC’s economic general partner interests in MPLX, including its incentive distribution rights (or IDRs), for a non-economic general partner interest and MPLX common units.

MPC Total Shareholder Return (or TSR) for 2017 was 34.6 percent compared with median TSR of 26.7 percent for its performance unit peer group.

MPLX Total Unitholder Return (or TUR) for 2017 was 17.5 percent compared with median TUR of 0.4 percent for its performance unit peer group.

Our Refining and Marketing business’s earnings increased by $1 billion compared with 2016. Refining and Marketing operated exceptionally well – capturing strong crack spreads and wider crude differentials; and achieving multiple refining process unit rate records, including monthly records for crude throughput, and gasoline and distillate production.

Speedway achieved record performance building on several years of segment earnings growth. These results were driven by strong earnings from light product sales, an increase of 1.2 percent in same-store merchandise sales, lower operating costs and contributions from its travel center joint venture.

MPLX reported record financial results on record volume growth across the gathering and processing business. MPLX delivered on its 12.1 percent distribution growth guidance for 2017 distributions and has increased its quarterly cash distribution for 20 consecutive quarters, representing an 18.3 percent compound annual growth rate over the minimum quarterly distribution established at its formation in late 2012.

Marathon Petroleum Corporation Proxy Statement / page 7

 Cumulative Total Shareholder Return

	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
Marathon Petroleum Corporation	100.00	148.57	149.21	175.07	176.26	237.51
S&P 500 Index	100.00	132.39	150.51	152.59	170.84	208.14
Peer Group Index	100.00	120.73	112.36	98.99	122.05	135.09

The performance graph above compares the cumulative total return, assuming the reinvestment of dividends, of a $100 investment in our common stock from December 31, 2012, to December 31, 2017, compared to the cumulative total value return of a $100 investment in the S&P 500 Index and an index of peer companies (selected by us) for the same period. Our peer group consists of the following companies that engage in domestic refining operations: Andeavor (Tesoro prior to August 1, 2017), BP p.l.c., Royal Dutch Shell plc, Chevron Corporation, HollyFrontier Corporation, Phillips 66 (ConocoPhillips prior to May 1, 2012), ExxonMobil Corporation and Valero Energy Corporation.

GENERAL INFORMATION

MPLX LP (or MPLX) is a diversified, growth-oriented master limited partnership (or MLP) formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. MPLX is engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; and the transportation, storage and distribution of crude oil and refined petroleum products. In addition, MPLX provides fuels distribution services to us and owns certain refining logistics assets.

On December 4, 2015, MarkWest Energy Partners, L.P. (or MarkWest), which owns and operates midstream service businesses, merged with and became a wholly owned subsidiary of MPLX (which we refer to as the MPLX/MarkWest Merger). MarkWest has a leading presence in many natural gas resource plays, including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, STACK Shale, Granite Wash formation and the Permian Basin.

As of February 1, 2018, we own approximately 64 percent of the outstanding MPLX common units and the non-economic general partner interest in MPLX, and we consolidate MPLX for financial reporting purposes. References to MPLX are included in these materials as appropriate to add clarity to certain disclosures.

The separation of Marathon Petroleum Corporation from Marathon Oil Corporation (which we refer to as Marathon Oil) was completed on June 30, 2011. References to the separation of Marathon Petroleum Corporation from Marathon Oil (which we refer to as the Spinoff) are included in these materials as appropriate to provide an explanation of certain disclosures relating to prior periods or compensation programs.

We completed a two-for-one stock split in June 2015 (which we refer to as the Stock Split). Certain information in this Proxy Statement has been adjusted to reflect the Stock Split.

page 8 / Marathon Petroleum Corporation Proxy Statement

 Proxy Statement

On behalf of the Board of Directors (which we refer to as the Board of Directors or the Board) of Marathon Petroleum Corporation, a Delaware corporation (which we refer to as Marathon Petroleum, MPC, the Company, we or us), we have provided this Proxy Statement to you in connection with the solicitation by the Board of Directors of your proxy to be voted on your behalf at our 2018 Annual Meeting of Shareholders (which we refer to as the Annual Meeting). The members of the MPC Proxy Committee are Gary R. Heminger, David A. Daberko and Donald C. Templin.

We will hold the Annual Meeting at 10 a.m. EDT on April 25, 2018, in the Auditorium of Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840. This Proxy Statement contains information about the matters to be voted on and other information that may be of help to you.

We plan to commence mailing a Notice Regarding the Availability of Proxy Materials (or the Notice) on or about March 15, 2018. We have included with these materials our Annual Report for the year ended December 31, 2017. The Notice and Annual Report on Form 10-K for the year ended December 31, 2017, are available at www.proxyvote.com.

 Questions and Answers About

 the Annual Meeting

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the proposals set forth in this Proxy Statement, which are:

the election of three nominees to serve as Class I Directors;

the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2018;

the approval, on an advisory basis, of our named executive officer compensation;

the recommendation, on an advisory basis, of the frequency of nonbinding advisory votes on our named executive officer compensation;

the approval of amendments to our Restated Certificate of Incorporation to eliminate the supermajority voting requirement applicable to Bylaw amendments;

the approval of amendments to our Restated Certificate of Incorporation to eliminate the supermajority voting requirements applicable to certificate amendments and the removal of directors; and

a proposal submitted by a shareholder, if properly presented.

Am I entitled to vote?

You may vote if you were a holder of MPC common stock at the close of business on February 26, 2018, which is the record date for our Annual Meeting. Each share of common stock entitles its holder to one vote on each matter to be voted on at the Annual Meeting.

Why did I receive a Notice in the mail regarding the internet availability of proxy materials instead of a full set of printed materials?

Pursuant to rules adopted by the Securities and Exchange Commission (or SEC) that provide for the delivery of a notice to shareholders of their means of internet access to proxy materials, we have again this year elected to reduce the number of sets of printed materials. Unless a shareholder has requested receipt of printed proxy materials, we have sent the Notice to our shareholders of record. All shareholders will have the ability to access proxy materials. The Notice provides instructions to access the materials on the internet or request a traditional set of printed materials be mailed at no cost to the shareholder.

How does the Board recommend I vote?

The Board recommends you vote:

FOR each of the nominees for Class I Director;

FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2018;

FOR the resolution approving, on an advisory basis, our named executive officer compensation;

EVERY YEAR (1 Year) on the proposal regarding the frequency of future nonbinding advisory votes on named executive officer compensation;

FOR the proposal seeking approval of amendments to our Restated Certificate of Incorporation to eliminate the supermajority voting requirement applicable to Bylaw amendments;

FOR the proposal seeking approval of amendments to our Restated Certificate of Incorporation to eliminate the supermajority voting requirements applicable to certificate amendments and the removal of directors; and

AGAINST the proposal seeking an alternative shareholder right to call a special meeting provision

Marathon Petroleum Corporation Proxy Statement / page 9

How do I know if I am a shareholder of record or a beneficial owner of shares held in street name?

If your shares are registered in your name with our transfer agent, Computershare Investor Services, LLC, you are a shareholder of record with respect to those shares and you received the Notice or printed proxy materials directly from us. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, you are the “beneficial owner” of such shares and the Notice or printed proxy materials were forwarded to you by that organization. In that circumstance, the organization is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct the organization how to vote the shares held in your account.

If I am a shareholder of record of MPC shares, how do I cast my vote?

If you are a shareholder of record of MPC common stock, you may vote:

Via the Internet. You may vote by proxy via the internet by following the instructions provided in the Notice;

By Telephone. You may vote by proxy by calling the toll-free telephone number located on the proxy card or available via the internet;

By Mail. If you requested a printed copy of the proxy materials, you may vote by proxy by completing the proxy card and returning it in the provided envelope; or

In Person. You may vote in person at the Annual Meeting. You will be required to present a valid form of identification to be admitted to the meeting and a ballot will be provided to you upon arrival.

If I am a beneficial owner of MPC shares, how do I cast my vote?

If you are a beneficial owner of shares of MPC common stock held in street name, you may vote:

Via the Internet. You may vote by proxy via the internet by following the instructions provided in the Notice forwarded to you by your broker or other intermediary;

By Telephone. You may vote by proxy by calling the toll-free telephone number located on the voting instruction form or available via the internet;

By Mail. If you requested a printed copy of the proxy materials, you may vote by proxy by completing the voting instruction form and returning it in the provided envelope; or

In Person. You may vote in person at the Annual Meeting but you must first obtain a legal proxy form from the broker or other organization that holds your shares.

Please contact such broker or organization for instructions regarding obtaining a legal proxy. If you do obtain a legal proxy and plan to attend the meeting, you will be required to present a valid form of identification.

We provide internet proxy voting to allow you to vote your shares online; however, please be aware you must bear any costs associated with your internet access, such as usage charges from internet access providers or telecommunication companies.

May I change my vote?

If you are a shareholder of record of MPC common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

voting again using the internet or by telephone;

sending us a proxy card dated later than your last vote;

notifying the Corporate Secretary of MPC in writing; or

voting at the meeting.

If you are a beneficial owner of shares of MPC common stock, you must contact your broker or other intermediary with whom you have an account to obtain information regarding changing your voting instructions.

What is the number of outstanding shares?

At the close of business on February 26, 2018, which is the record date for the Annual Meeting, there were 474,390,816 shares of MPC common stock outstanding and entitled to vote.

What is the voting requirement to approve each of the proposals?

•	Proposal No. 1 - At the Annual Meeting, Directors will be elected by a majority voting standard. Each Director nominee who receives the affirmative vote of a majority of the votes cast with respect to such Director nominee will be elected a Director, in which case abstentions and broker non-votes will not be considered votes “cast” and shall have no effect on the outcome. In an uncontested election, if a Director nominee does not receive a majority of the votes cast, such a Director is required by our Bylaws to submit an irrevocable resignation to the Corporate Governance and Nominating Committee of the Board, which shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board will act on the resignation within 90 days following certification of the election results and publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision.

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In a contested election, a plurality voting standard will apply. In this circumstance, Directors who receive the highest number of affirmative votes of the shares present, in person or by proxy, and entitled to vote, are elected.

•	Proposal No. 2 will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal, in which case abstentions will not be considered votes “cast” and shall have no effect on the proposal. Because the ratification of an independent auditor is a routine matter on which brokers may vote, there will be no broker non-votes with respect to Proposal No. 2.

•	Proposal No. 3 will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal, in which case abstentions and broker non-votes will not be considered votes “cast” and shall have no effect on the proposal. Although the advisory vote on Proposal No. 3 is nonbinding, our Board will review the results of the vote and will take that into account with respect to making determinations concerning executive compensation.

•	For Proposal No. 4, the option receiving the greatest number of votes cast on the proposal (Every One Year, Every Two Years, or Every Three Years) will be considered the frequency recommended by shareholders. Abstentions and broker non-votes will not be considered votes “cast” and shall have no effect on the proposal. Although the advisory vote on Proposal No. 4 is nonbinding, our Board will review the results of the vote and will take that into account with respect to making determinations concerning the frequency of such advisory votes.

•	Proposal No. 5 will be approved if it receives the affirmative vote of a majority of the Company’s outstanding shares. Abstentions and broker non-votes will have the same effect as votes against the proposal.

•	Proposal No. 6 will be approved if it receives the affirmative vote of at least 80 percent of the Company’s outstanding shares. Abstentions and broker non-votes will have the same effect as votes against the proposal.

•	Proposal No. 7 will be approved if it receives the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote. Abstentions and broker non-votes will have the same effect as votes against this proposal.

What are “broker non-votes?”

The New York Stock Exchange (or NYSE) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from such customers. The ratification of an independent auditor is an example of a routine matter on which brokers may vote in this manner. Brokers may not vote their customers’ shares on non-routine matters such as the election of directors or proposals related to executive compensation unless they have received voting instructions from their customers. Shares held by brokers on behalf of customers who do not provide voting instructions on non-routine matters are “broker non-votes.”

What constitutes a quorum?

Under our Bylaws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. Both abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

How will voting be conducted if any matters not contained in this Proxy Statement are raised at the Annual Meeting?

If any matters are presented at the Annual Meeting other than the proposals on the proxy card, the Proxy Committee will vote on them using their best judgment. Your signed proxy card, or internet or telephone vote, provides this authority. Under our Bylaws, notice of any matter (including director nominations) to be presented by a shareholder for a vote at the Annual Meeting must have been received by December 15, 2017, and must have been accompanied by certain information about the shareholder presenting it.

When must shareholder proposals and director nominations be submitted for the 2019 Annual Meeting?

In accordance with our Bylaws, shareholder proposals submitted for inclusion in our 2019 Proxy Statement must be received in writing by our Corporate Secretary no later than the close of business on November 15, 2018. Notices of shareholder director nominations for inclusion in our 2019 Proxy Statement must be received by our Corporate Secretary on or after October 16, 2018, and no later than November 15, 2018, and must comply with our proxy access bylaw provisions. Shareholder proposals (including director nominations) submitted outside the process for inclusion in our 2019 Proxy Statement must be received from shareholders of record on or after November 16, 2018, and no later than December 15, 2018, and must be accompanied by certain information about the shareholder making the proposal, in accordance with our Bylaws.

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The Board of Directors and Corporate Governance

Recent Corporate Governance Changes

Shareholder Right to Call a Special Meeting

In January 2018, the Board adopted an amendment to our Bylaws extending to shareholders owning in the aggregate 25 percent of MPC’s outstanding common stock and complying with other requirements set forth in our Bylaws the right to request that the Company call a special meeting of shareholders. The Board believes the 25 percent ownership threshold strikes the appropriate balance between allowing shareholders to vote on important matters that may arise between annual meetings and protecting against the risk that a single shareholder or small group of shareholders could call a special meeting that serves only a narrow agenda. MPC’s 25 percent ownership threshold is a common threshold among large public companies offering shareholders this right and helps protect shareholder rights without the expense and risk associated with a lower special meeting threshold.

Board Diversity

In January 2018, the Board adopted an amendment to our Corporate Governance Principles to expressly affirm its commitment to actively seek in its director recruitment efforts women candidates and candidates of diverse ethnic and racial backgrounds who possess the skills and characteristics identified within our Corporate Governance Principles. This express commitment is in addition to the emphasis on a diversity of director backgrounds and experiences already found within our Corporate Governance Principles.

Lead Director

Our Board has appointed James E. Rohr to succeed David A. Daberko as Lead Director when Mr. Daberko retires from the Board upon the conclusion of the Annual Meeting. The Lead Director functions as a voice of the non-management directors and reinforces effective independent leadership on the Board.

Majority Voting

Our Board has adopted a majority voting standard for uncontested director elections.

Proxy Access

In February 2016, our Board of Directors adopted shareholder proxy access bylaw provisions to enable shareholders satisfying certain requirements to submit director nominations for inclusion in the Company’s proxy statement. A single shareholder, or a group of up to 20 shareholders, who have held 3 percent of MPC stock for at least three years may nominate candidates comprising up to the greater of two individuals or 20 percent of the Board of Directors. Our Bylaws describe the procedures that must be followed by a shareholder, or group of shareholders, seeking to make director nominations by way of shareholder proxy access.

MPC’s Proxy Access Bylaw(1):

does allow shareholder(s) to submit director nominees for inclusion in the Company’s proxy statement;

does require a 3% ownership threshold;

does limit to 20 the number of shareholders aggregating shares to comprise the 3% ownership threshold;

does cap proxy access nominees at the greater of two individuals or 20% of the Board; and

does explicitly allow loaned shares to count as “owned” shares if recallable.

does not prohibit re-nomination of failed nominees;

does not impose MPC stock holding requirements beyond the annual meeting in question;

does not prohibit the counting of loaned shares to meet the 3% ownership threshold so long as they are subject to recall (no actual recall action required);

does not count individual funds within a family of funds as separate shareholders for purposes of the 20-shareholder aggregation limit;

does not prohibit third-party director compensation arrangements so long as disclosed; and

does not impose qualification restrictions on proxy access nominees that are different from those imposed on Board nominees.

(1)	The description of the material terms of the MPC proxy access bylaw provisions included within this Proxy Summary is qualified in its entirety by reference to the MPC Bylaws, which are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Restated Certificate of Incorporation and Bylaws,” “Bylaws of Marathon Petroleum Corporation.”

We invite our shareholders to review these corporate governance changes as reflected in our Bylaws and our Corporate Governance Principles by visiting our website at http://ir.marathonpetroleum.com and selecting “Corporate Governance.” From that page, the Bylaws are accessible by clicking on “Restated Certificate of Incorporation and Bylaws,” “Bylaws of Marathon Petroleum Corporation” and the Corporate Governance Principles are accessible by clicking on “Corporate Governance Principles.”

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The Board of Directors

Under our Bylaws and the laws of the state of Delaware, MPC’s state of incorporation, the business and affairs of MPC are managed under the direction of our Board of Directors. Our Board is divided into three classes, which must be as nearly equal in size as practicable. Currently, Class I consists of three directors, while each of Classes II and III consist of four directors. Directors are elected by shareholders for terms of three years and hold office until their successors are elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the Annual Meeting, the terms for the directors in Classes I, II and III of the Board of Directors expire in 2018, 2019 and 2020 respectively.

On September 29, 2016, Abdulaziz F. Alkhayyal was elected to our Board to serve as a Class II director, effective October 26, 2016. To maintain the three classes of our Board as nearly equal in size as practicable, Mr. Alkhayyal has been nominated for election at the Annual Meeting to serve as a Class I director. Reclassifying Mr. Alkhayyal as a Class I director nominee will result in his standing for election one year earlier than would be the case if he remained a Class II director. This reclassification is necessary as one of our current Class I directors, Mr. Daberko, is not being nominated for re-election and is retiring upon the expiration of his term at the conclusion of the Annual Meeting in accordance with the retirement provisions of our Bylaws.

On February 28, 2018, our Board determined that upon the retirement of Mr. Daberko at the conclusion of the Annual Meeting, the size of the MPC Board of Directors will be fixed at 10 directors. Assuming the election of the three Class I director nominees, at the conclusion of the Annual Meeting, our Board will consist of three classes with three directors in Class I, three directors in Class II and four directors in Class III.

Our Board met nine times in 2017. The attendance of the members of our Board averaged approximately 99 percent for the aggregate of the total number of Board and committee meetings held in 2017. Each of our directors attended at least 75 percent of the meetings of the Board and committees on which he or she served. Pursuant to our Corporate Governance Principles, members of our Board are expected to attend the Annual Meeting. All except one member of our Board attended the Annual Meeting of Shareholders on April 26, 2017.

Our Chairman and CEO presides at all meetings of shareholders and of the Board. If the non-employee directors meet without the Chairman and CEO or in circumstances in which the Chairman and CEO is unavailable, the Lead Director serves as the presiding director at such meeting. The Chairman and CEO also attends Board committee meetings, other than the executive sessions of the non-management directors.

Pursuant to our Corporate Governance Principles, non-employee directors of the Board hold executive sessions. An offer of an executive session is extended to non-employee directors at each Board meeting. The Lead Director presides at these executive sessions. In 2017, non-employee directors of the Board held executive sessions at eight Board meetings.

Our Board has three principal committees, all of the members of which are independent, non-employee directors. The table below reflects the current committee memberships of each independent director and the number of meetings each committee held in 2017.

Board Committee Memberships

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Abdulaziz F. Alkhayyal	✓	✓
Evan Bayh	✓		✓
Charles E. Bunch		✓	✓
David A. Daberko (retiring)	✓
Steven A. Davis		✓	✓
Donna A. James	✓	✓
James E. Rohr	✓	Chair
J. Michael Stice	✓		✓
John P. Surma	Chair		Chair
Number of meetings in 2017	5	6	4

In 2017, the Board formed a special committee comprised entirely of independent directors to evaluate strategic and financial alternatives for the Company’s retail transportation fuels and convenience store business (which we refer to as Speedway). The special committee met 11 times in 2017.

The Board’s Role in Risk Oversight

Responsibility for risk oversight rests with our Board of Directors and the committees of the Board. Our Board and executive leadership team meet frequently to discuss enterprise risk management (or ERM). Our Board members have significant expertise and experience in the energy sector, finance, economics, operations and public policy. Key risks associated with the strategic plan of the Company, including emerging risks, are reviewed annually at a designated strategy meeting of the Board and on an ongoing basis periodically throughout the year. The Board receives regular updates from its committees regarding their activities relative to risk oversight and reviews risks of a more strategic nature at the full Board level.

Our Audit Committee assists our Board in fulfilling its oversight responsibilities by regularly reviewing risks associated with financial and accounting matters, as well as those related to financial reporting. In this regard, our Audit Committee monitors compliance with regulatory requirements and internal control systems. Our Audit Committee also reviews the process by which ERM is undertaken by the Company.

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Our Compensation Committee assists the Board with risk oversight through its review of compensation programs to help ensure such programs do not encourage excessive risk-taking. The Compensation Committee reviews base compensation levels, incentive compensation and succession plans to confirm the Company has appropriate practices in place to support the retention and development of the employees necessary to achieve the Company’s business goals and objectives.

Our Corporate Governance and Nominating Committee assists the Board with risk oversight by reviewing shareholder communications and other initiatives related to environmental, social and governance issues.

While our Board and its committees oversee risk management, the senior management team of the Company is charged with managing risk. The Company has a strong ERM process for identifying, assessing and managing risk, as well as monitoring the performance of risk mitigation strategies. The governance of this process is effected through the executive sponsorship of our Chairman and CEO and our Senior Vice President and CFO. Our ERM process is led by an enterprise risk manager, and supported by officers and senior managers responsible for working across the business to manage enterprise level risks and identify emerging risks. These leaders meet routinely and provide regular updates to our Board and its committees throughout the year.

MPC’s mature company practices, developed through our ERM process, promote effective decision-making, including with regard to environmental, social and reputational risks. The Company is committed to human rights and corporate citizenship as evidenced by our commitment to the fair treatment and meaningful involvement of all people, including indigenous people, regardless of race, color, national origin or income level. Our ERM process continually identifies, evaluates and monitors social, political and environmental trends, issues and concerns that could affect MPC’s business activities and performance. These are all considerations in strategy setting, business planning and risk management.

Cybersecurity Risk Oversight

Cybersecurity, a rapidly evolving risk area, continues to be a focus area of attention by our Board. While we have invested significantly in the protection of our information and technology systems and maintain what we believe are strong security controls, cybersecurity threats to large organizations from hackers, state-sponsored intrusion and other methods have become increasingly prevalent. Accordingly, our Board receives data security updates that include cybersecurity resilience information and emerging trends, as well as progress toward key Company initiatives in this area.

Corporate Governance Principles

Our Corporate Governance Principles are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Corporate

Governance Principles.” In summary, our Corporate Governance Principles provide the functional framework of our Board of Directors, including its roles and responsibilities. These principles also address director independence, committee composition, the presiding and lead director positions, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation.

Board and Committee Independence

As referenced, the principal committee structure of our Board of Directors includes the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. These committees are comprised entirely of independent directors. Additionally, an Executive Committee of the Board, comprised of Mr. Daberko and Gary R. Heminger, has been established to address matters that may arise between meetings of the Board. Upon Mr. Daberko’s retirement, the Executive Committee will be comprised of Mr. Rohr and Mr. Heminger. This Executive Committee may exercise the powers and authority of the Board subject to specific limitations consistent with our Bylaws and applicable law.

To determine director independence, our Board uses the categorical standards set forth below and, additionally, considers the materiality of any relationships between a director and the Company. The Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly, immediate family members of the director or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether such transactions are at arm’s length in the ordinary course of business and whether any such transactions are consummated on terms and conditions similar to those with unrelated parties.

To be determined categorically independent, a director must not:

•	be a current employee of the Company or former employee of the Company within the past three years;

•	have an immediate family member serving as a current executive officer of the Company or former executive officer of the Company within the past three years;

•	have personally received, or have an immediate family member who has received, any direct compensation from the Company in excess of $120,000 during any 12-month period within the past three years, other than compensation for Board or committee service, pension or other forms of deferred compensation for prior service or compensation paid to an immediate family member who is a non-executive employee of the Company;

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•	have any of the following affiliations with respect to the Company’s external auditor:

•	current employee of such firm,

•	engaged, or have an immediate family member engaged, as a current partner of such firm,

•	have an immediate family member who is a current employee of such firm and who personally works on the Company’s audit, or

•	has been, or has an immediate family member who has been, engaged or employed by such firm as a partner or employee within the past three years and who personally worked on the Company’s audit within that time;

•	be employed, or have an immediate family member employed, within the past three years as an executive officer of another company where now, or at any time during the past three years, any of the Company’s current executive officers at the same time serve or served on the other company’s compensation committee;

•	be an employee, or have an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which in any of the three preceding fiscal years exceeded the greater of $1 million or 2 percent of the other company’s consolidated gross revenues;

•	be an executive officer of a tax-exempt organization to which the Company has within the three preceding fiscal years made any contributions in any single fiscal year that exceeded the greater of $1 million or 2 percent of the tax-exempt organization’s consolidated gross revenues;

•	be a partner of or of counsel to a law firm that provides substantial legal services to the Company on a regular basis; or

•	be a partner, officer or employee of an investment bank or consulting firm that provides substantial services to the Company on a regular basis.

Under our Corporate Governance Principles, the following relationships are not considered to be material relationships that would impair a director’s independence:

•	if the director is, or has an immediate family member who is, a partner (general or limited) in, or a controlling shareholder, equity holder, executive officer or a director of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years where the amount involved in such transaction in any such fiscal year was less than the greater of $1 million or 2 percent of the recipient’s consolidated gross revenues for that year;
•	if the director is, or has an immediate family member who is, a director or trustee of any organization to which the Company has made, or from which the Company has received, payments for property or services, and the director (or his or her immediate family member) was not involved in the negotiations of the terms of the transaction, did not, to the extent applicable, provide any services directly to the Company, and did not receive any special benefits as a result of the transaction; or

•	if the director, or an immediate family member of the director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and the Company’s discretionary charitable contributions to the organization, in the aggregate, are less than the greater of $1 million or 2 percent of that organization’s latest publicly available annual consolidated gross revenues.

These categorical independence standards and material relationship considerations are found within our Corporate Governance Principles, which are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Corporate Governance Principles.”

Our Board performed its independence review for 2018 earlier this year. In applying the categorical standards and assessing the materiality of any relationships, the Board affirmatively determined that each of Ms. James and Messrs. Alkhayyal, Bayh, Bunch, Daberko, Davis, Rohr, Stice and Surma, meets the categorical independence standards, has no material relationship with the Company other than that arising solely from the capacity as a director and, in addition, satisfies the independence requirements of the NYSE, including the NYSE independence standards applicable to the committees on which each such director serves. Mr. Snow, who retired effective at the conclusion of our 2017 Annual Meeting held on April 26, 2017, also met the independence standards referred to in the preceding sentence during his service on the Board in 2017.

Audit Committee

Our Audit Committee has a written charter adopted by the Board, which is available on our website at

http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Audit Committee,” “Audit Committee Charter.” The Audit Committee Charter requires our Audit Committee to assess and report to the Board on the adequacy of the Charter on an annual basis. Each of the members of our Audit Committee is independent as independence is defined in Exchange Act Rule 10A-3, as well as in the general independence requirements of NYSE Rule 303A.02.

Our Audit Committee is, among other things, responsible for:

•	appointing, compensating, retaining and overseeing the independent auditor;

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•	reviewing fees proposed by the independent auditor and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

•	separately meeting with the independent auditor, our internal auditors and our management with respect to the status and results of their activities;

•	reviewing the structure of the internal audit function to ensure its organizational independence and its access to the Board, Audit Committee and management;

•	approving the appointment of the general manager of internal audit, and reviewing the performance and compensation of the general manager of internal audit on an annual basis;

•	reviewing and approving the internal audit expense budget on an annual basis;

•	reviewing with our Chief Executive Officer, our Chief Financial Officer, our Chief Accounting Officer and our Chief Compliance Officer, disclosure controls and procedures and management’s conclusions about such disclosure controls and procedures;

•	reviewing and discussing with our management and the independent auditor, annual and quarterly financial statements, including those reported on Forms 10-K and 10-Q, prior to their filing, and reports of internal controls over financial reporting;

•	reviewing our quarterly earnings press releases prior to their publication and discussing any financial information and any earnings guidance to be provided;

•	discussing with our management guidelines and policies to govern the process by which risk assessment is undertaken by the Company;

•	reviewing legal and regulatory compliance regarding the Company’s financial statements, auditing matters and compliance with the Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers and Whistleblowing as to Accounting Matters Policy; and

•	evaluating the Audit Committee’s performance on an annual basis.

Our Audit Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain independent legal, accounting or other advisors or consultants.

Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

Our Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services Policy is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and

Guidelines,” “Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services.” Among other things, this policy sets forth the procedure for the Audit Committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under a de minimis exception.

Under the policy, the Audit Committee may pre-approve any services to be performed by our independent auditor up to 12 months in advance and may approve in advance services by specific categories pursuant to a forecasted budget. Once each year, our Chief Financial Officer (who we may refer to as our CFO) presents a forecast of audit, audit-related, tax and permissible non-audit services to the Audit Committee for approval in advance. Our CFO, in coordination with the independent auditor, provides an updated budget to the Audit Committee, as needed, throughout the ensuing fiscal year.

Pursuant to the policy, the Audit Committee has delegated pre-approval authority of up to $500,000 to the Chair of the Audit Committee for unbudgeted items, and the Chair reports the items pre-approved pursuant to this delegation to the full Audit Committee at its next scheduled meeting.

Audit Committee Financial Expert

Based on the attributes, education and experience requirements set forth in the rules of the SEC, our Board has determined David A. Daberko, Donna A. James and John P. Surma each qualifies as an “audit committee financial expert.”

Mr. Daberko was chairman of the board and chief executive officer of National City Corporation for 12 years. In addition to certifying the effectiveness of internal controls and procedures required by his former position as chairman and chief executive officer, Mr. Daberko’s various other roles with National City through his many years of service involved oversight of accounting and both internal and external audit functions. Mr. Daberko was also a member of the audit committee of Williams Partners GP LLC and has served as an audit committee chair. Mr. Daberko holds a master’s degree in business administration from Case Western Reserve University.

Ms. James previously served as president of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, a financial services and insurance company. Ms. James serves on two other public company boards and has extensive current and former service on the audit committees of public companies, including as the chair. She has experience auditing financial operations and controls and in preparing financial statements under generally accepted accounting principles and statutory accounting principles. She received a Bachelor of Science degree in accounting from North Carolina Agricultural and Technical State University and is a non-practicing CPA.

Mr. Surma was the chairman and chief executive officer of United States Steel Corporation, an integrated steel producer, and prior to that, he was its chief financial officer and a

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partner at Price Waterhouse LLP, a public accounting firm. Mr. Surma serves on two other public company audit committees, including as the chair of one, and has extensive experience reviewing, preparing, auditing and analyzing financial statements. He received a Bachelor of Science degree in accounting from Pennsylvania State University and is a non-practicing CPA.

Guidelines for Hiring Employees or Former Employees of the Independent Auditor

Our guidelines for the hiring of employees or former employees of the independent auditor satisfy the criteria under applicable law and NYSE listing standards, and are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and Guidelines,” “Guidelines for Hiring of Employees or Former Employees of Independent Auditor.”

Whistleblowing as to Accounting Matters Policy

Our Whistleblowing as to Accounting Matters Policy establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company or others of concerns regarding questionable accounting or auditing matters. The Policy for Whistleblowing as to Accounting Matters is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and Guidelines,” “Whistleblowing as to Accounting Matters.”

Compensation Committee

Our Compensation Committee is comprised solely of directors who satisfy all criteria for independence under applicable law, NYSE listing standards and our Corporate Governance Principles. The Compensation Committee has a written charter adopted by the Board, which is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Compensation Committee,” “Compensation Committee Charter.” The Compensation Committee Charter requires our Compensation Committee to assess and report to the Board on the adequacy of the Charter on an annual basis.

Our Compensation Committee is, among other things, responsible for:

•	determining all matters of policy and procedures relating to officer compensation;

•	reviewing and approving corporate goals and objectives relevant to our CEO’s compensation and evaluating our CEO’s performance in light of those goals and objectives and, with guidance from our Board, determining and approving our CEO’s compensation based on the Compensation Committee’s performance evaluation;
•	determining and approving the compensation of our other officers and reviewing the succession plan for senior management;

•	recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company;

•	certifying the achievement of performance levels under our incentive compensation plans;

•	reviewing, recommending and discussing with the Company’s management, the Compensation Discussion and Analysis section included in our annual proxy statements or other securities filings; and

•	evaluating the Compensation Committee’s performance on an annual basis.

Our Compensation Committee engaged Pay Governance LLC to serve as its independent compensation consultant for 2017. Pay Governance reported directly to our Compensation Committee and provided the Compensation Committee with comparative data on executive compensation and expert advice on the design and implementation of our compensation policies and programs.

Our Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee. In addition, the Compensation Committee may delegate to one or more officers of the Company (or to a Salary and Benefits Committee or a similar committee comprised of officers of the Company) any of its responsibilities with respect to non-equity based plans, such as plans created pursuant to health and other employee benefit plans. In 2017, our Compensation Committee delegated certain responsibilities with respect to non-officer compensation to a Salary and Benefits Committee comprised of officers of the Company.

Our Compensation Committee seeks input from our Chairman and CEO on compensation decisions and performance appraisals for all other officers. However, all officer compensation matters are approved by the Compensation Committee.

Our Compensation Committee is given the opportunity to meet in executive session at each of its meetings. With input from the compensation consultant, our Chairman and CEO and our Senior Vice President of Human Resources, Health and Administrative Services, the Chair of our Compensation Committee approves the agendas for Compensation Committee meetings.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are James E. Rohr (Chair), Abdulaziz F. Alkhayyal, Charles E. Bunch, Steven A. Davis and Donna A. James. Each member of the Compensation Committee qualifies as an independent director. During 2017, none of the Company’s executive

Marathon Petroleum Corporation Proxy Statement / page 17

officers served as a member of a compensation committee or board of directors of any unaffiliated entity that has an executive officer serving as a member of our Compensation Committee or Board of Directors. Gary R. Heminger serves as an officer and director of MPC and of the general partner of MPLX, MPLX GP LLC.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee has a written charter adopted by our Board, which is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Board Committees and Charters,” “Corporate Governance and Nominating Committee,” “Corporate Governance and Nominating Committee Charter.” Each member of our Corporate Governance and Nominating Committee is independent and qualified under standards established by applicable law, NYSE listing standards and our Corporate Governance Principles. The Corporate Governance and Nominating Committee Charter requires our Corporate Governance and Nominating Committee to assess and report to the Board on the adequacy of the Charter on an annual basis.

Our Corporate Governance and Nominating Committee is, among other things, responsible for:

•	reviewing and making recommendations to our Board concerning the appropriate size and composition of the Board, including:

•	candidates for election or re-election as directors;

•	the criteria to be used for the selection of candidates for election or re-election as directors;

•	the appropriate skills and characteristics required of Board members in the context of the current composition of the Board;

•	the composition and functions of Board committees; and

•	all matters relating to the development and effective functioning of the Board;

•	considering and recruiting candidates to fill positions on our Board;

•	considering nominees recommended by shareholders for election as directors;

•	reviewing and making recommendations to our Board, based on the qualifications set forth in our Corporate Governance Principles, concerning each Board committee’s membership and committee chairs including, without limitation, a determination of whether one or more Audit Committee member qualifies as an “audit committee financial expert” as defined by the rules of the SEC;

•	assessing and recommending overall corporate governance practices;

•	reviewing political contributions, lobbying expenditures and payments to certain trade associations;
•	establishing the process for, and overseeing the evaluation of, our Board;

•	reviewing and approving codes of conduct applicable to directors, officers and employees;

•	reviewing the Company’s position statement on stockholders’ rights plans and reporting any recommendations to our Board related thereto; and

•	evaluating the Corporate Governance and Nominating Committee’s performance on an annual basis.

Oversight of Political Engagement, Contributions and Disclosure

The Corporate Governance and Nominating Committee Charter memorializes among the Committee’s responsibilities semi-annual review of contributions made by the Company to political candidates, committees or parties and the annual review of lobbying expenditures, payments in excess of $50,000 to trade associations that engage in lobbying activities and the content of the “Political Engagement and Disclosure” page on our website. Our Corporate Governance and Nominating Committee believes this oversight, formalized in its charter, conveys the strength of its commitment to ensure our exercise of political speech and involvement in the public policy process remains aligned with the interests of our shareholders.

At the direction of our Corporate Governance and Nominating Committee, we provide detail on our website describing the role of our Government Affairs Organization and our means of promoting and ensuring compliance with our political activity policy through the support of our Office of Business Integrity and Compliance and our Internal Audit Organization. Political activities by and on behalf of the Company are managed by our Government Affairs Organization. To ensure compliance with laws regulating political contributions and lobbying activities, and to ensure that such activities are aligned with the interests of the Company and its shareholders, lobbying contacts made on behalf of the Company with federal, state and local government officials, and all political contributions made by the Company, are centrally coordinated through the management and other professional staff members of our Government Affairs Organization. Additionally, members of our executive management, in consultation with the leadership of our Government Affairs Organization, are involved in approving lobbying expenditures through our annual budgeting process and throughout the year as appropriate.

On an annual basis our Office of Business Integrity and Compliance circulates a Code of Business Conduct questionnaire and members of our Board of Directors, executive officers and salaried employees are required to complete the questionnaire and sign a certification that includes a specific statement of compliance with our political activity policy. Our Internal Audit Organization routinely conducts reviews of the practices of, and reporting documentation prepared by, the Government Affairs Organization, as well as the eligibility of employees page 18 / Marathon Petroleum Corporation Proxy Statement

contributing to the Marathon Petroleum Corporation Employees Political Action Committee (or MPAC), and reports its findings to executive management.

Like most large companies, we are active in trade associations and similar groups at the national, state and local levels. We believe participation in these associations is important to the Company’s role as an industry leader and as an active member of the business communities in which we operate. While not our primary motivation for joining or maintaining our memberships, many trade associations actively engage in lobbying on issues that impact their respective members. We believe it is important to be engaged with these organizations so our positions on issues of importance to the Company can be expressed. We take seriously our leadership in the industry by maintaining an active role in our trade associations and have executives, technical experts and other personnel serving in various leadership and support roles within such groups. Each year our executive management undertakes a review of trade association memberships and assesses the effectiveness of the respective groups and the utility of our new or continued participation, and our Corporate Governance and Nominating

Committee has oversight of annual payments to such groups in excess of $50,000.

Visitors to our “Political Engagement and Disclosure” page on the Company website are able to directly access:

•	federal lobbying reports that MPC files quarterly with the Office of the Clerk of the U.S. House of Representatives and links to state lobbying report databases;

•	itemized lists of corporate political contributions in an interactive map format;

•	itemized lists of employee political action committee (PAC) contributions in an interactive map format;

•	a list of trade associations to which MPC or its subsidiaries paid annual dues in excess of $50,000 in 2017;

•	statements on key positions MPC has taken on important regulatory and legislative issues; and

•	a statement of philosophy and purpose that includes several embedded links, including to public sources of information.

The federal lobbying reports and itemized corporate and PAC contributions available on our website are included for a period of five years. We have included a representative sample of our voluntary disclosures below.

Marathon Petroleum Corporation Proxy Statement / page 19

Evaluating Board and Committee Effectiveness

Our Corporate Governance and Nominating Committee oversees an annual Board and committee self-evaluation process that involves the opportunity for each member of the Board to complete detailed surveys designed to assess the effectiveness of the Board as a whole and, separately, the effectiveness of each of its committees. The surveys seek feedback on Board and committee composition and organization, the frequency and content of Board and committee meetings, the quality of management presentations to the Board and its committees, the Board’s relationship to senior management, and the performance of the Board and its committees in light of the responsibilities of each body as established in our Corporate Governance Principles and the respective committee charters.

Along with these surveys, each director is asked to review the Corporate Governance Principles and the charter of each committee on which he or she serves, and to offer comments and revision suggestions as deemed appropriate. Summary reports of survey results are compiled and provided to the directors. Our Chairman and CEO and Lead Director lead a discussion of survey results with all of the directors as a group, and each committee chair leads a discussion of committee results within a committee meeting setting. Our Corporate Governance and Nominating Committee views this process, which combines the opportunity for each director to individually reflect on Board and committee effectiveness with a collaborative discussion on performance, as providing a meaningful assessment tool and a forum for discussing areas for improvement.

Director Identification and Selection

The processes for director selection and the establishment of director qualifications are set forth in Article III of our Corporate Governance Principles, which are available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Corporate Governance Principles.” In summary, our Board has delegated the director recruiting process to the Corporate Governance and Nominating Committee with input from our Chairman and CEO and Lead Director. Our Corporate Governance and Nominating Committee may work with a third-party professional search firm to review director candidates and their credentials. At least one member of the Corporate Governance and Nominating Committee and our Chairman and CEO are expected to meet with each potential director candidate as part of the recruiting process. The foregoing recruiting process applies to nominees recommended by our Corporate Governance and Nominating Committee, as well as nominees recommended by shareholders in accordance with our Bylaws and applicable law. Whether recruitment is undertaken by the Corporate Governance and Nominating Committee alone, or with the assistance of a search firm, the Board is committed to actively seeking women candidates and candidates of diverse ethnic and racial backgrounds who possess the experience, skills and characteristics noted below.

The criteria for selecting new directors include the following:

•	a candidate’s independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in our Corporate Governance Principles;

•	a candidate’s business or professional experience, integrity and judgment, record of public service and ability to devote sufficient time to the affairs of the Company;

•	the Board’s overall composition in terms of diversity, average age and breadth of skills; and

•	the needs of the Company from time to time.

Directors should also be individuals of substantial accomplishment and experience with demonstrated leadership capabilities, and the ability to represent all shareholders as opposed to a specific constituency. The Corporate Governance and Nominating Committee Charter also gives the Committee the authority to retain and terminate any search firm used to identify director candidates, including the authority to approve the search firm’s fees and other retention terms.

Leadership Structure of the Board

As provided in our Corporate Governance Principles, our Board of Directors does not have a policy requiring the roles of chairman of the board and chief executive officer to be filled by separate persons or a policy requiring the chairman of the board to be a non-employee director. Our Board will make determinations about leadership structure based on what it believes is best for the Company given specific circumstances. The Board views its active engagement in the process of assessing specific risks through the involvement of our Audit, Compensation and Corporate Governance and Nominating Committees, assessing more strategic risks at its annual strategy review meeting and assessing operational and other risks periodically with members of our senior management as providing the desired level of oversight and accountability for our current leadership structure. Gary R. Heminger is the Chairman of the Board and David A. Daberko is the Lead Director. Effective with the retirement of Mr. Daberko at the conclusion of the 2018 Annual Meeting, the Board has appointed James E. Rohr to serve as Lead Director.

Our Corporate Governance Principles include responsibilities of the Lead Director, which include, but are not limited to:

•	consulting with the Chairman and CEO to include on the agenda for Board meetings any matters requested by the Lead Director;

•	presiding at meetings of the Board in the absence of, or upon the request of, the Chairman and CEO, including presiding over all executive sessions of the independent directors;

page 20 / Marathon Petroleum Corporation Proxy Statement

•	serving as liaison between the Chairman and CEO and the independent directors;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors;

•	coordinating the agenda for moderating sessions of the Board’s independent directors; and

•	being available for direct communication from significant stockholders.

Our Board has determined that due to Mr. Heminger’s extensive knowledge of all aspects of MPC’s business as its Chief Executive Officer, Mr. Heminger is in the best position at this time to lead the Board of Directors as its Chairman, and Mr. Rohr is in the best position to succeed Mr. Daberko in the capacity as Lead Director. The Board believes that this leadership structure is appropriate because it strikes an effective balance between management and independent director participation in the Board process.

Communications with the Board of Directors

All interested parties, including shareholders, may communicate directly with our non-employee directors by submitting a communication in an envelope addressed to the “Board of Directors (non-employee members)” in care of the Company’s Corporate Secretary, 539 South Main Street, Findlay, OH 45840. Additionally, employees of the Company may communicate with the non-employee directors by following the procedures set forth in our Code of Business Conduct. Communications with our Audit, Compensation, and Corporate Governance and Nominating Committee chairpersons may be made by sending an email to:

•	auditchair@marathonpetroleum.com;

•	compchair@marathonpetroleum.com; or

•	corpgovchair@marathonpetroleum.com.

Interested parties, including shareholders, may communicate with the non-employee directors, individually or as a group, by sending an email to:

non-managedirectors@marathonpetroleum.com.

Our Corporate Secretary will forward to the directors all communications that, in the Corporate Secretary’s judgment,

are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate include commercial solicitations and matters not relevant to the affairs of the Company.

Code of Business Conduct

Our Code of Business Conduct is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Code of Business Conduct.” The Code of Business Conduct applies to our directors, officers and employees.

Code of Ethics for Senior Financial Officers

Our Code of Ethics for Senior Financial Officers is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Code of Ethics for Senior Financial Officers.” This Code of Ethics applies to our Chairman and CEO, CFO, Vice President and Controller, Treasurer and other persons performing similar functions, as well as to those designated as Senior Financial Officers by our Chairman and CEO or our Audit Committee.

Under this Code of Ethics, these Senior Financial Officers shall, among other things:

•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications made by the Company;

•	comply with applicable laws, governmental rules and regulations, including insider trading laws; and

•	promote the prompt internal reporting of potential violations or other concerns related to this Code of Ethics to the Chair of the Audit Committee and to the appropriate person or persons identified in our Code of Business Conduct, and encourage employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation.

Our Code of Ethics for Senior Financial Officers further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

Marathon Petroleum Corporation Proxy Statement / page 21

Compensation of Directors

Our Board of Directors determines annual retainers and other compensation for non-employee directors. Directors who are employees of MPC and its subsidiaries receive no compensation for their service on the Board. For 2017, the annual retainers and other compensation were established at the levels set forth below.

Form of Compensation	Lead Director ($)	Audit Committee Chair ($)	Compensation Committee Chair ($)	Corporate Governance and Nominating Committee Chair ($)	All Other Directors(1) ($)
Cash Retainer	175,000	150,000	150,000	150,000	150,000
Committee Chair Fees	—	15,000	15,000	10,000	—
Deferred Equity Awards	150,000	150,000	150,000	150,000	150,000
Total	325,000	315,000	315,000	310,000	300,000

(1)	Each member of the Special Committee received a one-time cash retainer of $25,000 in 2017.

Directors did not receive meeting fees for attendance at Board or committee meetings in 2017. Non-employee directors, other than the Lead Director, received an annual cash retainer of $150,000. The Lead Director received an annual cash retainer of $175,000. Each of the chairs of the principal committees of the Board also received an annual committee chair fee for their respective leadership roles. All non-employee directors received annual deferred equity awards valued at $150,000. The annual deferred equity awards granted in 2017 to the non-employee directors were granted in the form of MPC restricted stock units valued at $135,000 and MPLX phantom units valued at $15,000. In 2017, the Board formed a special committee comprised entirely of independent directors to evaluate strategic and financial alternatives for Speedway. Each member of the Special Committee received a one-time cash retainer of $25,000 in 2017.

In 2017, the annual deferred equity awards in the form of MPC restricted stock units and MPLX phantom units were credited to unfunded accounts based on the closing stock price of MPC common stock and the closing unit price of MPLX common units on the grant dates. When dividends were paid on MPC common stock and distributions were paid on MPLX common units, non-employee directors received, respectively, dividend equivalents in the form of additional MPC restricted stock units and distribution equivalents in the form of additional MPLX phantom units. The deferred MPC restricted stock units and deferred MPLX phantom units are payable in shares of MPC common stock and MPLX common units, respectively, only upon a director’s departure from the Board.

In addition, three of our non-employee directors, Messrs. Daberko, Semple and Surma, serve on the board of MPLX

GP LLC, a wholly owned indirect subsidiary of MPC, and receive compensation for that board service. Their annual cash retainers and deferred equity awards received as compensation for MPLX GP LLC board service in 2017 are reflected in the “2017 Director Compensation Table” on Page 23.

Each year, non-employee directors have the opportunity to defer up to 100 percent of their annual cash compensation into an unfunded account. This deferred cash account may be invested in certain notional investment options offered under the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors, which generally mirror the investment options offered to employees under our thrift plan except that there is no option to invest in MPC common stock. When a director who has deferred cash compensation departs from the Board, he or she receives cash from the deferred account in a lump sum.

Under our matching gifts program, non-employee directors are eligible to have up to $10,000 of their contributions to certain tax-exempt educational institutions matched by the Company each year. The annual limit is applied based on the date of the director’s gift to the institution. Due to processing delays, the actual amount paid out on behalf of a director may exceed $10,000 in a given year.

We also have stock ownership guidelines in place for non-employee directors. Each of the non-employee directors, including the Lead Director, is expected to hold three times the value of such director’s annual cash retainer in MPC common stock. Directors have five years from the commencement of their service on the Board to satisfy these guidelines, and restricted stock unit awards are credited toward these guidelines.

page 22 / Marathon Petroleum Corporation Proxy Statement

2017 Director Compensation Table

The following table and footnotes provide information regarding the compensation earned by or paid to the Company’s non-employee directors in the 12 months ended December 31, 2017.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Abdulaziz F. Alkhayyal	150,000	150,000	—	—	—	—	300,000
Evan Bayh	150,000	150,000	—	—	—	—	300,000
Charles E. Bunch	175,000	150,000	—	—	—	10,000	335,000
David A. Daberko	287,500	237,500	—	—	—	2,500	527,500
Steven A. Davis	175,000	150,000	—	—	—	5,000	330,000
Donna A. James	165,000	150,000	—	—	—	—	315,000
James E. Rohr	190,000	150,000	—	—	—	10,000	350,000
Frank M. Semple	237,500	237,500	—	—	—	2,947	477,947
John W. Snow(4)	48,214	48,214	—	—	—	—	96,428
J. Michael Stice(5)	128,333	128,333	—	—	—	10,000	266,666
John P. Surma	272,500	237,500	—	—	—	—	510,000
(1)	The amounts shown in this column reflect the non-employee director and Lead Director cash retainers, one-time cash retainers for Special Committee service and committee chair fees earned or paid for Board service from January 1, 2017, through December 31, 2017. Directors are eligible to defer up to 100 percent of their annual cash compensation. For Messrs. Daberko, Semple and Surma, the amounts shown in this column include cash retainers earned or paid for MPLX GP LLC Board service from January 1, 2017, through December 31, 2017.

(2)	The amounts shown in this column reflect the aggregate grant date fair value, as calculated in accordance with provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (FASB ASC Topic 718), for MPC restricted stock unit awards and MPLX phantom unit awards granted to the non-employee directors in 2017. All MPC restricted stock unit awards and MPLX phantom unit awards are deferred until departure from the Board, and dividend and distribution equivalents, as applicable, in the form of additional MPC restricted stock unit awards and additional MPLX phantom unit awards are credited to non-employee director deferred accounts as and when dividends and distributions are paid on MPC common stock and MPLX common units, respectively. The aggregate number of MPC restricted stock unit awards credited for MPC Board service and outstanding as of December 31, 2017, for each non-employee director, is as follows: Mr. Alkhayyal, 3,172; Mr. Bayh, 30,076; Mr. Bunch, 6,850; Mr. Daberko, 146,853; Mr. Davis, 14,321; Ms. James, 30,076; Mr. Rohr, 14,321; Mr. Semple, 3,144; Mr. Stice, 2,225; and Mr. Surma, 30,076. For Mr. Daberko, the aggregate number of MPC restricted stock unit awards outstanding as of December 31, 2017, includes replacement awards received for prior service on the Board of Directors of Marathon Oil. The aggregate number of MPLX phantom unit awards credited for MPC Board service and outstanding as of December 31, 2017, for each non-employee director is as follows: Ms. James and Mr. Bayh, 2,105 each; Messrs. Davis and Rohr, 1,801 each; Mr. Bunch, 1,075; Mr. Alkhayyal, 535; and Mr. Stice, 373. For Messrs. Daberko, Semple and Surma, who also serve on the MPLX GP LLC Board of Directors, the aggregate number of MPLX phantom unit awards credited for MPC Board service and MPLX GP LLC Board service and outstanding as of December 31, 2017, is as follows: Messrs. Daberko and Surma, 12,722 each; and Mr. Semple, 3,490.

(3)	The amounts shown in this column reflect contributions made on behalf of Messrs. Bunch, Daberko, Davis, Rohr, Semple and Stice to educational institutions under our matching gifts program. This column does not include perquisites or personal benefits provided to our non-employee directors. To the extent provided, the aggregate amount of perquisites and personal benefits provided to any non-employee director in 2017 was less than $10,000.

(4)	Mr. Snow served on the Board until his retirement effective at the conclusion of our 2017 Annual Meeting held on April 26, 2017. In July 2017, Mr. Snow received a distribution of MPC common stock from his deferred equity account valued at $4,153,748, cash in lieu of a fractional share of MPC common stock in the amount of $36, MPLX common units from his deferred equity account valued at $59,817, and cash in lieu of a fractional MPLX common unit in the amount of $5.

(5)	Mr. Stice joined the Board on February 22, 2017.

Marathon Petroleum Corporation Proxy Statement / page 23

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS I DIRECTORS

Proposals of the Board

Our Board will present the following proposals at the Annual Meeting:

Proposal No. 1 – Election of Class I Directors

Our Restated Certificate of Incorporation provides that the Board shall fix the number of directors at no fewer than three and no more than 12. Our Board of Directors currently consists of 11 directors and is divided into three classes –Class I consists of three directors, while Classes II and III consist of four directors each. Directors are elected by shareholders for terms of three years and hold office until their successors are duly elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the Annual Meeting, the terms for the directors in Classes I, II and III of the Board of Directors expire in 2018, 2019 and 2020, respectively.

Ms. James and Mr. Rohr are currently Class I directors whose terms are expiring at the Annual Meeting. Both Ms. James and Mr. Rohr have been nominated by the Board for re-election, to serve as Class I directors through the 2021 Annual Meeting. Mr. Daberko has not been nominated to stand for re-election as he is retiring pursuant to our retirement policy. Mr. Alkhayyal – who currently serves as a Class II director – has been nominated for election as a Class I director.

On February 28, 2018, our Board fixed the number of directors at 10, effective at the conclusion of the Annual Meeting. If all three Class I director nominees are elected, the Board of Directors will consist of 10 directors, with three directors in Class I, three directors in Class II, and four directors in Class III. A brief statement about the background and qualifications of each nominee is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by our Board.

Our Bylaws describe the procedures that must be followed by a shareholder of record seeking to nominate someone for election as a director. Such procedures generally require notice be received by our Corporate Secretary at least 90 days, but not more than 120 days, before the first anniversary of the date on which proxy materials were mailed for the preceding year’s Annual Meeting of Shareholders. The Company’s shareholder proxy access bylaw provisions enable shareholders satisfying certain requirements to submit director nominations for inclusion in the Company’s proxy statement. Under these provisions, notice must be received by our Corporate Secretary at least 120 days, but not more than 150 days, before the first anniversary of the date on which proxy materials were mailed for the preceding year’s Annual Meeting of Shareholders. Our Bylaws describe the procedures that must be followed by a shareholder, or group of shareholders, seeking to make director nominations. As set forth in our Bylaws, a notice must contain certain information about the nominee, including his or her age, address, citizenship, occupation and share ownership, as well as the name, address and share ownership of the shareholder giving the notice.

As explained earlier in the “Questions and Answers” section of this Proxy Statement, directors will be elected by a majority voting standard at the Annual Meeting.

Our Board of Directors recommends you vote FOR the Nominees for Class I Director in Proposal No. 1.

page 24 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS I DIRECTORS

Our Board of Directors recommends you vote for the Nominees for Class I Director in Proposal No. 1.

Nominees for Class I Directors – Current Terms Expiring in 2018:

Donna A. James	MPC Director since: 2011 Age 60

• Managing Director, Lardon &

      Associates, LLC

Ms. James is managing director of
Lardon & Associates, LLC, a
business and executive advisory
services firm. She is a member of the
boards of directors of Boston
Scientific Corp., L Brands, Inc. and
FIS Group, Inc. Additionally,
Ms. James is the founder and a
former chair of The Center for Healthy
Families in Columbus, Ohio, and is a
former chair of the National Women’s
Business Council. Before starting
Lardon & Associates in 2006,
Ms. James served in leadership
positions with Nationwide Insurance
and Financial Services, including as
president of Nationwide Strategic
Investments. Prior to that, she was
executive vice president and chief
administrative officer and held other
executive positions at Nationwide,
including that of executive vice
president and chief human resources
officer. Her responsibilities included

leading several U.S. and internationally based subsidiary companies, a venture capital fund and new business development teams with responsibility for emerging opportunities in financial services. Ms. James graduated from North Carolina Agricultural and Technical State University with a Bachelor of Science degree in accounting. She is a non-practicing CPA.

As a former senior executive in the insurance industry, Ms. James has expertise in finance, accounting, public company financial reporting requirements and business development. She also draws upon her broad executive experience in providing insight on matters of corporate management and talent acquisition. As a current and former member of other public company boards of directors, and as one of our named “audit committee financial experts,” Ms. James brings to her service on our Board a valuable perspective on many of the topics impacting our business, including financial reporting, risk management, business strategy and human resources.

Other Current Public Company Directorships:

•  Boston Scientific Corp.

•  L Brands, Inc.

Recent Past Directorships:

•  Coca-Cola Enterprises, Inc.

•  Time Warner Cable Inc.

James E. Rohr	MPC Director since: 2013 Age 69

• Retired Chairman and CEO,

      The PNC Financial Services

      Group, Inc.

Mr. Rohr serves on the boards of
directors of Allegheny Technologies
Incorporated, EQT Corporation,
General Electric Company and ECHO
Realty, LP. Additionally, he is on the
board of directors of The Heinz
Endowments, is chairman of the
board of trustees of Carnegie Mellon
University and a member of the
boards of trustees of the University of
Notre Dame and the Dietrich
Foundation, and is a past chairman of
the Pittsburgh Cultural Trust. He is
also a board member emeritus of the
Salvation Army and a member of the
Allegheny Foundation. Mr. Rohr
joined The PNC Financial Services
Group, Inc., a financial services
company, in 1972. After serving in
various capacities of increasing
responsibility and in several
leadership roles, he was named chief
executive officer in 2000. Mr. Rohr
oversaw PNC’s expansion into new
markets and led PNC to record
growth. After more than 40 years of

service with the company, he retired as chief executive officer in April 2013 and as executive chairman of the board in April 2014. Mr. Rohr earned a Bachelor of Arts degree from the University of Notre Dame in 1970 and a master’s degree in business administration from The Ohio State University in 1972.

As the former chairman and chief executive officer of a large diversified financial services company, Mr. Rohr has proven leadership abilities in managing a complex business. His understanding of financial markets and his strategic vision are of particular value to the Company. Mr. Rohr serves on other public company boards of directors across a diverse range of business and industry sectors. He is uniquely positioned to offer guidance on the risk management oversight function of the Board, as well as in areas such as capital allocation, the evaluation of the capital structure of the Company and shareholder relations. Mr. Rohr brings considerable financial acumen and leadership ability to his service on our Board and as the Chair of our Compensation Committee and our Lead Director-elect.

Other Current Public Company Directorships:

•  Allegheny Technologies Incorporated

•  EQT Corporation

•  General Electric Company*

Recent Past Directorships:

•  BlackRock, Inc.

•  The PNC Financial Services Group, Inc.

*  Mr. Rohr is currently serving his last term on this board and will not stand for reelection in 2018.

Marathon Petroleum Corporation Proxy Statement / page 25

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS I DIRECTORS

Nominee for Class I Director – Reclassification from Class II:

Abdulaziz F. Alkhayyal	MPC Director since: 2016 Age 64

•  Retired Senior Vice President, Industrial Relations, Saudi Aramco

Mr. Alkhayyal serves on the boards of directors of Halliburton Company, one of the world’s largest providers of products and services to the energy industry, Saudi Electricity Company and the International Youth Foundation. Mr. Alkhayyal joined Saudi Aramco, the Saudi Arabian national petroleum and natural gas company, in 1981, where he served in various company field operations. From 1993 to 1996, he served as a member of general management, and was then named vice president, Sales and Marketing in 1996, vice president Employee Relations and Training in 1997 and vice president, Corporate Planning in 1998. He was appointed senior vice president, International Operations in 2000, where he was responsible for the development of Saudi Aramco’s downstream international business. Mr. Alkhayyal was named senior vice president, Refining, Marketing and International in 2001 and senior vice president Industrial Relations in 2007.

He served in this position until his retirement from Saudi Aramco in 2014. Mr. Alkhayyal received a bachelor’s degree in mechanical engineering in 1977, and a master’s degree in business administration in 1979, both from the University of California, Irvine. He attended the Advanced Management Program at the University of Pennsylvania in 1995.

Mr. Alkhayyal has exceptional oil and gas knowledge, including significant international business experience in the energy industry. He served as an executive with the world’s largest producer of crude oil, which has given him unique insight into global energy markets. In addition, Mr. Alkhayyal’s service on another public company board, where he is a member of the Health, Safety and Environment and the Nominating and Corporate Governance Committees, provides him with additional insight that informs his service on our Board.

Other Current Public Company Directorships: • Halliburton Company Recent Past Directorships: • None

page 26 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS I DIRECTORS

Continuing Class II Directors – Current Terms Expiring in 2019:

Evan Bayh	MPC Director since: 2011 Age 62

•  Senior Advisor, Apollo Global Management; Partner, McGuireWoods LLP

Senator Bayh is a senior advisor with Apollo Global Management, a leading global alternative asset management firm, and a partner with McGuireWoods LLP, a global diversified law firm. He is also a member of the boards of directors of Berry Plastics Group, Inc., Fifth Third Bancorp and RLJ Lodging Trust. As a former U.S. senator and the governor of Indiana, Senator Bayh has held numerous leadership positions. He was elected as Indiana’s secretary of state in 1986 and as its governor in 1988. After two terms as governor, Mr. Bayh was elected to the U.S. Senate where he served for 12 years. Senator Bayh’s committee assignments included Banking, Housing and Urban Affairs; Armed Services; Energy and Natural Resources; the Select Committee on Intelligence; Small Business and Entrepreneurship; and the Special Committee on Aging. During his time in office, he focused on job creation, national security, small business growth and many other critical domestic issues. Senator Bayh graduated with a bachelor’s degree in business economics from Indiana University in 1978 and a juris doctor degree from the University of Virginia in 1981.

Senator Bayh served as an elected official at the statewide or federal level for more than two decades, first as the governor of the state of Indiana and later as a U.S. senator. As Indiana’s governor, Senator Bayh led large organizations with thousands of employees and oversaw budgets in the billions of dollars. During his time in the U.S. Senate, he served on the Banking Committee and as chairman of the International Trade and Finance Subcommittee. He now leverages his professional expertise as an advisor in private equity markets. His service on other public company boards of directors also exposes him to various industries and management approaches. Senator Bayh brings to our

Board a depth of public and private sector experience and offers a unique perspective on matters of government regulation, risk management, finance, corporate governance and leadership.

Other Current Public Company Directorships:

•  Berry Plastics Group, Inc.

•  Fifth Third Bancorp

•  RLJ Lodging Trust

Recent Past Directorships:

•  None

Charles E. Bunch	MPC Director since: 2015 Age 68

•  Retired Chairman and CEO, PPG Industries, Inc.

Mr. Bunch serves on the boards of directors of ConocoPhillips, Mondelez International, Inc. and The PNC Financial Services Group, Inc. Mr. Bunch joined PPG Industries, a global supplier of paints, coatings and other materials, in 1979, and held various positions in finance and planning, marketing, and general management in the United States and Europe. He later served as senior vice president of strategic planning and corporate services and executive vice president, Coatings. He was named president, chief operating officer and a board member in 2002, and chairman and CEO in 2005. He retired as chief executive officer in 2015, and as chairman of the board in 2016. Mr. Bunch received a bachelor’s degree in international affairs from Georgetown University and a master’s degree in business administration from the Harvard University Graduate School of Business Administration.

As the former chairman and chief executive officer of a large, multinational company, and a member of the boards of directors of ConocoPhillips, PNC and Mondelez, Mr. Bunch’s areas of expertise include an in-depth knowledge of the petroleum industry, the financial services industry, organizational and operational management, capital allocation and manufacturing. In addition, Mr. Bunch has a deep understanding of the U.S. economy and corporate finance. His current and former service on other boards of directors of public companies, including in the petroleum industry and the financial industry, have also provided him exposure to varying approaches to governance and leadership across several industry sectors.

Other Current Public Company Directorships:

•  ConocoPhillips

•  Mondelez International, Inc.

•  The PNC Financial Services Group, Inc.

Recent Past Directorships:

•  H.J. Heinz Company

•  PPG Industries, Inc.

Marathon Petroleum Corporation Proxy Statement / page 27

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS I DIRECTORS

Frank M. Semple	MPC Director since: 2015 Age 66

•  Retired Chairman, President and CEO, MarkWest Energy Partners, L.P.

Mr. Semple serves on the board of directors of MPLX GP LLC, a wholly owned indirect subsidiary of MPC. He was appointed to our Board in fulfillment of our commitment under the merger agreement between MPLX and MarkWest to appoint one director to our Board effective at the close of the merger. Mr. Semple served as vice chairman of MPLX GP LLC from the time of the MPLX/MarkWest Merger in 2015, until his retirement in 2016. He joined MarkWest in 2003, as president and chief executive officer, and was elected chairman of the board in 2008. Prior to joining MarkWest, Mr. Semple completed a 22-year career with The Williams Companies, Inc. and WilTel Communications. He served as the chief operating officer of WilTel Communications, senior vice president/general manager of Williams Natural Gas Company, vice president of operations and engineering for Northwest Pipeline

Company and division manager for Williams Pipe Line Company. Prior to his time with Williams, Mr. Semple served in the United States Navy. Mr. Semple earned a bachelor’s degree in mechanical engineering from the United States Naval Academy and has completed the Program for Management Development at Harvard Business School.

As the former chairman and chief executive officer of MarkWest, the master limited partnership acquired by MPLX, Mr. Semple has proven leadership abilities in managing a complex business and a deep understanding of the midstream sector. Mr. Semple has significant experience regarding operations, strategic planning, finance and corporate governance matters.

Other Current Public Company Directorships: • MPLX GP LLC Recent Past Directorships: • MarkWest Energy GP, L.L.C.

Continuing Class III Directors – Current Terms Expiring in 2020:

Steven A. Davis	MPC Director since: 2013 Age 59

•  Board Member; Former Chairman and CEO, Bob Evans Farms, Inc.

Mr. Davis serves on the boards of directors of Sonic Corporation, the largest chain of drive-in restaurants in America, Legacy Acquisition Corp., a business focused on the consumable goods and restaurant sector, and Albertsons Companies, Inc., the second largest retail grocery chain in the United States. Mr. Davis served as the chairman and chief executive officer of Bob Evans Farms, Inc., a foodservice and consumer products company, from May 2006 to December 2014. He previously served on the board of directors of Walgreens Boots Alliance, Inc., a global retail pharmacy and healthcare company from 2009 to 2015. Prior to joining Bob Evans Farms in 2006, Mr. Davis served in a variety of restaurant and consumer packaged goods leadership positions, including president of Long John Silver’s and A&W All-American Food Restaurants. In addition, he held senior executive and operational positions at Yum! Brands’ Pizza Hut division and at Kraft General Foods. Mr. Davis holds a Bachelor of Science degree in business administration from the University of Wisconsin at Milwaukee and a master’s degree in business administration from the University of Chicago.

As the former chairman and chief executive officer of a large foodservice and consumer products company, Mr. Davis has a wealth of experience in marketing products, managing a network of branded retail locations and dealing with the operational challenges presented by a customer service-oriented line of business. He also has expertise in mergers and acquisitions, management development, operations and sales and marketing. His current and former service on other boards of directors of public companies also informs his perspective. As a former chairman and corporate chief executive, Mr. Davis brings to our Board a relevant skill set developed through his direct responsibilities in overseeing the operations and financial performance of a large public company and his diverse board experience on multiple Fortune 250 companies.

Other Current Public Company Directorships:

•  Sonic Corp.

•  Legacy Acquisition Corp.

Recent Past Directorships:

•  Bob Evans Farms, Inc.

•  Walgreens Boots Alliance, Inc.

page 28 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS I DIRECTORS

Gary R. Heminger	MPC Director since: 2011 Age 64

•  Chairman and CEO, Marathon Petroleum Corporation

Mr. Heminger is chairman of the board and chief executive officer of Marathon Petroleum Corporation. He has served as chairman of the board since April 2016 and as chief executive officer since 2011. Mr. Heminger also served as president from 2011 to 2017. He is also chairman of the board and chief executive officer of MPLX GP LLC, a wholly owned indirect subsidiary of MPC, and a member of the boards of directors of Fifth Third Bancorp and PPG Industries, Inc. Mr. Heminger serves on the boards of directors and executive committees of the American Petroleum Institute (API) and the American Fuel and Petrochemicals Manufacturers (AFPM) and on the board of directors of JobsOhio. He is also a member of the Oxford Institute for Energy Studies. He is past chairman of the board of trustees of Tiffin University. Mr. Heminger joined Marathon in 1975. Early in his career, he served in various finance and administration roles, as well as in Auditing and Marketing. From 1995 to 1996, he served as president of Marathon Pipe Line Company.

He assumed the position of manager, Business Development and Joint Interest of Marathon Oil Company in November 1996. Mr. Heminger was named vice president of Business Development for Marathon Ashland Petroleum LLC upon its formation in 1998, and senior vice president, Business Development in 1999. In January 2001, he was named executive vice president, Supply, Transportation and Marketing. Mr. Heminger was appointed president of Marathon Petroleum Company LLC, a wholly owned subsidiary of Marathon, in September 2001. In addition, he was named executive vice president –Downstream of Marathon Oil Corporation in September 2001. Mr. Heminger earned a bachelor’s degree in accounting from Tiffin University in 1976. He earned a master’s degree in business administration from the University of Dayton in 1982. He is a graduate of the Wharton School Advanced Management Program at the University of Pennsylvania.

Mr. Heminger has extensive knowledge of all aspects of our business. As our chief executive officer, he leverages that expertise in advising on the strategic direction of the Company and apprising our Board on issues of significance to both our Company and our industry. Through his many years of service with the Company in numerous leadership roles, he is also specifically qualified to speak to the Company’s history and culture, which is useful to the Board’s understanding for long-term planning and opportunities for growth. Mr. Heminger also serves on two outside public company boards of directors, which affords him a fresh perspective on management and governance. Mr. Heminger brings to our Board energy industry expertise, a great breadth of transactional experience and an intimate knowledge of our Company.

Other Current Public Company Directorships:

•  Fifth Third Bancorp

•  PPG Industries, Inc.

•  MPLX GP LLC

Recent Past Directorships:

•  None

J. Michael Stice	MPC Director since: 2017 Age 58

•  Dean of the Mewbourne College of Earth & Energy, The University of Oklahoma

Mr. Stice has served as the Dean of the Mewbourne College of Earth & Energy at The University of Oklahoma since August 2015. He also serves on the board of directors of U.S. Silica Holdings, Inc., a leading silica sand supplier. Mr. Stice retired as the chief executive officer of Access Midstream Partners L.P., a gathering and processing master limited partnership, in 2014 and from its board of directors in 2015. He had served as Access Midstream’s and Chesapeake Midstream Partners, L.P.’s chief executive officer since 2009, and as president and chief operating officer of Chesapeake Midstream Development, L.P., a wholly owned subsidiary of Chesapeake Energy Corporation, and as senior vice president of natural gas projects of Chesapeake Energy Corporation since 2008. Mr. Stice began his career in 1981 with Conoco, working in a variety of positions of increasing responsibility. He was named president of ConocoPhillips Qatar in 2003. Mr. Stice holds a bachelor’s degree in chemical engineering from the University of Oklahoma, a master’s degree in business from Stanford University and a doctorate in education from George Washington University.

Mr. Stice has extensive experience with MLPs, including as the chief executive officer of one of the largest publicly traded gathering and processing MLPs, and previously served on the board of directors of MarkWest, which was acquired by MPLX in 2015. He has 35 years of experience in the upstream and midstream gas businesses. Additionally, Mr. Stice has served on other public company boards of directors.

Other Current Public Company Directorships:

•  U.S. Silica Holdings, Inc.

Recent Past Directorships:

•  Access Midstream Partners GP, L.L.C.

•  MarkWest Energy GP L.L.C.

•  SandRidge Energy, Inc.

•  Williams Partners GP LLC

Marathon Petroleum Corporation Proxy Statement / page 29

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 1 - ELECTION OF CLASS I DIRECTORS

John P. Surma	MPC Director since: 2011 Age 63

•  Retired Chairman and CEO, United States Steel Corporation

Mr. Surma is a member of the boards of directors of MPLX GP LLC, a wholly owned indirect subsidiary of MPC, Ingersoll-Rand plc and Concho Resources Inc. He is on the boards of directors of the National Safety Council and the University of Pittsburgh Medical Center. He formerly served as the chair of the board of directors of the Federal Reserve Bank of Cleveland. At the appointment of President Barack Obama, Mr. Surma served on the President’s Advisory Committee for Trade Policy and Negotiations from September 2010 to September 2014, and was its vice chairman. Mr. Surma retired as the chief executive officer of United States Steel Corporation, an integrated steel producer, in September 2013, and as executive chairman in December 2013. Prior to joining United States Steel, Mr. Surma served in several executive positions with Marathon Oil Corporation. He was named senior vice president, Finance & Accounting of Marathon Oil Company in 1997, president, Speedway SuperAmerica LLC in 1998, senior vice president, Supply & Transportation of Marathon Ashland Petroleum LLC in 2000 and president of Marathon Ashland Petroleum LLC in 2001. Prior to joining Marathon, Mr. Surma worked for Price Waterhouse LLP where he was admitted to the partnership in 1987. In 1983, Mr. Surma participated in the President’s Executive Exchange Program in Washington, D.C., where he served as executive staff assistant to the vice chairman of the Federal Reserve Board. Mr. Surma earned a Bachelor of Science degree in accounting from Pennsylvania State University in 1976.

As the retired chairman and chief executive officer of a large industrial firm, Mr. Surma has direct insight into many of the same opportunities, risks and challenges faced by our Company. His public accounting background also equips him with an understanding of public company financial reporting requirements that is useful in carrying out his oversight function as a member of our Board, as Chair of our Audit Committee and as one of our named “audit committee financial experts.” His current and former service on other public company boards of directors, including in the energy sector, affords him a perspective that is particularly valuable and informs his service as Chair of our Corporate Governance and Nominating Committee. Mr. Surma brings to our Board his significant experience in public accounting and in executive leadership in the energy and steel industries.

Other Current Public Company Directorships:

•  Concho Resources Inc.

•  Ingersoll-Rand plc

•  MPLX GP LLC

Recent Past Directorships:

•  United States Steel Corporation

Retiring Director:

David A. Daberko, Lead Director and a member of our Audit Committee, will retire from the Board effective April 25, 2018. Mr. Daberko has served as a director of our Board since Marathon Petroleum’s inception as an independent company in 2011. Mr. Daberko was appointed to the board of directors of Marathon Oil in 2002, and served in that capacity until our Spinoff. We are grateful for his leadership and vision and thank him for his distinguished service.

David A. Daberko	Lead Director, Marathon Petroleum Corporation Age 72

Mr. Daberko serves as the Lead Director of Marathon Petroleum Corporation and on the boards of directors of MPLX GP LLC, a wholly owned indirect subsidiary of MPC, and RPM International Inc. Mr. Daberko joined National City Bank in 1968, and went on to hold a number of management positions with National City. In 1987, Mr. Daberko was elected deputy chairman of National City Corporation, a financial services corporation, which is now a part of The PNC Financial Services Group, Inc., and president of National City Bank in Cleveland. He served as president and chief operating officer of National City Corporation from 1993 until 1995, when he was named chairman of the board and chief executive officer. He retired as chief executive officer in June 2007 and as chairman of the board in December 2007.

Mr. Daberko holds a bachelor’s degree from Denison University and a master’s degree in business administration from Case Western Reserve University.

With nearly 40 years of experience in the banking industry, including 12 years as the chairman and chief executive officer of a large financial services corporation, Mr. Daberko has extensive knowledge of the financial services and investment banking sectors. He draws upon the depth of his expertise in accounting and financial management processes in his role on our Audit Committee and in serving as one of our named “audit committee financial experts.” He also has considerable experience from his service as a member of other public company boards of directors, including within the energy industry. Mr. Daberko brings to his role as our Lead Director his knowledge of public company financial reporting requirements and an understanding of the energy business.

Other public company directorships during the past five years: MPLX GP LLC; RPM International; Williams Partners GP LLC.

page 30 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT AUDITOR FOR 2018

Proposal No. 2 – Ratification of Independent Auditor for 2018

Our Audit Committee has selected PricewaterhouseCoopers LLP (which we refer to as PricewaterhouseCoopers), an independent registered public accounting firm, as our independent auditor to audit the Company’s books and accounts for the year ending December 31, 2018. PricewaterhouseCoopers served as our independent auditor in 2017. While our Audit Committee is responsible for appointing, replacing, compensating and overseeing the work of the independent auditor, we are requesting, as a matter of good corporate governance, our shareholders ratify the appointment of PricewaterhouseCoopers as our independent auditor for 2018. If our shareholders fail to ratify this appointment, our Audit Committee will reconsider whether to retain PricewaterhouseCoopers and may elect to continue the retention of PricewaterhouseCoopers or may retain another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines such change would be in the Company’s best interest and in the best interests of our shareholders.

We expect representatives of PricewaterhouseCoopers to be present at our Annual Meeting, with an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from our shareholders.

Our Board of Directors recommends you vote FOR Proposal No. 2.

Marathon Petroleum Corporation Proxy Statement / page 31

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 3 – APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Proposal No. 3 – Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

Pursuant to Section 14A of the Exchange Act, we seek your advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement. Subject to the outcome of the shareholder vote on Proposal No. 4, we expect that the next advisory vote, following the vote at the Annual Meeting, on our compensation of our named executive officers will take place at our 2019 Annual Meeting.

Although this vote is nonbinding, the Compensation Committee values your opinion and expects to consider the voting results when making future decisions about named executive officer compensation.

Additionally, we think constructive dialogue with our shareholders provides meaningful feedback about specific named executive officer compensation practices and programs and encourage shareholders to communicate directly with both management of the Company and the Compensation Committee about named executive officer compensation. Shareholders may contact the Compensation Committee Chair to provide input on named executive officer compensation matters at any time by email at: compchair@marathonpetroleum.com.

Shareholders may also contact management to provide input on named executive officer compensation matters at any time by contacting Lisa Wilson, Director, Investor Relations, by email at: lisadwilson@marathonpetroleum.com.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our Compensation Committee has effectively established executive compensation programs that reflect both Company and individual performance. Executive compensation decisions are made in order to attract, motivate, retain and reward talented executives, with a focus on delivering business results and value to our shareholders.

Our Compensation Committee consistently exercises care and discipline in determining executive compensation. Our Board of Directors urges you to review carefully the Compensation Discussion and Analysis that describes our compensation philosophy and programs in greater detail and to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Our Board of Directors recommends you vote FOR Proposal No. 3.

page 32 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 4 – RECOMMENDATION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal No. 4 – Recommendation, on an Advisory Basis, of the Frequency of an Advisory Vote on Executive Compensation

What am I voting on?

The Dodd-Frank Wall Street Reform and Consumer Protection Act created Section 14A of the Exchange Act, which provides for our shareholders to indicate how frequently the Company should seek approval, on an advisory basis, of the compensation of the Company’s named executive officers. Proposal No. 4 is submitted to you as required pursuant to Section 14A. By voting on this proposal, shareholders may indicate whether they prefer an advisory vote on named executive officer compensation every one, two or three years, or abstain on this matter.

What does the Board recommend?

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate choice for the Company. Therefore, our Board recommends that you vote for an annual advisory vote on named executive officer compensation, for the reasons stated below:

•	An annual advisory vote will give shareholders a formal mechanism for providing their direct input on our compensation philosophy, policy and practices as disclosed in our Proxy Statement every year.
•	An annual advisory vote is consistent with our policy of seeking input from and engaging in discussions with our shareholders regarding executive compensation and may encourage additional dialogue.

While this is an advisory vote, and, as such, is nonbinding, our Board will carefully consider the results of the vote when deciding when to call for the next advisory vote on named executive officer compensation.

Please indicate your preference as to the frequency of holding shareholder advisory votes on named executive officer compensation as every one year, every two years or every three years, or you may mark “Abstain” on this proposal.

Our Board of Directors recommends you vote for the option of “EVERY YEAR (1 Year)” as the frequency with which shareholders are asked to provide approval, on an advisory basis, of the compensation of the Company’s named executive officers.

Marathon Petroleum Corporation Proxy Statement / page 33

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 5 AND PROPOSAL NO. 6 – APPROVAL OF AMENDMENTS TO OUR RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS

Proposal No. 5 and Proposal No. 6 – Approval of Amendments to our Restated Certificate of Incorporation to Eliminate the Supermajority Voting Requirements

At our 2017 Annual Meeting of Shareholders, MPC placed on the ballot a nonbinding, shareholder-sponsored proposal requesting that the Board take the steps necessary to eliminate each shareholder voting requirement in our Restated Certificate of Incorporation (the Certificate) and our Amended and Restated Bylaws (the Bylaws and, collectively with the Certificate, our Governance Documents) that calls for a greater than simple majority vote. This proposal received the support of a majority of the votes cast at the meeting. Following the 2017 Annual Meeting of Shareholders, the Corporate Governance and Nominating Committee carefully considered the advantages and disadvantages of maintaining the supermajority voting requirements in our Governance Documents. Last year, the Board recommended that shareholders vote against the nonbinding shareholder proposal, explaining that the supermajority vote requirements in our Governance Documents are intended to ensure broad shareholder support for limited fundamental corporate matters, protect the interests of minority shareholders and safeguard long-term shareholder interests. The Board acknowledges, however, that our shareholders have expressed a different view and after weighing the considerations, the Board has determined it is in the best interests of the Company to amend our Governance Documents to eliminate the supermajority voting requirements therein. To that end, the Board has placed binding Proposal No. 5 and binding Proposal No. 6 on the ballot and has committed to amend applicable provisions within our Bylaws to conform to the Certificate amendments should Proposal No. 5, which specifically addresses Bylaw amendments, receive the requisite vote for passage.

Vote Required

As the proposed amendments would affect different provisions of our Certificate, with such amendments subject to varying voting standards, two separate proposals are submitted for shareholder consideration. The amendments addressed by Proposal No. 5 require the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. The amendments addressed by Proposal No. 6 require the affirmative vote of the holders of at least 80 percent of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Abstentions and broker non-votes will have the effect of a vote against Proposal No. 5 and Proposal No. 6.

Complete Text of Proposed Amendments

Appendices I and II to this Proxy Statement provide the amendments to the relevant sections of our Certificate that would result if Proposal No. 5 and Proposal No. 6, respectively, were approved by shareholders. The descriptions of the amendments set forth in Proposal No. 5 and Proposal No. 6 are qualified in their entirety by reference to the text of the amendments attached as Appendices I and II hereto.

page 34 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 5 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT APPLICABLE TO BYLAW AMENDMENTS

Proposal No. 5 – Approval of Amendments to our Certificate to Eliminate the Supermajority Voting Requirement applicable to Bylaw Amendments

The Certificate requires the affirmative vote of the holders of at least 80 percent of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to amend the Bylaws. If such Bylaw amendment is supported by the majority of the Board of Directors and recommended for approval to shareholders by the Board, the affirmative vote of a majority of the votes cast “for” or “against” by shareholders entitled to vote on the matter is required to amend the Bylaws.

The proposed amendment to the Certificate under this Proposal No. 5 would reduce the voting requirement to amend the Bylaws to require the vote of at least a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, in circumstances where such amendment to the Bylaws is not supported by the majority of the Board of Directors.

The affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, would be required for approval of Proposal No. 5. If Proposal No. 5 is approved by the requisite number of shareholders, the Certificate will be amended upon filing of a Certificate of Amendment setting forth the amendments with the secretary of state of the state of Delaware, which we would intend to do following the 2018 Annual Meeting of Shareholders, and the Bylaws would be subsequently amended and restated by the Board to conform with the amended Certificate as respects this proposal.

Our Board of Directors recommends you vote FOR Proposal No. 5.

Marathon Petroleum Corporation Proxy Statement / page 35

PROPOSAL OF THE BOARD   /   PROPOSAL NO. 6 – APPROVAL OF AMENDMENTS TO OUR CERTIFICATE TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS APPLICABLE TO CERTIFICATE AMENDMENTS AND THE REMOVAL OF DIRECTORS

Proposal No. 6 – Approval of Amendments to our Certificate to Eliminate the Supermajority Voting Requirements applicable to Certificate Amendments and the Removal of Directors

The Certificate requires the affirmative vote of the holders of at least 80 percent of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to amend certain sections of the Certificate, including the sections relating to amendments to the Certificate and relating to the removal of directors for cause.

The proposed amendments to the Certificate under this Proposal No. 6 would reduce the voting requirements for these two actions to require the vote of at least a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

The affirmative vote of the holders of at least 80 percent of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, would be required for approval of Proposal No. 6. If Proposal No. 6 is approved by the requisite number of shareholders, the Certificate will be amended upon filing of a Certificate of Amendment setting forth the amendments with the secretary of state of the state of Delaware, which we would intend to do following the 2018 Annual Meeting of Shareholders.

Our Board of Directors recommends you vote FOR Proposal No. 6.

page 36 / Marathon Petroleum Corporation Proxy Statement

PROPOSAL OF SHAREHOLDER   /   PROPOSAL NO. 7 – SHAREHOLDER PROPOSAL SEEKING ADOPTION OF AN ALTERNATIVE SHAREHOLDER RIGHT TO CALL A SPECIAL MEETING PROVISION

Proposal of Shareholder

Proposal No. 7 – Shareholder Proposal Seeking Adoption of an Alternative Shareholder Right to Call a Special Meeting Provision

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of no less than 100 shares of MPC common stock, has given notice that he intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Proposal No. 7 – Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Scores of Fortune 500 companies allow 10% of shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting.

This proposal is particularly important because we do not have the opportunity to act by written consent. More than 100 Fortune 500 companies provide for shareholders to call special meetings and to act by written consent.

Corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance – which includes a shareholder right to call a special meeting.

Excellent corporate governance is a cost effective way to improve company performance. Marathon Petroleum shareholders strongly support improved governance as evidenced by their 72% vote for the 2017 shareholder proposal asking for a simple majority vote standard.

Please vote for improved corporate governance:

Special Shareowner Meetings – Proposal No. 7

Marathon Petroleum Corporation Proxy Statement / page 37

PROPOSAL OF SHAREHOLDER   /   PROPOSAL NO. 7 - SHAREHOLDER PROPOSAL SEEKING ADOPTION OF AN ALTERNATIVE SHAREHOLDER RIGHT TO CALL A SPECIAL MEETING PROVISION

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL SEEKING ADOPTION OF AN ALTERNATIVE SHAREHOLDER RIGHT TO CALL A SPECIAL MEETING PROVISION. MPC SHAREHOLDERS HAVE THE RIGHT TO CALL SPECIAL MEETINGS.

On January 27, 2018, after careful consideration, the Board adopted an amendment to our Bylaws that permits shareholders owning in the aggregate 25 percent of the Company’s outstanding common stock to call a special meeting. The Board believes the 25 percent ownership threshold strikes the appropriate balance between allowing shareholders to vote on important matters that arise between annual meetings and protecting against the risk that a single shareholder or small group of shareholders could call a special meeting that serves only a narrow agenda not favored by the majority of shareholders. Our Board believes that a special meeting should only be held to cover extraordinary events that must be addressed expeditiously. The 25 percent ownership threshold adopted by the Company is a common threshold among large public companies offering shareholders the right to call a special meeting and helps protect shareholder rights without the expense and risk associated with a lower special meeting threshold.

The Board believes this proposal should be evaluated in the context of the Company’s overall corporate governance, including other shareholder rights available under applicable listing standards and law, as well as our Bylaws. For example, under NYSE standards and/or Delaware law, MPC must submit certain matters to a shareholder vote, including mergers, large share issuances, the adoption of equity compensation plans and amendments to our Certificate. In addition to our shareholders having the right to call a special meeting, our Board is accountable to shareholders through a variety of policies and strong corporate governance practices.

For example:

Shareholders owning just 3 percent of MPC’s outstanding common stock may use proxy access to nominate directors, subject to satisfying certain procedural and eligibility requirements;

Shareholders are able to submit proposals for consideration at an annual meeting;

Shareholders are able to communicate directly with the Board, as described under “Communications with the Board of Directors” in this Proxy Statement; and

Shareholders have the opportunity to vote annually to express their views on executive compensation.

The Board of Directors is committed to strong corporate governance practices and takes its commitment to all shareholders seriously. At our 2017 Annual Meeting of Shareholders, a nonbinding shareholder proposal requesting that the Company take the steps necessary to eliminate supermajority voting requirements in our Governance Documents received the support of the holders of a majority of the votes cast at the meeting. As noted in Proposal No. 5 and Proposal No. 6, our Board considered the shareholder support received at the 2017 Annual Meeting for such proposal and has recommended the amendment of our Governance Documents accordingly.

In light of the current shareholder right to call a special meeting provided under our Bylaws and the strength of our existing corporate governance policies and procedures, the Board believes this shareholder proposal is unnecessary.

For the reasons stated above, our Board of Directors recommends you vote AGAINST Proposal No. 7.

page 38 / Marathon Petroleum Corporation Proxy Statement

Audit Committee Report

The Audit Committee has reviewed and discussed Marathon Petroleum’s audited financial statements and its report on internal control over financial reporting for 2017 with Marathon Petroleum’s management. The Audit Committee discussed with the independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the Public Company Accounting Oversight Board’s standard, Auditing Standard No. 1301. The Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements and the report on internal control over financial reporting for Marathon Petroleum be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Audit Committee

John P. Surma, Chair

Abdulaziz F. Alkhayyal

Evan Bayh

David A. Daberko

Donna A. James

James E. Rohr

J. Michael Stice

Independent Registered Public Accounting Firm’s

Fees, Services and Independence

Independent Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2017, and December 31, 2016, were:

Fees(1)	2017	2016
	(in 000s)	(in 000s)
Audit	$6,942	$7,417
Audit-Related	$305	—
Tax	$50	—
All Other	$3	$2
Total(2)	$7,300	$7,419

(1)	The Company’s Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services Policy is summarized in this Proxy Statement. See “The Board of Directors and Corporate Governance – Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services.” In 2017 and 2016, our Audit Committee pre-approved all of these services in accordance with its pre-approval policy. Our Audit Committee did not utilize the Policy’s de minimis exception in 2017 or 2016.

(2)	MPLX, a consolidated subsidiary of MPC, separately pays its own fees, which totaled $5.4 million for the year ended December 31, 2017, and $5.2 million for the year ended December 31, 2016.

The Audit fees for the years ended December 31, 2017, and December 31, 2016, were for professional services rendered for the audit of consolidated financial statements and internal controls over financial reporting; the performance of subsidiary, statutory and regulatory audits; the issuance of comfort letters; the provision of consents; and the review of documents filed with the SEC. The Audit fees for the year ended December 31, 2017, also included audit procedures related to the newly enacted tax legislation.

The Audit-Related fees for the year ended December 31, 2017, were for professional services rendered for potential transactions and events not associated with the current year audit. No Audit-Related fees were incurred for the year ended December 31, 2016.

The Tax fees for the year ended December 31, 2017, were for professional services rendered to assist management in estimating MPLX income and deduction allocations to MPC. No Tax fees were incurred for the year ended December 31, 2016.

The All Other fees for the year ended December 31, 2017, were for an accounting research and disclosure checklist software license. All Other fees for the year ended December 31, 2016, were for an accounting research software license.

Our Audit Committee has considered whether PricewaterhouseCoopers is independent for purposes of providing external audit services to the Company and has determined that it is.

Marathon Petroleum Corporation Proxy Statement / page 39

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to MPC to beneficially own 5 percent or more of MPC common stock as of December 31, 2017. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership in Shares (#)		Percent of Outstanding Shares (%)
BlackRock, Inc.(1)	43,966,721	(1)	9.00(1)
55 East 52nd Street
New York, NY 10055
The Vanguard Group(2)	38,354,150	(2)	7.85(2)
100 Vanguard Blvd.
Malvern, PA 19355
State Street Corporation(3)	25,994,576	(3)	5.32(3)
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)	Based on the Schedule 13G/A dated January 24, 2018, which indicates that it was filed by BlackRock, Inc. According to such Schedule 13G/A, BlackRock, Inc., as the parent holding company of several subsidiaries, reported aggregate beneficial ownership of 43,966,721 shares of MPC’s common stock. BlackRock, Inc. reported that it possessed sole voting power over 39,143,045 of these shares, shared voting power over no shares, and sole dispositive power over all of these shares.

(2)	Based on the Schedule 13G/A dated February 7, 2018, which indicates that it was filed by The Vanguard Group. According to such Schedule 13G/A, these shares are owned by The Vanguard Group and two wholly owned subsidiaries, Vanguard Fiduciary Trust Company (or VFTC) and Vanguard Investments Australia, Ltd. (or VIA), as investment managers of collective trust accounts and investment offerings, respectively. The Schedule 13G/A reports that VFTC is the beneficial owner of 531,708 shares and VIA is the beneficial owner of 403,651 shares. The Vanguard Group is a registered investment advisor and has sole voting power with respect to 689,719 shares, shared voting power with respect to 108,612 shares, sole dispositive power with respect to 37,573,091 shares, and shared dispositive power with respect to 781,059 shares.

(3)	Based on the Schedule 13G dated February 14, 2018, which indicates it was filed by State Street Corporation. According to such Schedule 13G, State Street Corporation, as the parent holding company of several subsidiaries, reported aggregate beneficial ownership of 25,994,576 shares of MPC’s common stock. State Street Corporation reported that it possessed shared voting power and shared dispositive power over all of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 or 5 with the SEC. Based solely on our review of the reporting forms and written representations provided to the Company from the individuals required to file reports, we believe each of our directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the year ended December 31, 2017.

page 40 / Marathon Petroleum Corporation Proxy Statement

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of MPC common stock beneficially owned as of January 31, 2018, except as otherwise noted, by each director, by each named executive officer and by all directors and executive officers as a group. The address for each person named below is c/o Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840.

Name of Beneficial Owner Directors / Named Executive Officers	Amount and Nature of Beneficial Ownership(1)		Percent of Total Outstanding
Gary R. Heminger	2,859,765	(2)(4)(5)(7)(8)(9)	*
Abdulaziz F. Alkhayyal	3,674	(3)	*
Evan Bayh	41,678	(2)(3)	*
Charles E. Bunch	11,353	(2)(3)	*
David A. Daberko	151,356	(2)(3)	*
Steven A. Davis	23,324	(3)(7)	*
Timothy T. Griffith	221,662	(2)(4)(8)(9)	*
Donna A. James	31,128	(2)(3)	*
Anthony R. Kenney	450,409	(2)(4)(5)(8)(9)	*
C. Michael Palmer	306,284	(2)(4)(5)(6)(8)(9)	*
James E. Rohr	29,824	(3)(7)	*
Frank M. Semple	3,646	(3)	*
J. Michael Stice	2,727	(3)	*
John P. Surma	40,578	(3)(7)	*
Donald C. Templin	528,677	(2)(4)(8)(9)	*
All Directors and Executive Officers as a group (21 reporting persons)	5,213,620	(2)(3)(4)(5)(6)(7)(8)(9)	1.09%

(1)	None of the shares of common stock reported in this column are pledged as security.

(2)	Includes shares of common stock directly or indirectly held in registered or beneficial form.

(3)	Includes restricted stock unit awards granted pursuant to the Second Amended and Restated Marathon Petroleum Corporation 2011 Incentive Compensation Plan and/or the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan, and credited within a deferred account pursuant to the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors. The aggregate number of restricted stock unit awards credited as of January 31, 2018, for each of the non-employee directors is as follows: Mr. Alkhayyal, 3,674; Mr. Bayh, 30,578; Mr. Bunch, 7,353; Mr. Daberko, 147,356; Mr. Davis, 14,824; Ms. James, 30,578; Mr. Rohr, 14,824; Mr. Semple, 3,646; Mr. Stice, 2,727; and Mr. Surma, 30,578.

(4)	Includes shares of restricted stock issued pursuant to the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan, which are subject to limits on sale and transfer, and may be forfeited under certain conditions.

(5)	Includes shares of common stock held within the Marathon Petroleum Thrift Plan.

(6)	Includes shares of common stock held within the Marathon Petroleum Corporation Dividend Reinvestment and Direct Stock Purchase Plan.

(7)	Includes shares of common stock indirectly beneficially owned in trust. The number of shares held in trust as of January 31, 2018, by each applicable director or named executive officer is as follows: Mr. Heminger, 21,228; Mr. Davis, 8,500; Mr. Rohr, 15,000; and Mr. Surma, 10,000.

(8)	Includes stock options exercisable within 60 days of January 31, 2018.

(9)	Includes shares of common stock issued in settlement of performance units within 60 days of January 31, 2018.

*	The percentage of shares beneficially owned by each director or each executive officer does not exceed 1% of the common shares outstanding, and the percentage of shares beneficially owned by all directors and executive officers of the Company as a group is 1.09% of the common shares outstanding.

Marathon Petroleum Corporation Proxy Statement / page 41

Security Ownership of Directors and Executive Officers

The following table sets forth the number of MPLX common units beneficially owned as of January 31, 2018, except as otherwise noted, by each director, by each named executive officer and by all directors and executive officers as a group. The address for each person named below is c/o Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840.

Name of Beneficial Owner Directors / Named Executive Officers	Amount and Nature of Beneficial Ownership(1)		Percent of Total Outstanding
Gary R. Heminger	206,186	(2)(5)(6)(7)	*
Abdulaziz F. Alkhayyal	639	(3)	*
Evan Bayh	26,210	(2)(3)	*
Charles E. Bunch	3,609	(2)(3)	*
David A. Daberko	23,433	(2)(3)(4)	*
Steven A. Davis	34,405	(3)(6)	*
Timothy T. Griffith	23,752	(2)(5)(7)	*
Donna A. James	5,960	(2)(3)	*
Anthony R. Kenney	9,939	(2)(5)(7)	*
C. Michael Palmer	27,939	(2)(5)(7)	*
James E. Rohr	7,101	(3)(6)	*
Frank M. Semple	580,495	(2)(3)(4)(6)	*
J. Michael Stice	2,005	(3)(6)	*
John P. Surma	20,933	(2)(3)(4)	*
Donald C. Templin	84,154	(2)(5)(7)	*
All Directors and Executive Officers as a group (21 reporting persons)	1,091,432	(2)(3)(4)(5)(6)(7)	*

(1)	None of the common units reported in this column are pledged as security.

(2)	Includes common units directly or indirectly held in beneficial form.

(3)	Includes phantom unit awards granted pursuant to the MPLX LP 2012 Incentive Compensation Plan and credited within a deferred account pursuant to the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors. The aggregate number of phantom unit awards credited as of January 31, 2018, for the non-employee directors is as follows: Ms. James and Messrs. Bayh, Daberko and Surma, 2,210 each; Messrs. Davis and Rohr, 1,905 each; Mr. Alkhayyal, 639; Mr. Bunch, 1,179; Mr. Semple, 624; and Mr. Stice 477.

(4)	Includes phantom unit awards granted pursuant to the MPLX LP 2012 Incentive Compensation Plan and credited within a deferred account pursuant to the MPLX GP LLC Amended and Restated Non-Management Director Compensation Policy and Director Equity Award Terms. The aggregate number of phantom unit awards credited as of January 31, 2018, for each of Messrs. Daberko and Surma is 11,223; and Mr. Semple, 3,577.

(5)	Includes phantom unit awards granted pursuant to the MPLX LP 2012 Incentive Compensation Plan, which may be forfeited under certain conditions.

(6)	Includes common units indirectly beneficially owned in trust. The number of common units held in trust as of January 31, 2018, by each applicable director or named executive officer is as follows: Mr. Heminger, 35,750; Mr. Davis, 32,500; Mr. Rohr, 5,196; Mr. Semple, 527,517; and Mr. Stice, 1,528.

(7)	Includes common units issued in settlement of performance units within 60 days of January 31, 2018.

*	The percentage of common units beneficially owned by each director or each executive officer does not exceed 1% of MPLX common units outstanding, and the percentage of common units beneficially owned by all directors and executive officers of the Company as a group does not exceed 1% of the MPLX common units outstanding.

page 42 / Marathon Petroleum Corporation Proxy Statement

Compensation Committee Report

The Compensation Committee has reviewed and discussed Marathon Petroleum’s Compensation Discussion and Analysis for 2017 with Marathon Petroleum’s management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis report be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2017.

Compensation Committee

James E. Rohr, Chair

Abdulaziz F. Alkhayyal

Charles E. Bunch

Steven A. Davis

Donna A. James

Compensation Discussion and Analysis

In this section, we describe the material elements of our executive compensation program for our named executive officers (or NEOs). We also provide an overview of our compensation philosophy and objectives and explain how and why the Compensation Committee made its 2017 compensation decisions for our NEOs. We recommend that this section be read in conjunction with the tabular and narrative disclosures in the “Executive Compensation” section of this Proxy Statement.

Named Executive Officers

Our NEOs for 2017 consist of our principal executive officer, our principal financial officer and the three most highly compensated executive officers, all of whom held a position as an executive officer as of December 31, 2017:

Name	Title (as of December 31, 2017)
Gary R. Heminger	Chairman and Chief Executive Officer

Timothy T. Griffith	Senior Vice President and Chief Financial Officer

Donald C. Templin	President, Marathon Petroleum Corporation

Anthony R. Kenney	President, Speedway LLC

C. Michael Palmer	Senior Vice President, Supply, Distribution and Planning

Changes Affecting our Named Executive Officers in 2017

•	Donald C. Templin became the President of Marathon Petroleum Corporation on July 1, 2017, having previously served as Executive Vice President and President, MPLX.

•	Gary R. Heminger’s title reflects the appointment of Mr. Templin to the role of President. Mr. Heminger continues to serve as Chairman and Chief Executive Officer.

Marathon Petroleum Corporation Proxy Statement / page 43

Executive Summary

Our Business

We are the second-largest independent petroleum products refining, marketing, retail and transportation business in the United States. Our operations consist of three business segments:

•	Refining and Marketing – refines crude oil and other feedstocks at our six refineries in the Gulf Coast and Midwest regions of the United States, purchases refined products and ethanol for resale, and distributes refined products through various means, including pipeline and marine transportation, terminals and storage services provided by our Midstream segment. We sell refined products to wholesale marketing customers domestically and internationally, buyers on the spot market, our Speedway® business segment and to independent entrepreneurs who operate Marathon® retail outlets.

•	Speedway – sells transportation fuels and convenience products in the retail market in the Midwest, East Coast and Southeast regions of the United States.

•	Midstream – gathers, processes and transports natural gas; gathers, transports, fractionates, stores and markets NGLs; and transports and stores crude oil and refined products principally for the Refining and Marketing segment via pipelines, terminals, towboats and barges. The Midstream segment primarily reflects the results of MPLX, our sponsored master limited partnership.

2017 Financial and Operational Highlights

•	Our net income attributable to MPC increased to $3.43 billion, or $6.70 per diluted share, in 2017 from $1.17 billion, or $2.21 per diluted share, in 2016. Earnings in 2017 included a tax benefit of approximately $1.5 billion (or $2.93 per diluted share) related to tax reform legislation enacted in the fourth quarter of 2017.

•	We increased our quarterly dividend by 11 percent to $0.40 per share from $0.36 per share in 2017, and again increased the dividend by 15 percent to $0.46 per share in the first quarter of this year, representing a 26.5 percent compound annual growth rate from the dividend established when we became an independent company on June 30, 2011.

•	We continued to focus on returning capital to shareholders by returning $3.1 billion through dividends and share repurchases in 2017.

•	We have now completed strategic initiatives announced by MPC and MPLX in early 2017, including the execution of accelerated dropdowns to MPLX, and the exchange of MPC’s economic general partner interests in MPLX, including its incentive distribution rights (or IDRs), for a non-economic general partner interest and MPLX common units.

•	MPC Total Shareholder Return (or TSR) for 2017 was 34.6 percent compared with median TSR of 26.7 percent for its performance unit peer group.

•	MPLX Total Unitholder Return (or TUR) for 2017 was 17.5 percent compared with median TUR of 0.4 percent for its performance unit peer group.

•	Our Refining and Marketing business’s earnings increased by $1 billion compared with 2016. Refining and Marketing operated exceptionally well – capturing strong crack spreads and wider crude differentials; and achieving multiple refining process unit rate records, including monthly records for crude throughput, and gasoline and distillate production.

•	Speedway achieved record performance building on several years of segment earnings growth. These results were driven by strong earnings from light product sales, an increase of 1.2 percent in same-store merchandise sales, lower operating costs and contributions from its travel center joint venture.

•	MPLX reported record financial results on record volume growth across the gathering and processing business. MPLX delivered on its 12.1 percent distribution growth guidance for 2017 distributions and has increased its quarterly cash distribution for 20 consecutive quarters, representing an 18.3 percent compound annual growth rate over the minimum quarterly distribution established at its formation in late 2012.

After reviewing these highlights, the performance metrics outlined in the “Annual Cash Bonus Program” section of this Proxy Statement and MPC’s relative TSR performance, the Compensation Committee approved 2017 cash bonuses for our NEOs eligible to receive such awards averaging 187.5 percent of target and a performance unit grant payout at 121.42 percent of target.

page 44 / Marathon Petroleum Corporation Proxy Statement

Shareholder-Friendly Features of Our Executive Compensation Program

Our executive compensation program contains the following shareholder-friendly features that we believe align with contemporary governance practices, promote alignment with our pay-for-performance philosophy and mitigate risk to our shareholders.

We do:
cap annual cash bonus and performance unit payouts;
have long-term incentive (or LTI) awards based on relative total shareholder return;
impose a one-year holding requirement after vesting for all shares received under our incentive compensation plan;
have “double triggers” for change-in-control payout provisions for all LTI awards;
maintain significant stock ownership guidelines for NEOs;
impose clawback provisions on both long-term and short-term incentive awards;
conduct an annual shareholder say-on-pay vote on NEO compensation;
have limited business perquisites; and
retain an independent compensation consultant who regularly advises the Compensation Committee.

We do not:
allow the hedging or pledging of MPC common stock;
enter into employment contracts with NEOs or any other executive officers;
guarantee minimum bonus payments to any of our executive officers;
provide tax gross-ups for perquisites;
pay dividends or dividend equivalents on unvested equity;
allow the repricing of stock options without shareholder approval;
provide excise tax gross-up provisions with regard to any change in control of MPC; or
grant stock options below fair market value as of the grant date.

“Say-on-Pay” Vote Result and Engagement

The Compensation Committee has carefully considered the results of the 2017 annual shareholder advisory vote on our NEO compensation program (or Say-on-Pay), when approximately 93 percent of votes cast were in support of the program. The Compensation Committee interpreted this strong level of support as affirming the design and objectives of our NEO compensation program.

While the Compensation Committee is pleased with the results of the 2017 Say-on-Pay, we continue to maintain a regular dialogue with a wide variety of investors on numerous topics, including our NEO compensation program. In an effort to be responsive to shareholder feedback, and in light of more recent peer data indicating the proportion of performance units awarded by our peers to their NEOs is near or approximately 50 percent of the total LTI value awarded, in early 2018, our Compensation Committee decided to alter the mix of long-term compensation awarded to our NEOs. For LTI awarded in 2018, the Compensation Committee increased the proportion of performance units to 50 percent from 40 percent and decreased the proportion of stock options to 30 percent from 40 percent. In addition, the Compensation Committee and a committee of the MPLX GP LLC Board of Directors (or the MPLX Board), which includes the Chairman and the non-management directors of the MPLX Board (or the MPLX Committee) each increased the minimum TSR/TUR percentile for a payout on performance units awarded in 2018 to the 30th percentile from the 25th percentile. The Compensation Committee believes these changes align with its intent to compensate NEOs in a manner that is both market competitive and intended to enhance shareholder value. The Compensation Committee reaffirmed the other elements of our NEO compensation program, which have been designed with the same intent.

Since 2012, we have sought a shareholder advisory vote on NEO compensation on an annual basis. Our shareholders have the opportunity to vote at the Annual Meeting with respect to their preference regarding the frequency of Say-on-Pay votes. See Proposal No. 4 on Page 33 of this Proxy Statement.

Marathon Petroleum Corporation Proxy Statement / page 45

Significant 2017 Compensation Committee Actions

The Compensation Committee took the following significant actions in 2017:

Action	Reason for Action
• Added a new financial metric to the annual cash bonus (or ACB) program -Distributable Cash Flow (DCF) at MPLX	• To maintain focus on growing DCF at MPLX
• Added a new financial metric to the ACB program – Asset Dropdown Readiness and Execution	• To maintain focus on executing dropdown of MPC assets and services to MPLX
• Removed the metric focused on MPLX/MarkWest Commercial Synergies	• Expected synergies were identified and revenue enhancements or cost savings were realized in 2016

The Compensation Committee believes these changes were appropriate because they are consistent with:

•	our business objectives;

•	the realities of our competitive situation;

•	the inherent uncertainties of our commodity-based business; and

•	the compensation programs of our peer group companies.

Independent Consultant to the Compensation Committee

In order to help ensure objectivity in reviewing and analyzing market data and trends, the Compensation Committee uses Pay Governance LLC (or the Advisor) as its independent compensation consultant. The Advisor attended four Compensation Committee meetings in 2017 and provided independent analysis and advice on our executive compensation programs and the regulatory environment surrounding executive compensation.

The Advisor also maintains a set of internal policies that prohibit any of its consultants that advise the Compensation Committee from, among other things, owning shares of our common stock or engaging in personal or business relationships with our directors, NEOs or any other executive officers without prior disclosure to the Compensation Committee. Based on the above-mentioned procedures and policies, the Compensation Committee is confident the advice it receives from the Advisor is objective and not influenced by the Advisor’s working relationship with MPC or the Compensation Committee.

Furthermore, the Compensation Committee has assessed the independence of the Advisor as required by the rules of the NYSE and has determined that the Advisor satisfies the independence requirements of the NYSE.

Our management does not direct or oversee the activities of the Advisor. However, the Advisor does seek and receive information and input from our management on various executive compensation matters and works with management to formalize proposals for presentation to the Compensation Committee. Additionally, in determining executive compensation, the Compensation Committee considers recommendations from the Advisor as well as management. The Advisor did not perform any consulting services for us during 2017 that were not related to executive or director compensation, nor did the Advisor provide any services to our NEOs or other executive officers, individually, in 2017. The Compensation Committee has considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to the Advisor in 2017. Based on this review, the Compensation Committee did not identify any conflicts of interest with respect to the work performed by the Advisor.

Executive Compensation Philosophy and Objectives

We believe our executive compensation program plays a critical role in maximizing long-term shareholder value. It supports our ability to attract, motivate, retain and reward the highest quality executives who we believe will create value for our shareholders by executing our business priorities, including strong operational performance and responsible corporate leadership.

After evaluating our year-to-date financial, operational and employee performance, considering shareholder feedback and comparing the compensation of our NEOs to that of executives of companies within our peer group, the Compensation page 46 / Marathon Petroleum Corporation Proxy Statement

Committee decided to continue our existing compensation philosophy. Our existing philosophy generally targets the Total Direct Compensation (defined as base salary + target bonus + intended value of annual LTI awards) for our NEOs at the median (50th percentile) of the compensation for similar executives of companies in our peer group. In support of this philosophy, the decisions of the Compensation Committee are designed to:

•	provide fair and competitive levels of compensation, after taking into account individual roles and responsibilities, while allowing for the discretion to place each NEO within the competitive range of each pay element;

•	align compensation programs with the performance of MPC, MPLX and the individual;

•	foster an ownership culture that aligns the interests of our NEOs with those of shareholders;

•	consider the cyclical commodity influences of the business; and

•	discourage excessive risk-taking and appropriately align risk with reward.

Our executive compensation program allows the Compensation Committee to use both cash (base salary and annual cash bonus opportunities) and equity (performance units, stock options, restricted stock and phantom units) to encourage and motivate our NEOs to achieve both our short-term and long-term business objectives.

Marathon Petroleum Corporation Proxy Statement / page 47

Key Elements of 2017 Named Executive Officer Compensation

Our executive compensation program is comprised of the following three key elements. Each is designed to be market-competitive and help meet the objectives of our executive compensation program as established by the Compensation Committee:

What We Pay Our NEOs	Key Characteristics	Why We Pay Our NEOs This Way
Base Salary

•   Fixed cash compensation component

•   Reviewed at least annually and adjusted as appropriate

•   Based on the scope and responsibility level of the position held, individual performance and experience, as well as peer group market data

• To provide a competitive level of cash compensation upon which our NEOs may rely • To attract and retain executive talent
ACB Program

•   Variable cash compensation component

•   Performance-based award opportunity

•   Determined based on both corporate and applicable operating organization’s performance against pre-determined metrics, as well as the assessment of individual performance by our Chairman and CEO and the Compensation Committee

•   To motivate and reward our NEOs for achieving our annual business objectives that drive overall performance and shareholder value creation

•   To support our culture of aligning pay with company and executive performance

•   To encourage and reward responsible risk-taking and accountability

LTI Awards

•   Variable equity-based compensation component

•   Performance-based awards in the form of annual grants

•   A combination of performance units, stock options*, time-based restricted stock and phantom unit awards

•   Stock option value realized solely on MPC common stock price appreciation

•   MPC performance units exceed target value only with above-median relative TSR ranking among our peers

•   MPLX performance units exceed target value only with above-median relative TUR ranking among our peers and DCF performance above targeted growth

•   Restricted stock / phantom unit value dependent on MPC common stock / MPLX common unit performance

•   To motivate our executives to achieve our long-term business objectives by linking their compensation directly to the performance of MPC common stock / MPLX common units over the long term

•   To strengthen the alignment between the interests of our NEOs, and our shareholders / unitholders by promoting MPC common stock / MPLX common unit appreciation while building equity to help meet ownership guidelines

•   To encourage retention of executives

*	The Compensation Committee believes our stock options are inherently performance-based as they have no initial value and grantees only realize value if the price of our common stock increases for all shareholders following the date of grant.

In addition to these compensation elements, our employees, including our NEOs, are generally eligible to participate in our market-competitive health and life insurance plans, long-term and short-term disability programs, as well as retirement and severance programs. We also provide limited perquisites to our NEOs that are consistent with our business strategy and/or market-based trends. None of these additional programs are considered material by the Compensation Committee when making compensation decisions. For a detailed discussion of MPC-sponsored retirement plans and benefits, including the 2017 Pension Benefits Table, see the “Post-Employment Benefits for 2017” section of this Proxy Statement.

page 48 / Marathon Petroleum Corporation Proxy Statement

Summary of 2017 Compensation Awarded

The table below summarizes our NEOs’ total direct compensation for 2017, which was approved by the Compensation Committee as part of our 2017 executive compensation program. This table is complementary to the Summary Compensation Table as it excludes the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns and provides the intended value for LTI compensation on the date of grant rather than the accounting value required to be reported in the Summary Compensation Table. Please refer to the Summary Compensation Table within the “Executive Compensation” section of this Proxy Statement for more detail regarding our NEOs’ reportable compensation in 2017.

Name	2017 Year-End Base Salary ($)	Target Bonus Amount ($)	Actual 2017 Bonus Payment (Paid in 2018) ($)	Intended Value of MPC LTI Awards ($)	Intended Value of MPLX LTI Awards* ($)	Total Direct Compensation ($)
G. R. Heminger	1,650,000	2,640,000	5,000,000	9,600,000	2,400,000	18,650,000
T. T. Griffith	700,000	560,000	1,100,000	2,000,000	500,000	4,300,000
D. C. Templin	900,000	900,000	1,700,000	600,000	2,400,000	5,600,000
A. R. Kenney	725,000	616,250	1,100,000	1,980,000	220,000	4,025,000
C. M. Palmer	650,000	487,500	900,000	1,445,000	255,000	3,250,000

*	In 2017, our NEOs were also awarded MPLX LTI by the MPLX Committee. These awards were granted for services provided to MPLX and are included in this table to reflect the Total Direct Compensation our NEOs received in 2017 for their employment with MPC.

The Compensation Committee has noted that Mr. Heminger currently has, excluding changes in pension values, a pay package of 4.31 times the average of our other NEOs. This difference is primarily a function of Mr. Heminger’s 43-year tenure at MPC compared with an average of 24 years for our other NEOs. Mr. Heminger has also been a senior executive at MPC and its predecessors for more than 19 years.

The majority of our NEO compensation is performance-based, at-risk pay in the form of both short-term and long-term incentives. Based on data from peer group disclosures in 2017 and input from the Advisor, we believe our mix of pay elements is competitive with current market practices at our peer group companies as reflected in the charts below.

Compensation Mix

Mr. Heminger	CEO Peer Group

The Compensation Committee continues to believe our flexibility to mix cash and equity allows us to reward NEOs based on potentially very different business and strategic objectives across our business segments, recognizing that some of our organizations (such as retail and transportation) compete for talent with companies in industries that typically have compensation structures significantly different than those of our core business.

The Compensation Committee does not consider amounts earned from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation for a future year. The Compensation Committee believes that doing so would not be in the best interests of our shareholders and would not motivate, or promote retention of, our NEOs.

Marathon Petroleum Corporation Proxy Statement / page 49

Setting Executive Compensation

Obtaining Market Data/Benchmarking

The Compensation Committee decided in 2017 to move away from a direct industry peer group of integrated and downstream oil companies to a peer group of large, diverse chemical and industrial companies. This change was made in order to increase the number of peer companies against which we benchmark.

Our new peer group is larger and more diverse; it is composed of oil and gas companies, as well as other industrial companies that are sensitive to fluctuations in commodity prices. Criteria used to select our peer group include:

•	revenues generally greater than $10 billion;

•	heavy manufacturing operations;

•	commodity exposure;

•	safety and environmental focus; and

•	the availability of publicly reported information.

Our new peer group is comprised of the following 20 companies:

• 3M Company	• The Dow Chemical Company	• Johnson Controls International plc
• Andeavor	• E. I. du Pont de Nemours and Company	• Phillips 66
• The Boeing Company	• Eaton Corporation plc	• PPG Industries, Inc.
• Caterpillar Inc.	• The Goodyear Tire & Rubber Company	• United States Steel Corporation
• Chevron Corporation	• HollyFrontier Corporation	• United Technologies Corporation
• ConocoPhillips	• Honeywell International Inc.	• Valero Energy Corporation
• Deere & Company	• International Paper Company

When the Compensation Committee approved the new peer group, MPC was at approximately the 23rd percentile of the group in terms of market capitalization and the 81st percentile in terms of revenue. The Compensation Committee believes the new peer group will reduce the volatility of changes in compensation data by increasing the sample size of the peer group.

In situations where there is insufficient peer-group data for benchmarking purposes, the Advisor reviews data from available survey sources encompassing a broader group of commodity-based manufacturing companies and provides recommendations to the Compensation Committee.

How We Use Market Data

The Advisor works with our Human Resources compensation team to identify key job responsibilities for each NEO and then matches the job responsibilities to comparable job descriptions of executives in our peer group. The Advisor then obtains market data based on these matches, which is used as a starting point for the evaluation of base salary, short-term incentive targets as a percentage of base salary and LTI awards. While the Compensation Committee targets Total Direct Compensation at the median of the market, factors such as those listed below may result in the actual level of compensation being above or below each NEO’s respective market median:

•	the size and complexity of each NEO’s role;

•	an incumbent’s experience, contribution and demonstrated performance;

•	our current and future succession needs;

•	business results;

•	external competitiveness; and

•	internal equity.

page 50 / Marathon Petroleum Corporation Proxy Statement

Analysis of 2017 Compensation Decisions and Actions

Base Salary

Base salary is a compensation component intended to provide a competitive, fixed level of income upon which our NEOs may rely so that we may attract and retain executive talent. At least annually, the Compensation Committee reviews each NEO’s base salary utilizing the factors set forth on Page 50 of this Proxy Statement and makes adjustments at its discretion.

As a result of the Compensation Committee’s review, the following adjustments were made to the base salaries of our NEOs in 2017:

Name	Title	Previous Base Salary ($)	Base Salary Effective April 2017* ($)	Increase (%)
G. R. Heminger	Chairman and Chief Executive Officer	1,600,000	1,650,000	3.1

T. T. Griffith	Senior Vice President and Chief Financial Officer	625,000	700,000	12.0

D. C. Templin	President, Marathon Petroleum Corporation	800,000	900,000	12.5

A. R. Kenney	President, Speedway LLC	700,000	725,000	3.6

C. M. Palmer	Senior Vice President, Supply, Distribution and Planning	650,000	650,000	—
* Mr.	Templin’s base salary is as of July 1, 2017.

The base salaries for Messrs. Heminger and Kenney were increased to maintain market competitiveness. Mr. Griffith’s base salary was increased based on his continued strong performance and to bring him closer to the market median for his position. Mr. Palmer did not receive a base pay increase as the Compensation Committee concluded his salary was already market competitive. The Compensation Committee increased Mr. Templin’s salary by approximately 3.1% on April 1, 2017 as part of the annual merit program to maintain market competitiveness. In addition, the Compensation Committee increased Mr. Templin’s salary by approximately 9.1% on July 1, 2017, coincident with his promotion to President of MPC.

Annual Cash Bonus Program

The ACB program is a variable incentive program intended to motivate and reward NEOs for achieving short-term (annual) financial and operational business objectives that drive overall shareholder value while encouraging responsible risk-taking and accountability.

The Compensation Committee has approved the establishment of a Section 162(m) funding pool for the ACB program in the first quarter of each year to qualify payments from the program as performance-based compensation if certain metric levels are achieved. This is intended to maximize our tax deductibility opportunity with respect to the compensation paid from the ACB program for NEOs whose Section 162(m) compensation may otherwise exceed $1 million. The performance metrics used to determine the 2017 Section 162(m) funding pool were net income and mechanical availability. Net income was chosen as it measures MPC’s profitability. Mechanical availability is an essential element in achieving our financial and operational objectives and a significant indicator of the success of our operations as it measures the availability and reliability of the processing equipment in our refinery and midstream operations. The funding pool for 2017 was established by the Compensation Committee as the greater of 2 percent of net income or $19.5 million if mechanical availability reached 92 percent.

Based on net income attributable to MPC of $3.43 billion, after adjusting for certain items, our pool for 2017 executive bonuses was $68.6 million. The Compensation Committee approved the actual incentive payments for each of our NEOs at levels less than what the pool would have otherwise permitted.

For the 2017 ACB program, the Compensation Committee elected to add a metric based on distributable cash flow (DCF) attributable to MPLX to increase focus on growing the midstream business we sponsor. In addition, a new metric intended to identify and prepare assets for dropdown into MPLX was added as this further diversifies MPLX’s earnings and contributes substantially to the DCF base of MPLX. With the identification and revenue enhancements or cost savings realized between MarkWest and MPLX with regard to commercial synergies in 2016, the MPLX/MarkWest Commercial Synergies metric was removed for 2017.

These changes continue to support the Compensation Committee’s commitment to an annual incentive program in which a majority (70 percent) is funded by pre-established financial and operational (including environmental and safety) performance

Marathon Petroleum Corporation Proxy Statement / page 51

measures. The remaining 30 percent under the ACB program is driven by a number of discretionary factors, including business results in light of opportunities and challenges encountered during the year and adjustments due to the volatility in petroleum-related commodity prices throughout the year, which makes it difficult to establish reliable, pre-determined goals and individual performance achievements. Regardless of the funding generated by the ACB program, the Compensation Committee has discretion to generally award each of our NEOs up to the limits of any applicable Section 162(m) funding pool, or make no award at all.

page 52 / Marathon Petroleum Corporation Proxy Statement

The financial and operational performance metrics used for the 2017 ACB program were:

Performance Metric	Description	Type of Measure
Operating Income Per Barrel(a)	Measures domestic operating income per barrel of crude oil throughput, adjusted for unusual business items and accounting changes. This metric compares a group of nine integrated or downstream companies, including MPC.	Financial (relative)
EBITDA(b)	As derived from our consolidated financial statements and adjusted for certain items.	Financial (absolute)
Mechanical Availability(c)	Measures the mechanical availability and reliability of our operated Refining and Marketing and Midstream segment operations.	Operational (absolute)
Selling, General and Administrative Costs (SG&A)(d)	Our actual selling, general and administrative expenses adjusted for certain items.	Financial (absolute)
Distributable Cash Flow (DCF) Attributable to MPLX(e)(f)	As derived from MPLX’s consolidated financial statements and disclosed to investors as part of the quarterly earnings materials.	Financial (absolute)
Asset Dropdown Readiness and Execution(f)	Actual readiness and execution of dropping assets and services generating a specified amount of EBITDA to MPLX.	Financial (absolute)
Responsible Care(g)	The metrics below measure our success in meeting our goals for the health and safety of our employees, contractors and neighboring communities, while continuously improving on our environmental stewardship commitment by minimizing our environmental impact.
Marathon Safety Performance Index(h)	Measurement of our success and commitment to employee safety. Goals are set annually at best-in-class industry performance, focusing on continual improvement. This includes common industry metrics such as Occupational Safety and Health Administration (or OSHA) Recordable Incident Rates and Days Away Rates.	Operational (absolute)
Process Safety Events Rate	Measures the success of our ability to identify, understand and control process hazards, which can be defined as unplanned or uncontrolled releases of highly hazardous chemicals or materials that have the potential to cause catastrophic fires, explosions, injury, plant damage and high-potential near misses or toxic exposures.	Operational (absolute)
Designated Environmental Incidents	Measures environmental performance and consists of tracking certain: a) releases of hazardous substances into air, water or land; b) permit exceedances; and c) government agency enforcement actions.	Operational (absolute)
Quality	Measures the impact of product quality incidents and cumulative costs to us (no Category 4 Incident, and costs of Category 3 Incidents).(i)	Operational (absolute)

(a)	This is a per barrel measure of throughput — U.S. downstream segment income adjusted for certain items. It includes a total of nine comparator companies (including MPC). Comparator company income is adjusted for special items or other like items as adjusted by MPC. The comparator companies for 2017 were: Andeavor, BP p.l.c.; Chevron Corporation; ExxonMobil Corporation; HollyFrontier Corporation; PBF Energy; Phillips 66; and Valero Energy Corporation. This is a non-GAAP performance metric which is calculated as income before taxes, as presented in our audited consolidated financial statements, as adjusted, divided by the total number of barrels of crude oil throughput at the peer’s respective U.S. refinery operations. To ensure consistency of this metric when comparing results to the comparator group, adjustments to our and peer company segment income before taxes are sometimes necessary to remove certain items, such as the gain/loss on asset sales and certain asset and goodwill impairment expenses.

(b)	This is a non-GAAP performance metric. It is calculated as earnings before interest and financing costs, interest income, income taxes, depreciation and amortization expense adjusted to exclude the effects of impairment expense, pension settlement expense, inventory market valuation adjustments, EBITDA related to acquisitions and divestitures and certain other non-cash adjustments.

(c)	Mechanical availability represents the percentage of capacity available for critical downstream and midstream equipment to perform its primary function for the full year.

(d)	This represents SG&A expenses per our consolidated financial statements adjusted to exclude costs related to employee bonus program accruals, pension settlement expense, credit card processing fees, allocations of employee benefit expenses, inter-department cost allocations and expenses related to acquisitions and divestitures.

(e)

This is a non-GAAP performance metric. DCF is defined as MPLX’s adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; and (iv) other non-cash items. MPLX makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, MPLX records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, MPLX reverses the previously recorded unrealized gain or loss and records the realized gain or loss of the contract. MPLX defines adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision (benefit) for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) impairment expense; (vi) net interest and other financial costs;

Marathon Petroleum Corporation Proxy Statement / page 53

(vii) loss (income) from equity investments; (viii) distributions from unconsolidated subsidiaries considering principal payments of debt and certain capital expenditures; (ix) distributions of cash received from equity method investments to MPC; (x) unrealized derivative losses (gains); and (xi) acquisition costs.

(f)	Subject to limitations imposed by Section 162(m) of the Internal Revenue Code, the Company reserved the right to recalibrate the performance levels if significant tax reform suggested a portion of the dropdowns should be delayed into 2018.

(g)	Excludes Speedway.

(h)	This metric measures the personal safety performance level of MPC employees and contractors based on lost time, the number of OSHA recordable injuries or fatalities, and restricted duty incidents. In the event of a fatality, payout is determined by the Compensation Committee.

(i)	A Category 4 Incident is one that involves a fatality. Category 3 Incidents include those in which: we incur out-of-pocket costs for incident response and recovery activities, mitigation of customer claims or regulatory penalties in excess of $100,000; a media advisory is issued by MPC; or the extenuating circumstances are deemed to be of such severity by our Quality Committee that a recommendation for this category is made to the MPC Quality Steering Committee and is subsequently approved. Quality incidents exclude MarkWest assets. Category 3 Incidents exclude assets acquired in 2017; Category 4 Incidents include assets acquired in 2017.

The threshold, target and maximum levels of performance for each performance metric were established for 2017 by evaluating factors such as performance achieved in the prior year(s), anticipated challenges for 2017, our business plan and our overall strategy. At the time the performance levels were set for 2017, the threshold levels were viewed as likely achievable, the target levels were viewed as challenging but achievable, and the maximum levels were viewed as extremely difficult to achieve.

The table below provides both the goals for each metric and our performance achieved in 2017:

Performance Metric	Threshold Level 50% Payout	Target Level 100% Payout	Maximum Level 200% Payout	Performance Metric Result	Target Weighting	Performance Achieved
Operating Income Per Barrel	5th or 6th Position	3rd or 4th Position	1st or 2nd Position	2nd Position (200% of target)	15.0%	30.0%
EBITDA(1)	$3,500	$5,800	$6,500	$6,026 (132% of target)	10.0%	13.2%
Mechanical Availability	93.5%	94.5%	95.5%	95.7% (200% of target)	10.0%	20.0%
Selling, General and Administrative Costs(1)	$1,915	$1,875	$1,845	$1,839 (200% of target)	5.0%	10.0%
Distributable Cash Flow Attributable to MPLX LP(1)	$1,200	$1,400	$1,450	$1,628 (200% of target)	5.0%	10.0%
Asset Dropdown Readiness and Execution	See Footnote for Performance Target Breakdown(2)			Maximum (200% of target)	5.0%	10.0%
Responsible Care
Marathon Safety Performance Index	1.00	0.65	0.40	0.95 (57% of target)	5.0%	2.9%
Process Safety Events Rate	0.58	0.39	0.31	0.31 (200% of target)	5.0%	10.0%
Designated Environmental Incidents	86	61	36	31 (200% of target)	5.0%	10.0%
Quality	$500,000	$250,000	$125,000	$0 (200% of target)	5.0%	10.0%
				Total	70.0%	126.1%
(1)	Represented in millions.

(2)	Threshold: Complete readiness for dropping an estimated $800 million of EBITDA-generating assets into MPLX by December 31, 2017.
Target: Complete Threshold level and execute drops totaling an estimated $600 million in EBITDA-generating assets into MPLX by December 31, 2017.
Maximum: Complete Threshold level and execute drops totaling an estimated $800 million in EBITDA-generating assets into MPLX by December 31, 2017.

The Compensation Committee determined Maximum performance was achieved as definitive agreements for the contribution of an estimated $1.4 billion in EBITDA-generating assets and services were executed in 2017 with closing for a portion deferred until the first quarter of 2018 due to tax reform.

page 54 / Marathon Petroleum Corporation Proxy Statement

Organizational and Individual Performance Achievements for the 2017 ACB Program

At the beginning of the year, each NEO develops individual performance goals relative to their respective organizational responsibilities, which are directly related to our business objectives. The subjective goals used to evaluate the individual performance of our NEOs for 2017 fell into the following general categories:

	Mr. Heminger	Mr. Griffith	Mr. Templin	Mr. Kenney	Mr. Palmer
Talent development, retention, succession and acquisition	✓	✓	✓	✓	✓
Enhancement of shareholder value through return of capital and unlocking midstream asset value	✓	✓	✓		✓
System integration, optimization and debottlenecking	✓		✓	✓	✓
Growth through organic expansion and acquisition opportunities	✓	✓	✓	✓
Growth of market share for gasoline and diesel	✓		✓	✓	✓
Preparation of assets for potential dropdown to MPLX	✓	✓	✓		✓
Progress on diversity initiatives	✓	✓	✓	✓	✓

Our Chairman and CEO reviews the organizational and individual performance of our other NEOs and makes annual bonus recommendations to the Compensation Committee. Key factors considered for 2017 included:

•	net income attributable to MPC increased to $3.43 billion in 2017 from $1.17 billion in 2016 which, in 2017, includes a tax benefit of approximately $1.5 billion (or $2.93 per diluted share) related to tax reform legislation enacted in the fourth quarter of 2017;

•	MPC TSR for 2017 of 34.6 percent compared to the median TSR of 26.7 percent for our performance unit peer group;

•	sustained focus on shareholder returns with $3.1 billion returned to shareholders through dividends and share repurchases; and

•	record performance achieved by Speedway, which was driven by strong earnings from light product sales, an increase of 1.2 percent in same-store merchandise sales, lower operating costs and contributions from its travel center joint venture.

The Compensation Committee evaluates the performance of our Chairman and CEO with input from our full Board and makes final annual bonus decisions for our NEOs.

Bonus opportunities for our NEOs under the ACB program are communicated as a target percentage of annualized base salary at year-end. Each of our NEOs can generally earn a maximum of 200 percent of the target award, although the Compensation Committee has discretion to award each of our NEOs and other officers up to the limits of any applicable Section 162(m) funding pool, or make no award at all, depending on MPC’s overall performance and the subjective evaluation of each NEO’s and other officer’s organizational and individual performance. The Compensation Committee reviews market data provided by the Advisor with respect to competitive pay levels and annually approves specific bonus target opportunities for each of our NEOs.

Bonus Target Adjustments

In February 2017, the Compensation Committee approved one change to bonus targets for our NEOs. Mr. Heminger’s bonus target was adjusted to 160 percent of his base salary from 150 percent to maintain market competitiveness.

We do not guarantee minimum bonus payments to our NEOs.

Marathon Petroleum Corporation Proxy Statement / page 55

2018 Bonus Payments (for 2017 Performance)

In February 2018, the Compensation Committee certified the results of our performance metrics for the 2017 ACB program and applied the following formula based on performance of established metrics, organizational and individual performance to determine our NEOs’ final award for 2017 performance:

Name	2017 Year-End Base Salary ($)	Bonus Target as a % of Base Salary (%)	Target Bonus ($)	Final Award as a % of Target (%)	Final Award ($)(1)
G. R. Heminger	1,650,000	160	2,640,000	189.4	5,000,000
T. T. Griffith	700,000	80	560,000	196.4	1,100,000
D. C. Templin	900,000	100	900,000	188.9	1,700,000
A. R. Kenney	725,000	85	616,250	178.6	1,100,000
C. M. Palmer	650,000	75	487,500	184.4	900,000

(1)	The final award is rounded to the nearest $5,000.

Long-Term Incentive Compensation Program

As each of our NEOs has responsibilities for managing assets and businesses which benefit MPC and MPLX, the MPC Compensation Committee and the MPLX Committee have determined it is appropriate to grant a portion of each NEO’s equity awards in the form of MPLX performance units and phantom units. The value of awards granted by MPLX is based on the MPC Compensation Committee’s assessment of the percentage of time each of our NEOs regularly dedicates to managing MPLX assets and businesses. Grants of MPLX awards are made by the MPLX Committee after a recommendation from the MPC Compensation Committee. In the case of Mr. Heminger, his 2017 equity awards were allocated as 80 percent MPC and 20 percent MPLX:

MPC (80%)	MPLX (20%)
• Performance Units (40%)	• Performance Units (50%)
• Stock Options (40%)	• Phantom Units (50%)
• Restricted Stock (20%)

In January 2018, the MPC Compensation Committee approved changing the mix of equity awards such that at least 50 percent of future MPC annual LTI awards will be in the form of performance units. In addition, minimum TSR/TUR percentile for a payout on performance units granted after 2017 will increase to the 30th percentile from the 25th percentile. These changes were made to be responsive to shareholder feedback and in light of more recent peer data.

MPC Long-Term Incentive Compensation Program

MPC LTI awards for 2017 were granted in the form of performance units (40 percent), stock options (40 percent) and restricted stock (20 percent). The primary purpose of our equity grants is to motivate our NEOs to achieve our long-term business objectives over multiple years and align the NEOs’ interests with those of our shareholders. The forms of awards differ as illustrated below:

Form of LTI Award	Form of Settlement	Compensation Realized
MPC Performance Units	25% in MPC common stock; and 75% in cash	$0.00 to $2.00 per unit based on our relative TSR ranking among a group of peer companies
MPC Stock Options	MPC common stock	MPC common stock price appreciation from grant date to exercise date
MPC Restricted Stock	MPC common stock	Full value of MPC common stock upon vesting

page 56 / Marathon Petroleum Corporation Proxy Statement

Due to the nature of LTI awards, the actual long-term compensation value realized by our NEOs will depend on the price of our underlying stock at the time of settlement. The 2017 LTI awards were based on an intended dollar value rather than a specific number of performance units, stock options or shares of restricted stock.

MPC granted the 2017 LTI awards to our NEOs on March 1, 2017. The exercise price for stock options is equal to the closing price of a share of MPC common stock on the grant date, or the first trading day thereafter if the grant date is not a trading day. We discuss each of our forms of LTI awards in more detail below.

MPC Performance Units

The Compensation Committee believes a performance unit program serves as a complement to stock option and restricted stock programs. Our program benchmarks MPC’s TSR relative to a peer group of oil industry competitors and a market index. This relative evaluation allows for the cyclicality of our business and commodity prices (crude oil) to be recognized and prevents volatility from directly advantaging or disadvantaging the payout of the award beyond that of our peers. The Compensation Committee continues to believe that TSR relative to a peer group is the single best metric for our performance unit program as it is commonly used by shareholders to measure a company’s performance relative to others within the same industry. It also aligns the compensation of our NEOs with the value delivered to our shareholders. The design of our performance unit program ensures we pay above target compensation only when our TSR is above the median of the peer group.

Under our program, TSR for MPC and each of the peer group companies is measured over a 36-month performance cycle. Each performance cycle has four equally weighted measurement periods: (1) the first 12 months, (2) the second 12 months, (3) the third 12 months, and (4) the entire 36-month period. The Compensation Committee believes that measuring TSR over four measurement periods in the 36-month performance cycle is appropriate and serves the best interests of our shareholders. By having four equally weighted measurement periods, attaining maximum payout based on TSR may be achieved only by outperforming the TSR peer group for all four measurement periods.

Each peer group member’s TSR is determined by taking the sum of the company’s stock price appreciation or reduction, plus its cumulative cash dividends, for each measurement period and dividing that total by the company’s beginning stock price for that period, as illustrated below:

(Ending Stock Price – Beginning Stock Price) + Cumulative Cash Dividends

Beginning Stock Price

The beginning and ending stock prices used for MPC and each peer group member in the TSR calculation are the averages of the company’s respective closing stock prices for the 20 trading days immediately preceding the beginning and ending date of the applicable measurement period. The design also mitigates significant market fluctuations in stock price at the beginning or end of a performance cycle and discourages excessive or inappropriate risk-taking near the end of a performance cycle by limiting the impact on the overall payout of the award.

MPC’s TSR performance percentile within the peer group is measured for each measurement period, with the related payout percentage determined using the following table. However, if MPC’s TSR is negative for a measurement period, the payout percentage for that measurement period is capped at target (100 percent) regardless of actual relative TSR performance percentile. We refer to this provision as a “negative TSR cap”.

TSR Percentile	Payout (% of Target)*
100th (Highest)	200%
50th	100%
25th	50%
Below 25th	0%

*	Payout for performance between quartiles will be determined using linear interpolation.

Each performance unit is dollar denominated with a target value of $1.00. The actual payout may vary from $0.00 to $2.00 (zero percent to 200 percent of target). The Compensation Committee also believes that having the maximum payout capped at $2.00 per unit mitigates excessive or inappropriate risk-taking. The final value of the performance unit award will be determined by multiplying the simple average of the payout percentages for the four measurement periods by the number of performance units granted. These awards settle 25 percent in MPC common stock and 75 percent in cash.

Marathon Petroleum Corporation Proxy Statement / page 57

MPC Performance Units Granted in 2015

Performance units granted in 2015 had a performance cycle of January 1, 2015, through December 31, 2017. Additional information about these grants, including the peer group used, can be found in the “Long-Term Incentive Compensation Program” section of our 2016 Proxy Statement.

In January 2018, the Compensation Committee certified the final TSR results for the four measurement periods for the 2015 performance unit grants, which are as follows:

Measurement Period	Actual TSR (%)	Position		Percentile Ranking (%)	Payout (% of target)
January 1, 2015 - December 31, 2015	20.2	5	th	42.85	85.70
January 1, 2016 - December 31, 2016	(1.8)	5	th	42.85	85.70
January 1, 2017 - December 31, 2017	34.6	3	rd	71.43	142.86
January 1, 2015 - December 31, 2017	57.0	2	nd	85.71	171.42
				Average:	121.42

The resulting average of 121.42 percent of target provided for a payment equal to $1.2142 per performance unit granted. As a result, the Compensation Committee approved the following payouts to our NEOs:

Name	Target Number of Performance Units	Compensation Committee Approved Payout ($)
G. R. Heminger	3,520,000	4,273,984
T. T. Griffith	576,000	699,380
D. C. Templin	800,000	971,360
A. R. Kenney	720,000	874,224
C. M. Palmer	578,000	701,808

The payout settled 25 percent in MPC common stock and 75 percent in cash.

MPC Performance Units Granted in 2016

Performance units granted in 2016 have a performance cycle of January 1, 2016, through December 31, 2018. They remain outstanding and are included in the “Outstanding Equity Awards at 2017 Fiscal Year-End” table. Additional information about these grants, including the peer group used, can be found in the “Long-Term Incentive Compensation Program” section of our 2017 Proxy Statement.

MPC Performance Units Granted in 2017

After an annual review of market practices, the Compensation Committee again made the decision to award performance unit grants in February 2017 with the following approved peer group:

• Andeavor	• PBF Energy	• S&P 500 Energy Index
• Chevron Corporation	• Phillips 66
• HollyFrontier Corporation	• Valero Energy Corporation

The number of performance units granted to each of our NEOs can be found in the “Grants of Plan-Based Awards” table in this Proxy Statement.

MPC Stock Options

Stock options provide a direct but variable link between our NEOs’ long-term compensation and the long-term value shareholders receive by investing in MPC. The Compensation Committee believes stock options are inherently performance based as option holders only realize benefits if the value of our stock increases for all shareholders after the grant date. The exercise price of our stock options is generally equal to the per-share closing price of MPC common stock on the grant date. Stock options vest in equal installments on the first, second and third anniversary of the date of grant and have a maximum 10-year term during which an NEO may exercise the options. Option holders do not have voting rights or receive dividends on the underlying stock.

The number of options granted to each of our NEOs can be found in the “Grants of Plan-Based Awards” table in this Proxy Statement.

page 58 / Marathon Petroleum Corporation Proxy Statement

MPC Restricted Stock

Grants of restricted stock provide diversification in the mix of LTI awards, result in ownership of actual shares of stock and promote NEO retention. Restricted stock grants are also intended to help our NEOs increase their holdings in MPC common stock to comply with established stock ownership guidelines.

The value of restricted stock awards is also variable, and the awards vest in equal installments on the first, second and third anniversary of the date of grant. Prior to vesting, recipients have voting rights but dividends declared during the restricted period are accrued and paid in cash upon vesting.

The number of shares of MPC restricted stock granted to each of our NEOs can be found in the “Grants of Plan-Based Awards” table in this Proxy Statement.

MPLX Long-Term Incentive Compensation Program

Our NEOs are awarded MPLX performance units and/or phantom units by the MPLX Committee for direct and/or indirect services provided to MPLX, which are expected to create long-term value to MPC. If any of our NEOs were also an MPLX named executive officer for 2017, such NEO’s MPLX equity awards are also reported and discussed in the MPLX Annual Report on Form 10-K for the year ended December 31, 2017. The amounts reported by MPLX in its Annual Report on Form 10-K are not incremental to the amounts reported in this Proxy Statement.

In January 2017, the MPLX Committee approved an LTI design whereby the MPLX LTI awards granted are in the form of performance units (50 percent) and phantom units (50 percent). Each form of LTI generally rewards performance over a multi-year period to the extent service (for phantom units) or partnership performance conditions (for performance units) are achieved. The primary purpose of MPLX LTI granted to our NEOs is to advance MPLX’s long-term business objectives and strengthen the alignment between the interests of our NEOs and MPLX unitholders. The forms of LTI awards differ as illustrated below:

Form of LTI Award	Form of Settlement	Compensation Realized
MPLX Performance Units	25% in MPLX common units and 75% in cash	$0.00 to $2.00 per unit based on MPLX’s relative TUR ranking among a group of peers, and a DCF metric for awards granted in 2017 and 2018
MPLX Phantom Units	MPLX common units	Full value of common units upon vesting

Due to the nature of LTI awards, the actual long-term compensation value realized by our NEOs will depend on the price of the underlying unit at the time of settlement. The 2017 LTI awards were based on an intended dollar value rather than a specific number of performance units or phantom units.

MPLX Performance Units

The MPLX Committee believes that performance unit awards complement MPLX’s phantom unit program. In 2017, the MPLX Committee, after reviewing performance programs of MPLX peer companies, added a second performance metric to the MPLX performance unit program to align it with contemporary industry program design. In addition to the existing metric of TUR relative to a peer group of midstream competitors, a DCF-per-MPLX-common-unit metric was added. DCF per MPLX common unit was chosen as unitholders also place significant importance on DCF to measure an MLP’s performance relative to others within the same industry. The MPLX Committee believes the combination of these two metrics will better align the pay of our NEOs with the value delivered to MPLX unitholders, including MPC. Achieving above target payouts from the MPLX performance unit program would require at least one of these two metrics to achieve above target performance. The DCF-per-MPLX-common-unit metric was added to all performance unit grants starting in 2017.

Each performance unit is dollar denominated with a target value of $1.00. The actual payout will vary from $0.00 to $2.00 (zero percent to 200 percent of target). The MPLX Committee believes that having the maximum payout capped at $2.00 per unit mitigates excessive or inappropriate risk-taking. The final value of the 2015 and 2016 performance unit awards will continue to be determined based solely on the results of MPLX’s TUR. The final value of the 2017 performance unit awards will be based 50 percent on the results of MPLX’s TUR and 50 percent on the results of the DCF-per-MPLX-common-unit metric. These awards settle 25 percent in MPLX common units and 75 percent in cash.

Under the MPLX program, TUR and that of each of the peer group MLPs is measured over a 36-month performance cycle. Each performance cycle has four equally weighted measurement periods: (1) the first 12 months, (2) the second 12 months, (3) the third 12 months, and (4) the entire 36-month period. The MPLX Committee also believes that measuring TUR over four measurement periods in the 36-month performance cycle is appropriate and serves the best interests of MPLX unitholders. By having four equally weighted measurement periods, attaining maximum payout based on TUR may be achieved only by outperforming the TUR peer group for all four measurement periods.

Marathon Petroleum Corporation Proxy Statement / page 59

Each peer group member’s TUR is determined by taking the sum of the unit price appreciation or reduction, plus its cumulative cash distributions, for each measurement period and dividing that total by the peer group member’s beginning unit price for that period, as shown below.

(Ending Unit Price – Beginning Unit Price) + Cumulative Cash Distributions

Beginning Unit Price

The beginning and ending unit prices for MPLX and each peer group member in the TUR calculation are the average of the MLP’s respective closing unit prices for the 20 trading days immediately preceding the beginning or ending date of the applicable measurement period. This design mitigates significant market fluctuations in the unit price at the beginning or end of a performance cycle and discourages excessive or inappropriate risk-taking near the end of a performance cycle by limiting the impact on the overall payout of the award.

MPLX’s TUR performance percentile within the peer group is measured for each measurement period with the related payout percentage determined using the following table. However, if MPLX’s TUR is negative for a measurement period, the TUR payout percentage for that measurement period is capped at target (100 percent) regardless of actual relative TUR performance percentile.

TUR Percentile	Payout (% of Target)*
100th (Highest)	200%
50th	100%
25th	50%
Below 25th	0%

*	Payout for TUR between quartiles will be determined using linear interpolation.

Distributable Cash Flow per MPLX Common Unit

The DCF-per-MPLX-common-unit metric used for 2017 performance unit awards measures the growth of MPLX’s full-year DCF over the three-year performance cycle. Payout for the DCF metric will be based on achievement of DCF in the last year of the performance cycle as compared with the threshold, target and maximum levels, which will be calculated by applying pre-determined compound annual growth rates (or CAGRs) against the DCF of the year prior to the beginning of the 36-month performance cycle.

MPLX Performance Units Granted in 2015

Performance units granted by MPLX in 2015 had a performance cycle of January 1, 2015, through December 31, 2017, and use TUR as the sole performance metric. Additional information about these grants, including the peer group used, can be found in the “Long-Term Incentive Compensation” section of the MPLX Annual Report on Form 10-K for the year ended December 31, 2015.

In January 2018, the independent directors of the MPLX Committee certified the final TUR for the four measurement periods of the 2015 performance unit grants, which are as follows:

Measurement Period	Actual TUR (%)	Position	Percentile Ranking* (%)	Payout (% of target)**
January 1, 2015 - December 31, 2015	(45.3)	11th	9.09	0.00
January 1, 2016 - December 31, 2016	3.2	9th	27.27	54.54
January 1, 2017 - December 31, 2017	17.5	1st	100.00	200.00
January 1, 2015 - December 31, 2017	(34.8)	10th	10.00	0.00
			Average:	63.64

*	Sunoco Logistics Partners L.P. was removed from the peer group due to its acquisition by Energy Transfer Partners, L.P. in April 2017.
**	No payout occurs for ranking below the 25th percentile.

page 60 / Marathon Petroleum Corporation Proxy Statement

The resulting average of 63.64 percent of target provided for a payment equal to $0.6364 per performance unit granted. As a result, the independent directors of the MPLX Committee approved the following payments to our NEOs:

Name	Target Number of Performance Units	MPLX Board Approved Payout ($)
G. R. Heminger	1,100,000	700,040
T. T. Griffith	180,000	114,552
D. C. Templin	250,000	159,100
A. R. Kenney	100,000	63,640
C. M. Palmer	127,500	81,141

The payout settled 25 percent in full-value MPLX common units and 75 percent in cash.

MPLX Performance Units Granted in 2016

Performance units granted by MPLX in 2016 have a performance cycle of January 1, 2016, through December 31, 2018, and use TUR as the sole performance metric. They remain outstanding and are included in the “Outstanding Equity Awards at 2017 Fiscal Year-End” table. Additional information about these grants, including the peer group used (which has been adjusted), can be found in the “Long-Term Incentive Compensation” section of the MPLX Annual Report on Form 10-K for the year ended December 31, 2016. However, Sunoco Logistics Partners L.P. was removed from the peer group due to its acquisition by Energy Transfer Partners, L.P. in April 2017.

MPLX Performance Units Granted in 2017

The MPLX Committee again made performance unit grants in February 2017. TUR will be used to determine 50 percent of the performance unit payout, using the following approved peer group:

• Andeavor Logistics LP	• Enterprise Products Partners L.P.	• Valero Energy Partners LP
• Buckeye Partners, L.P.	• Magellan Midstream Partners, L.P.	• Western Gas Partners, LP
• Enbridge Energy Partners, L.P.	• Phillips 66 Partners LP	• Williams Partners L.P.
• Energy Transfer Partners, L.P.	• Plains All American Pipeline, L.P.

ONEOK Partners, L.P. and Sunoco Logistic Partners L.P. were removed from the peer group as ONEOK Partners, L.P. was acquired by ONEOK Inc. and Sunoco Logistics Partners L.P. was acquired by Energy Transfer Partners, L.P.

DCF per MPLX common unit in 2019 will be used to determine the remaining 50 percent of the performance unit payout. The DCF-per-MPLX-common-unit metric was added by the MPLX Committee as it believes unitholders also place significance on DCF to measure an MLP’s performance relative to others in the same industry. Threshold, target and maximum levels are calculated using a CAGR of 8 percent, 10 percent and 12 percent, respectively, over the full-year 2016 DCF per MPLX common unit. The following table will be used to determine the DCF performance metric payout percentage for the 2017 grant:

	Full Year 2016	Threshold (50%)	Target (100%)	Maximum (200%)
DCF per MPLX common unit	$2.3465	$2.9559	$3.1232	$3.2967
*	Payout for performance between threshold and target, and between target and maximum will be determined using linear interpolation.

The number of performance units granted by MPLX in 2017 to each of our NEOs can be found in the “Grants of Plan-Based Awards” table in this Proxy Statement. Additional information about these grants can be found in the “Long-Term Incentive Compensation” section of the MPLX Annual Report on Form 10-K for the year ended December 31, 2017.

MPLX Phantom Units

Grants of phantom units provide diversification of the mix of LTI awards granted by MPLX, promote ownership of actual MPLX common units and promote retention. Further, phantom unit grants also help NEOs increase their holdings in MPLX common units.

Marathon Petroleum Corporation Proxy Statement / page 61

The value of phantom unit awards is variable, based on the value of an underlying MPLX common unit, and the awards vest in equal installments on the first, second and third anniversary of the date of grant and are settled in MPLX common units upon vesting. Prior to vesting, recipients have no right to vote the units, and cash distributions are accrued and paid in cash upon vesting. Upon vesting, a one-year holding period requirement is in effect for all full-value MPLX common units received. This holding period prevents NEOs from selling any MPLX common units for 12 months from the time they are vested. This requirement applies to units net of taxes at the time of vesting or distribution.

The number of phantom units granted to each of our NEOs can be found in the “Grants of Plan-Based Awards” table in this Proxy Statement.

page 62 / Marathon Petroleum Corporation Proxy Statement

Pay for Performance

The Compensation Committee believes our executive compensation programs create a strong link between the compensation provided to our NEOs and MPC’s performance relative to its peers. As shown in Figure 1, our one-year TSR of 34.6 percent was above the median TSR of the performance unit peer group of 26.7 percent. Our three-year TSR was 57.0 percent, which is above the median TSR of the performance unit peer group of 45.1 percent, as shown below in Figure 2. Lastly, our five-year TSR was 130.3 percent, which is above the median TSR of the performance unit peer group of 76.9 percent, as shown below in Figure 3. TSR percentages depicted in the figures below were calculated using the same methodology used for our performance unit grants. For more information, see the “MPC Performance Units” section of this Proxy Statement on Page 57.

Figure 1	Figure 2

Figure 3	Figure 4

MPC has realized a TSR equal to 250.3 percent since we were established as an independent company on June 30, 2011. During this time, Mr. Heminger’s compensation (not including the values reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the 2017 Summary Compensation Table) has increased overall by 42.76 percent, as shown in Figure 4.

The Compensation Committee has approved modest but appropriate increases to Mr. Heminger’s pay package, which includes a mix of long-term and short-term incentives, as described in the “Key Elements of 2017 Named Executive Officer Compensation” section of this Proxy Statement. These incentives present the opportunity to be financially rewarding over the long term.

Marathon Petroleum Corporation Proxy Statement / page 63

Other Policies

Stock Ownership Guidelines

Stock ownership guidelines are in place for our NEOs. The guidelines are intended to align the long-term interests of our NEOs and our shareholders. Under these guidelines, our NEOs are expected to hold MPC common stock having a value equal to a target multiple of their annualized base salary. The targeted multiples vary among the NEOs depending upon their position and responsibilities:

•	CEO - six times annualized base salary;

•	President MPC/Executive Vice President(s) - four times annualized base salary; and

•	Senior Vice President(s)/President, Speedway LLC - three times annualized base salary.

Because our stock ownership guidelines are established as a multiple of each NEO’s annualized base salary, the value that must be maintained will increase proportionally as their salaries increase. As of December 31, 2017, all of our NEOs had met their stock ownership guidelines.

Our NEOs are not permitted to sell shares received under our incentive compensation plans unless their respective stock ownership guideline multiples are satisfied and maintained immediately after the sale. Additionally, a one-year holding period requirement is in effect for all full-value shares of MPC common stock received under our incentive compensation plan. This holding period prevents NEOs from selling any MPC common stock or shares of MPC common stock distributed in settlement of performance units for 12 months from the time they are vested. This requirement applies to shares net of taxes at the time of vesting or distribution.

Prohibition on Derivatives and Hedging

In order to ensure our NEOs bear the full risk of MPC common stock ownership, we have always maintained a policy that prohibits hedging transactions related to our common stock or pledging or creating security interests in our common stock, including shares held in excess of the amount required under our stock ownership guidelines.

Recoupment/Clawback Policy

Our NEOs are subject to recoupment provisions under the ACB and LTI programs in the case of certain forfeiture events. If we are required, as a result of a determination made by the SEC or our Audit Committee, to prepare a material accounting restatement due to noncompliance with any financial reporting requirement under applicable securities laws as a result of misconduct, our Compensation Committee may decide that a forfeiture event has occurred based on an assessment of whether an NEO or any other executive officer: (1) knowingly engaged in misconduct; (2) was grossly negligent with respect to misconduct; (3) knowingly failed or was grossly negligent in failing to prevent misconduct; or (4) engaged in fraud, embezzlement or other similar misconduct materially harmful to us.

If it is determined that a forfeiture event has occurred, the Compensation Committee would have the right to request and receive reimbursement of any portion of an NEO’s or any other executive officer’s bonus from the ACB program that would not have been earned had the forfeiture event not taken place. In addition, grants of unexercised stock options and unvested restricted stock to such NEO or other executive officer would be subject to immediate forfeiture, as would outstanding performance units. If a forfeiture event occurred either while the NEO or other executive officer was employed, or within three years after termination of employment, and a payment had previously been made to the NEO or other executive officer in settlement of performance units, the Compensation Committee would have the right to recoup an amount in cash up to (but not in excess of) the amount paid in settlement of the performance units.

These recoupment provisions are in addition to the requirements under Section 304 of the Sarbanes-Oxley Act of 2002, which provide that the CEO and CFO shall reimburse the employer for any bonus or other incentive-based or equity-based compensation, as well as any related profits received in the 12-month period prior to the filing of an accounting restatement due to noncompliance with financial reporting requirements as a result of misconduct. Additionally, all equity grants made since 2012 include provisions making them subject to any clawback provisions required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and to any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Company’s common stock is listed for trading.

Severance Benefits

We do not maintain individual severance or change-in-control agreements with our NEOs. However, we maintain the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan and the MPLX LP Executive Change in Control Severance Benefits Plan to accomplish several specific objectives, including:

•	providing and preserving an economic motivation for participating executives to consider a business combination that might result in an executive’s job loss, and

•	competing effectively in attracting and retaining executives in an industry that features frequent mergers, acquisitions and divestitures.

For more information about our change-in-control plans, please see the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement.

Perquisites

We offer limited perquisites to our NEOs. Based on analysis and advice of the Advisor, the perquisites offered are consistent with those offered by our peer group companies.

Our NEOs are eligible for reimbursement for certain tax, estate and financial planning services up to $15,000 per year while serving as an executive officer and $3,000 in the year following retirement or death. The Compensation Committee believes this perquisite is appropriate due to the complexities of income tax preparation for our NEOs, who may, for example, be required to make personal income tax filings in page 64 / Marathon Petroleum Corporation Proxy Statement

multiple states due to receiving equity compensation in the form of MPLX phantom units that settle in MPLX common units.

We also offer enhanced annual physical health examinations for our senior management, including our NEOs, to promote their health and well-being. Under our program, these officers can receive a comprehensive physical (generally in the form of a one-day appointment), with procedures similar to those available to all other employees under our health program. The incremental cost of these enhanced physicals is primarily attributable to MPC-paid facilities charges and incremental charges incurred for not using facilities from which we receive discounts under our health plan network.

The primary use of our corporate aircraft is for business purposes and must be authorized by our Chairman and CEO or another executive officer designated by our Board or our Chairman and CEO. Occasionally, spouses or other guests will accompany our NEOs or other executive officers on corporate aircraft, or our NEOs or other executive officers may travel for personal purposes on corporate aircraft when space is available on business-related flights. When a spouse’s or guest’s travel does not meet the Internal Revenue Service standard for business use, the cost of that travel is imputed as income to the NEO or other executive officer.

Our Board has authorized and recommends the personal use of corporate aircraft for our Chairman and CEO in order to promote his safety, security and productivity. The value of such personal use is periodically reported to and monitored by the Compensation Committee and is taxable income to our Chairman and CEO. In addition, our Chairman and CEO is provided limited security benefits. Costs for security are primarily attributable to the maintenance, operation and monitoring of enhanced home security equipment. The Committee feels these security measures are appropriate given the growing public profile of our Chairman and CEO and the growing, often negatively slanted, publicity given to those in our industry.

Reportable values for these perquisite programs, based on the incremental costs to MPC, are included in the “All Other Compensation” column of the 2017 Summary Compensation Table.

We do not provide income tax assistance or tax gross-ups on our executive perquisites including tax, estate and financial planning services or the personal use of corporate aircraft.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility of compensation in excess of $1 million paid by a publicly held corporation to certain executives. A very important exemption from this requirement, for years prior to 2018, is provided for compensation qualifying as “performance-based compensation.”

The Compensation Committee generally considers the impact of this rule when developing and implementing the various elements of our executive compensation program. The Compensation Committee generally seeks to maximize corporate tax deductibility under Section 162(m) to the extent we believe the action is not in conflict with the best interests of our shareholders. Accordingly, we have not adopted a policy providing that all compensation must qualify as deductible under Section 162(m).

Even if the Compensation Committee intends to grant compensation that qualifies as “performance-based” compensation for purposes of Section 162(m), we cannot guarantee that such compensation will qualify or ultimately will be deductible. Although the Compensation Committee may take actions intended to limit the impact of Section 162(m), the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract, retain, motivate and reward executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation-Based Risk Assessment

Annually, we review our policies and practices for compensating our employees (including non-executives) as they relate to our risk management profile.

The Advisor completed a review of our 2017 executive compensation programs in January 2018 and noted the following risk-mitigating factors:

•	the Compensation Committee annually reviews analyses on targeted compensation, actual compensation and stock ownership, and employs a philosophy of targeting total compensation at the peer group median;

•	the mix of fixed versus variable compensation and cash versus equity is reasonable;
•	key functions are involved in establishing, reviewing and administering MPC’s incentive plans to ensure accuracy and transparency;

•	incentive awards are generally capped at a maximum payout of 200 percent of target, including a negative TSR cap provision;

•	metrics used within incentive plans align with shareholder value creation;

•	a comprehensive process is followed when determining incentive goals, which incorporates significant discussion between management and the Compensation Committee;

Marathon Petroleum Corporation Proxy Statement / page 65

•	executive officers are required to comply with a rigorous stock ownership policy and an additional holding policy on earned or vested full-value shares;

•	LTI awards vest over multi-year periods;

•	a 36-month performance unit grant with multiple measurement periods discourages inappropriate risk-taking near the end of a performance cycle that could significantly affect final payout;

•	MPC maintains an insider trading policy and an anti-hedging policy;

•	MPC has a recoupment policy that addresses the restatement of results; and

•	the full Board plays an active role in leadership succession planning.

MPC management also presented a review of our non-executive compensation programs to the Compensation Committee. The Compensation Committee concluded that any risks arising from the compensation policies and practices for our employees were not reasonably likely to have a material adverse effect on MPC.

Executive Succession Planning

One of the Board’s key functions is to provide for executive succession planning to avoid adverse effects caused by vacancies in key leadership positions. We recognize that thoughtful succession planning is critical to creating long-term shareholder value. Although executive officers may choose to retire earlier, our policy of mandatory retirement coincident with, or immediately following, the first of the month after an officer reaches age 65 provides a known maximum time period for a qualified successor to prepare to assume the vacated position.

The Compensation Committee meets at least annually to discuss succession of our leadership, including our NEOs. During these meetings the Compensation Committee:

•	identifies key roles (based on business impact and retention risk);

•	assesses likely and possible successors for these roles, including their ability to reinforce our performance culture and promote our values including:

•	Health and Safety;

•	Environmental Stewardship;

•	Integrity;

•	Corporate Citizenship; and

•	Inclusive Culture;

•	and evaluates the readiness of succession candidates, including training and development needs.

The Compensation Committee believes its succession process is an important tool that helps manage the lead time necessary to train, develop or recruit executives capable of filling key roles, including NEOs, within MPC when the need arises.

Ratio of Annual Compensation for the CEO to our Median Employee

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of compensation of our principal executive officer (PEO), Mr. Heminger, to our median employee’s annual total compensation.

All employees, employed as of October 1, 2017, were included in our analysis:

•	Approximately 12,000 full-time regular, part-time, casual, and international employees of Marathon Petroleum, and
•	Approximately 12,700 part-time retail store associates and 19,300 full-time employees at our Speedway subsidiary.

We determined our median employee by analyzing the accumulated actual wages and bonus amounts paid to each employee between January 1, 2017, and September 30, 2017, other than our Chairman and CEO. We excluded, for administrative convenience, our six Canadian employees, which fell below the 5 percent de minimis threshold for exclusion based on our total employee population of approximately 44,000. We selected this process to determine our median employee as we believe such accumulated pay reasonably reflects the median employee annual total compensation taking into account all of our employees.

page 66 / Marathon Petroleum Corporation Proxy Statement

Once we identified our median employee, that employee’s total compensation was calculated using the same methodology required for disclosure of compensation to the CEO, under the requirements established by the SEC, in the Summary Compensation Table.

Mr. Heminger’s total annual compensation:	$19,670,807
Median Employee total annual compensation:	$21,034
Ratio of PEO to Median Employee Compensation:	935:1

Our Ratio in Context

We expect our ratio of 935:1 may be relatively high when compared to other domestic U.S. refiners. This expected difference is largely due to our substantial retail operations (more than 2,700 stores), staffed by approximately 32,000 employees, many of whom are part-time employees. Marathon Petroleum is the only entirely domestic downstream refining company with such a substantial retail presence. As our retail operations rely on a large labor pool of retail employees who work fewer hours and are compensated at lower levels, on a relative basis, than employees working in traditional downstream refining jobs, we would not expect our median employee to be similar in terms of job function or compensation level to the median employee of other domestic U.S. refiners. Investors and other stakeholders should take this important difference into account when making comparisons of our CEO pay ratio to those of our peer companies.

In the interest of providing an additional disclosure that investors and other stakeholders may find meaningful, we have calculated an independent ratio for MPC only, so that investors can compare Marathon Petroleum’s ratio to our industry peers:

Mr. Heminger’s total annual compensation:	$19,670,807
Median MPC Employee total annual compensation
(excluding Speedway):	$125,771
Ratio:	156:1

Compensation Committee’s Reflection on our Ratio

The Compensation Committee recognizes that we compete to attract, retain, motivate and reward employees in very different businesses.

The Compensation Committee relies on market data and recommendations provided by the Advisor to structure variable pay opportunities (based largely on performance) for our NEOs, including Mr. Heminger, while management relies on competitive survey data, purchased from independent third parties, to determine competitive pay levels and bonus opportunities for other employees at Marathon Petroleum and Speedway.

The Compensation Committee also relies on an assessment conducted by the Advisor that compares our Chairman and CEO’s realizable compensation relative to his peers in the industry versus the performance of the Company relative to its peers. This assessment determines whether there is appropriate alignment of our compensation programs relative to our performance over a long-term period. The Compensation Committee has determined that the Chairman and CEO’s realizable compensation is strongly aligned with the Company’s performance.

We believe our pay practices across different business segments are each competitive and appropriate to meet the needs of our workforce and the business. As such the Compensation Committee does not make compensation decisions with the intent to manage our ratio. It believes that to do so would deviate from market competitive pay practices and could adversely affect the competitiveness of our operations.

Marathon Petroleum Corporation Proxy Statement / page 67

Executive Compensation

2017 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to Mr. Heminger, our Chairman and Chief Executive Officer, Mr. Griffith, our Senior Vice President and Chief Financial Officer, and the other three most highly compensated executive officers of MPC serving as of December 31, 2017.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards(2)(3) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Gary R. Heminger	2017	1,637,500	7,736,165	3,840,001	5,000,000	942,420	514,721	19,670,807
Chairman and Chief Executive Officer	2016	1,600,000	5,575,165	3,520,008	4,200,000	1,097,813	562,822	16,555,808
	2015	1,587,500	7,355,473	3,520,017	4,400,000	1,233,077	488,270	18,584,337
Timothy T. Griffith	2017	681,250	1,611,727	800,003	1,100,000	145,967	103,922	4,442,869
Senior Vice President and	2016	600,000	1,013,690	640,004	750,000	113,173	91,094	3,207,961
Chief Financial Officer	2015	507,500	1,203,705	576,018	650,000	72,017	69,635	3,078,875
Donald C. Templin	2017	856,250	2,623,087	240,001	1,700,000	285,452	159,596	5,864,386
President	2016	800,000	1,869,697	600,005	1,300,000	241,506	148,860	4,960,068
	2015	741,667	1,671,803	800,010	1,200,000	186,756	133,263	4,733,499
Anthony R. Kenney	2017	718,750	1,334,144	792,000	1,100,000	379,447	135,898	4,460,239
President, Speedway LLC	2016	687,500	982,903	756,005	1,075,000	403,941	136,970	4,042,319
	2015	631,250	1,250,230	720,009	1,000,000	320,252	147,673	4,069,414
C. Michael Palmer	2017	650,000	1,063,443	578,002	900,000	178,139	101,874	3,471,458
Senior Vice President,	2016	637,500	828,663	578,001	725,000	195,709	110,767	3,075,640
Supply, Distribution and Planning	2015	587,500	1,099,727	578,016	750,000	392,638	103,869	3,511,750

(1)	The amounts shown in this column for calendar year 2017 for Messrs. Heminger, Griffith and Kenney reflect three months at the January 1, 2017, annualized base salary and nine months at the April 1, 2017, annualized base salary. The amount shown in this column for calendar year 2017 for Mr. Templin reflects three months at his January 1, 2017, annualized base salary, three months at his April 1, 2017, annualized base salary and six months at his July 1, 2017, annualized base salary. The amount shown in this column for calendar year 2017 for Mr. Palmer reflects his January 1, 2017, annualized base salary for 12 months as his salary did not change during the year.

(2)	The amounts shown in these columns reflect the aggregate grant date fair value of LTI awarded in the year indicated in accordance with provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of the MPC equity value are included in footnote 23 to the Company’s financial statements as reported in its Annual Reports on Form 10-K for the years ended December 31, 2017, December 31, 2016, and December 31, 2015. Assumptions used in the calculation of the MPLX equity value are included in footnote 20 to MPLX’s financial statements as reported in its Annual Reports on Form 10-K for the years ended December 31, 2017, and December 31, 2016, and footnote 19 to MPLX’s financial statements as reported in its Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	The maximum value of the performance units reported in this column for those who received 2015 performance unit grants, assuming the highest level of performance is achieved, for each NEO, is as follows: Mr. Heminger, MPC - $7,040,000 and MPLX - $2,200,000; Mr. Griffith, MPC - $1,152,000 and MPLX - $360,000; Mr. Templin, MPC - $1,600,000 and MPLX - $500,000; Mr. Kenney, MPC - $1,440,000 and MPLX - $200,000; and Mr. Palmer, MPC - $1,156,000 and MPLX - $255,000. The maximum value of the performance units reported in this column for those who received 2016 performance unit grants, assuming the highest level of performance is achieved, for each NEO, is as follows: Mr. Heminger, MPC - $7,040,000 and MPLX - $2,200,000; Mr. Griffith, MPC - $1,280,000 and MPLX - $400,000; Mr. Templin, MPC - $1,200,000 and MPLX - $1,500,000; Mr. Kenney, MPC - $1,512,000 and MPLX - $210,000; and Mr. Palmer, MPC - $1,156,000 and MPLX - $255,000. The maximum value of the performance units reported in this column for those receiving 2017 performance unit grants, assuming the highest level of performance is achieved, for each NEO, is as follows: Mr. Heminger, MPC - $7,680,000 and MPLX - $2,400,000; Mr. Griffith, MPC - $1,600,000 and MPLX - $500,000; Mr. Templin, MPC - $480,000 and MPLX - $2,400,000; Mr. Kenney, MPC - $1,584,000 and MPLX - $220,000; and Mr. Palmer, MPC - $1,156,000 and MPLX - $255,000.

(4)	The amounts shown in this column reflect the total value of ACB awards earned in the year indicated, which were paid in the following year.

(5)	The amounts shown in this column reflect the annual change in actuarial present value of accumulated benefits under the Marathon Petroleum and Speedway retirement plans. See “Post-Employment Benefits for 2017” and “Marathon Petroleum Retirement Plans” sections of this Proxy Statement for more information regarding the Company’s defined benefit plans and the assumptions used in the calculation of these amounts. There are no deferred compensation earnings reported in this column as the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings.

page 68 / Marathon Petroleum Corporation Proxy Statement

All Other Compensation

(6)	We offer very limited perquisites to our NEOs, which, together with our contributions to defined contribution plans, comprise the amounts reported in the All Other Compensation column. The amounts shown in this column are summarized below:

Name	Personal Use of Company Aircraft(a) ($)	Company Physicals(b) ($)	Tax & Financial Planning(c) ($)	Security(d) ($)	Miscellaneous Perks & Tax Allowance Gross-ups ($)	Company Contributions to Defined Contribution Plans(e) ($)	Total All Other Compensation ($)
Gary R. Heminger	82,880	3,651	11,916	12,800	—	403,474	514,721
Timothy T. Griffith	—	3,651	—	—	—	100,271	103,922
Donald C. Templin	—	3,651	5,229	—	—	150,716	159,596
Anthony R. Kenney	—	3,651	10,234	—	—	122,013	135,898
C. Michael Palmer	—	3,651	1,698	—	—	96,525	101,874

(a)	Our Board has authorized and recommends the personal use of corporate aircraft to promote the safety, security and productivity of our Chairman and CEO. Additionally, officers are occasionally permitted to invite their spouses or other guests to accompany them on business travel when space is available. The amounts shown in this column reflect the aggregate incremental cost of personal use of corporate aircraft by our NEOs for the period from January 1, 2017, through December 31, 2017. These amounts reflect our incremental cost of travel on corporate aircraft for our NEOs, their spouses or other guests for personal travel. We have estimated our aggregate incremental cost using a methodology that reflects the average costs of operating the aircraft, such as fuel costs, trip-related maintenance, crew travel expenses, trip-related fees, storage costs, communications charges and other miscellaneous variable costs. Fixed costs, such as pilot compensation, the purchase and lease of aircraft and maintenance not related to travel are excluded from this calculation. We believe this method provides a reasonable estimate of our incremental cost. However, use of this method overstates the actual incremental cost when a flight has a primary business purpose, space is available to transport an officer or his or her guest not traveling for business purposes and no incremental cost is realized by us. No income tax assistance or gross-ups are provided for personal use of corporate aircraft. For 2017, only our Chairman and CEO had reportable personal use of corporate aircraft.

(b)	All employees, including our NEOs, are eligible to receive an annual physical. Executives may receive an enhanced physical under the executive physical program. The amounts shown in this column reflect the average incremental cost of the executive physical program in excess of the average incremental cost of the employee physical program. Due to privacy concerns and Health Insurance Portability and Accountability Act confidentiality requirements, we do not disclose actual usage or cost of this program by individual NEOs.

(c)	The amounts shown in this column reflect reimbursement for the costs of professional advice related to tax, estate and financial planning up to a specified maximum not to exceed $15,000 per calendar year. For information on this program refer to the “Perquisites” section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

(d)	The amount shown in this column reflects annual fees and maintenance expenses associated with personal security for Mr. Heminger.

(e)	The amounts shown in this column reflect amounts contributed by us under the tax-qualified Marathon Petroleum Thrift Plan for Messrs. Heminger, Griffith, Templin, Kenney and Palmer, as well as under related non-qualified deferred compensation plans. See “Post-Employment Benefits for 2017” and “Marathon Petroleum Retirement Plans” sections of this Proxy Statement for more information.

Marathon Petroleum Corporation Proxy Statement / page 69

Grants of Plan-Based Awards in 2017

The following table provides information regarding all plan-based awards, including cash-based incentive awards and equity-based awards (specifically stock options, restricted stock, phantom units and performance units) granted to each of our NEOs in 2017.

Name	Type of Award	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(4) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Gary R. Heminger	MPC Stock Options	3/1/2017	2/21/2017								269,663	50.99	3,840,001
	MPC Restricted Stock	3/1/2017	2/21/2017							37,655			1,920,028
	MPC Performance Units	3/1/2017	2/21/2017				480,000	3,840,000	7,680,000				3,533,952
	MPC Annual Cash Bonus			N/A	2,640,000	5,280,000
	MPLX Phantom Units	3/1/2017	2/21/2017							31,563			1,200,025
	MPLX Performance Units	3/1/2017	2/21/2017				150,000	1,200,000	2,400,000				1,082,160
Timothy T. Griffith	MPC Stock Options	3/1/2017	2/21/2017								56,180	50.99	800,003
	MPC Restricted Stock	3/1/2017	2/21/2017							7,845			400,017
	MPC Performance Units	3/1/2017	2/21/2017				100,000	800,000	1,600,000				736,240
	MPC Annual Cash Bonus			N/A	560,000	1,120,000
	MPLX Phantom Units	3/1/2017	2/21/2017							6,576			250,020
	MPLX Performance Units	3/1/2017	2/21/2017				31,250	250,000	500,000				225,450
Donald C. Templin	MPC Stock Options	3/1/2017	2/21/2017								16,854	50.99	240,001
	MPC Restricted Stock	3/1/2017	2/21/2017							2,354			120,030
	MPC Performance Units	3/1/2017	2/21/2017				30,000	240,000	480,000				220,872
	MPC Annual Cash Bonus			N/A	900,000	1,800,000
	MPLX Phantom Units	3/1/2017	2/21/2017							31,563			1,200,025
	MPLX Performance Units	3/1/2017	2/21/2017				150,000	1,200,000	2,400,000				1,082,160
Anthony R. Kenney	MPC Stock Options	3/1/2017	2/21/2017								55,618	50.99	792,000
	MPC Restricted Stock	3/1/2017	2/21/2017							7,767			396,039
	MPC Performance Units	3/1/2017	2/21/2017				99,000	792,000	1,584,000				728,877
	MPC Annual Cash Bonus			N/A	616,250	1,232,500
	MPLX Phantom Units	3/1/2017	2/21/2017							2,894			110,030
	MPLX Performance Units	3/1/2017	2/21/2017				13,750	110,000	220,000				99,198
C. Michael Palmer	MPC Stock Options	3/1/2017	2/21/2017								40,590	50.99	578,002
	MPC Restricted Stock	3/1/2017	2/21/2017							5,668			289,011
	MPC Performance Units	3/1/2017	2/21/2017				72,250	578,000	1,156,000				531,933
	MPC Annual Cash Bonus			N/A	487,500	975,000
	MPLX Phantom Units	3/1/2017	2/21/2017							3,354			127,519
	MPLX Performance Units	3/1/2017	2/21/2017				15,938	127,500	255,000				114,980

(1)	Our Compensation Committee approved the awards reported in the table above for Messrs. Heminger, Griffith, Templin, Kenney and Palmer on February 21, 2017, with a grant date of March 1, 2017.

(2)	The target amounts shown in this column for Messrs. Heminger, Griffith, Templin, Kenney and Palmer reflect the target annual incentive opportunity. No threshold amount is disclosed as our Compensation Committee has discretion to not award an annual incentive under the ACB program. Each NEO may generally earn a maximum of 200% of the target; however, our Compensation Committee has discretion to award each NEO an annual incentive up to the limits of the applicable Section 162(m) funding pool.

(3)	The target amounts shown in this column reflect the number of performance units granted to Messrs. Heminger, Griffith, Templin, Kenney and Palmer. Each performance unit has a target value of $1.00. The threshold for the award is the minimum possible payout of the award, which is 12.5%. The threshold is achieved when the payout percentage is 50% for one measurement period and 0% for the other three measurement periods, thus an average payout percentage of 12.5% for the performance cycle. The maximum payout for this award is 200% of target.

(4)	The amounts shown in this column reflect the total grant date fair value of stock options, restricted stock and performance units granted in 2017 in accordance with provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (“FASB ASC Topic 718”). The Black-Scholes value used for the stock options was $14.24 per share. The restricted stock value was based on the MPC closing stock price on the grant date listed, or the next business day if the grant date was not a business day. The price used for the March 1, 2017, grants of restricted stock awards was $50.99 per share. MPC performance units are designed to settle 25% in MPC common stock and 75% in cash. The MPC performance units have a grant date fair value of $0.9203 per unit as calculated using a Monte Carlo valuation model. Assumptions used in the calculation of these amounts are included in footnote 23 to the Company’s financial statements as reported in its Annual Report on Form 10-K for the year ended December 31, 2017. The phantom unit value was based on the MPLX closing unit price on the grant date listed, or the next business day if the grant date was not a business day. The price used for the March 1, 2017, grants of phantom unit awards was $38.02 per unit. MPLX performance units are designed to settle 25% in MPLX common units and 75% in cash. The MPLX performance units have a weighted grant date fair value of $0.9018 per unit, which is calculated using a Monte Carlo valuation model of $0.8036 for the TUR portion (50%) and target value of $1.00 for the DCF portion (50%). Assumptions used in the calculation of these amounts are included in footnote 20 to MPLX’s financial statements as reported in its Annual Report on Form 10-K for the year ended December 31, 2017.

page 70 / Marathon Petroleum Corporation Proxy Statement

MPC Stock Options (Option Awards)

Our Compensation Committee granted stock options to Messrs. Heminger, Griffith, Templin, Kenney and Palmer with a grant date of March 1, 2017. All options vest in one-third increments on the first, second and third anniversaries of the date of grant and expire 10 years following the date of grant. No dividends are paid and there are no voting rights associated with stock options. In the event of the death or retirement (whether mandatory or not) of an NEO, unvested options granted to such NEO as an officer immediately vest and remain exercisable until the earlier of five years following the date of death or retirement or the original expiration date. Unvested options granted to an NEO as a non-officer immediately vest and remain exercisable until the earlier of three years following the date of death or retirement or the original expiration date. In the event of a change in control of the Company and a Qualified Termination, unvested options immediately vest and remain exercisable for the original term of the option. Upon voluntary or involuntary termination of an NEO, unvested options are forfeited. Upon voluntary or involuntary termination of an NEO for cause, vested options are cancelled. Upon involuntary termination of an NEO without cause, vested options are exercisable for 90 days following the date of termination.

MPC Restricted Stock (Stock Awards)

Our Compensation Committee granted restricted stock awards to Messrs. Heminger, Griffith, Templin, Kenney and Palmer with a grant date of March 1, 2017, which vest in one-third increments on the first, second and third anniversaries of the grant date. Dividends accrue on the restricted stock awards and are paid upon vesting. There are voting rights associated with unvested restricted stock awards. If an NEO retires under our mandatory retirement policy, unvested restricted stock vests and accrued dividends are paid upon the mandatory retirement date (the first day of the month coincident with or following the officer’s 65th birthday). In the event of the death of an NEO or a change in control of the Company, unvested restricted stock immediately vests and accrued dividends are paid. If an NEO retires or otherwise leaves the Company prior to the vesting date, unvested restricted stock and accrued but unpaid dividends are forfeited.

MPC Performance Units (Equity Incentive Plan Awards)

Our Compensation Committee granted performance units to Messrs. Heminger, Griffith, Templin, Kenney and Palmer with a grant date of March 1, 2017. Each performance unit has a target value of $1.00 and is designed to settle 25% in MPC common stock and 75% in cash. Payout of these units could vary from $0.00 to $2.00 per unit and is tied to MPC’s TSR over a 36-month period as compared to the TSR of those in our peer group for the January 1, 2017, through December 31, 2019, measurement period. No dividends are paid and there are no voting rights associated with unvested performance units. If an NEO retires following the completion of nine months of the measurement period, the NEO will be eligible to receive, at our Compensation Committee’s discretion, a prorated payout based on the actual results of the entire measurement period. If an NEO retires under our mandatory retirement policy, outstanding performance units will fully vest, however payout will occur at the end of the full 36-month performance cycle based on the certified results of the performance cycle. In the event of the death of an NEO, all unvested performance units immediately vest at target levels. In the event of a change in control of the Company and a Qualified Termination (as defined in the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement), unvested performance units will vest and be paid out based on actual TSR performance of the Company amongst its specified peer group for the period from the date of grant to the date of the change in control, and target TSR performance for the period from the date of the change in control to the end of the performance cycle. If an NEO terminates employment under any other circumstance, unvested performance units are forfeited.

MPC Annual Cash Bonus (Non-Equity Incentive Plan Awards)

Our Compensation Committee established the ACB program as a variable incentive program intended to motivate and reward NEOs for achieving short-term (annual) business objectives that drive overall shareholder value while encouraging responsible risk-taking and accountability. Bonuses are determined at the discretion of our Compensation Committee and the achievement of pre-established goals. If an NEO retires on or after July 1 of the performance year, eligibility for a bonus is at our Compensation Committee’s discretion. In the event of the death of an NEO during the performance period, unless otherwise determined by the Compensation Committee, a target bonus will be paid. In the event of change in control of the Company and a Qualified Termination, a cash severance is paid in lieu of a bonus. If an NEO terminates employment under any other circumstance, the NEO will be ineligible for a bonus payment.

MPLX Phantom Units (Other Unit Awards)

The MPLX Committee granted phantom unit awards to Messrs. Heminger, Griffith, Templin, Kenney and Palmer with a grant date of March 1, 2017. The phantom unit awards vest in one-third increments on the first, second and third anniversaries of the grant date. Distribution equivalents accrue on the phantom unit awards and are paid upon vesting. There are no voting rights associated with unvested phantom units. If an NEO retires under MPC’s mandatory retirement policy, unvested phantom units vest and accrued distribution equivalents are paid upon the mandatory retirement date (the first day of the month coincident with or following the officer’s 65th birthday). In the event of the death of an NEO or a change in control of MPLX, unvested phantom units immediately vest and accrued distribution equivalents are paid. If an NEO retires or otherwise leaves MPLX prior to the vesting date, unvested phantom units and unpaid distribution equivalents are forfeited.

MPLX Performance Units (Equity Incentive Plan Awards)

The MPLX Committee granted performance units to Messrs. Heminger, Griffith, Templin, Kenney and Palmer with a grant date of March 1, 2017. Each performance unit has a target value of $1.00 and is designed to settle 25% in MPLX common units and 75% in cash. Payout of these units could vary from $0.00 to $2.00 per unit and is tied to MPLX’s TUR over a 36-month period as compared to the TUR of those in a peer group for the January 1, 2017, through December 31, 2019, measurement period. No cash distributions are paid and there are no voting rights associated with unvested performance units. If an NEO retires following the completion of nine months of the measurement period, the NEO will be eligible to receive, at the discretion of the MPLX Committee, a prorated payout based on the actual results of the entire measurement period. If an NEO retires under our mandatory retirement policy, outstanding performance units will fully vest, however payout will occur at the end of the full 36-month performance cycle based on the certified results of the performance cycle. In the event of the death of an NEO, all unvested performance units immediately vest at target levels. In the event of a change in control of MPLX, unvested performance units will vest and be paid out based on actual TUR performance of MPLX amongst its specified peer group for the period from the date of grant to the date of the change in control, and target TUR performance for the period from the date of the change in control to the end of the performance cycle. If an NEO terminates employment under any other circumstance, unvested performance units are forfeited.

Marathon Petroleum Corporation Proxy Statement / page 71

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information regarding unexercised options (vested and unvested), unvested restricted stock, unvested phantom units and performance units held by each of our NEOs as of December 31, 2017.

		Stock Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(8) ($)
Gary R. Heminger	2/27/08	55,178	—	23.04	2/27/2018
	2/25/09	187,142	—	10.10	2/25/2019
	2/24/10	246,340	—	12.37	2/24/2020
	2/23/11	236,744	—	20.85	2/23/2021
	12/5/11	73,712	—	17.20	12/5/2021
	2/29/12	420,170	—	20.78	3/1/2022
	2/27/13	221,454	—	41.37	2/27/2023
	3/1/14	257,340	—	41.69	3/1/2024
	3/1/15	173,828	86,914(2)	50.89	3/1/2025
	3/1/16	117,686	235,374(3)	34.63	3/1/2026
	3/1/17		269,663(4)	50.99	3/1/2027
		1,989,594	591,951
					MPC	83,067	5,480,761	7,360,000	11,611,584
					MPLX	63,665	2,258,198	2,300,000	3,500,000
Timothy T. Griffith	8/26/11	19,100	—	17.44	8/26/2021
	2/29/12	28,012	—	20.78	3/1/2022
	2/27/13	13,072	—	41.37	2/27/2023
	3/1/14	16,406	—	41.69	3/1/2024
	3/1/15	28,444	14,224(2)	50.89	3/1/2025
	3/1/16	21,397	42,796(3)	34.63	3/1/2026
	3/1/17		56,180(4)	50.99	3/1/2027
		126,431	113,200
					MPC	15,894	1,048,686	1,440,000	2,285,744
					MPLX	12,332	437,416	450,000	700,000
Donald C. Templin	7/1/11	148,370	—	21.10	7/1/2021
	2/29/12	89,636	—	20.78	3/1/2022
	2/27/13	51,674	—	41.37	2/27/2023
	3/1/14	56,616	—	41.69	3/1/2024
	3/1/15	39,506	19,754(2)	50.89	3/1/2025
	3/1/16	20,060	40,121(3)	34.63	3/1/2026
	3/1/17		16,854(4)	50.99	3/1/2027
		405,862	76,729
					MPC	10,752	709,417	840,000	1,268,592
					MPLX	51,424	1,824,009	1,950,000	3,150,000

page 72 / Marathon Petroleum Corporation Proxy Statement

		Stock Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(8) ($)
Anthony R. Kenney	2/23/11	59,242	—	20.85	2/23/2021
	12/5/11	14,262	—	17.20	12/5/2021
	2/29/12	67,228	—	20.78	3/1/2022
	2/27/13	33,218	—	41.37	2/27/2023
	3/1/14	43,426	—	41.69	3/1/2024
	3/1/15	35,556	17,778(2)	50.89	3/1/2025
	3/1/16	25,276	50,552(3)	34.63	3/1/2026
	3/1/17		55,618(4)	50.99	3/1/2027
		278,208	123,948
					MPC	17,405	1,148,382	1,548,000	2,437,747
					MPLX	5,939	210,656	215,000	325,000
C. Michael Palmer	12/5/11	11,544	—	17.20	12/5/2021
	2/29/12	61,626	—	20.78	3/1/2022
	2/27/13	31,374	—	41.37	2/27/2023
	3/1/14	41,014	—	41.69	3/1/2024
	3/1/15	28,544	14,272(2)	50.89	3/1/2025
	3/1/16	19,324	38,650(3)	34.63	3/1/2026
	3/1/17		40,590(4)	50.99	3/1/2027
		193,426	93,512
					MPC	13,126	866,053	1,156,000	1,816,596
					MPLX	7,075	250,950	255,000	382,500

(1)	The dates presented in this column that are prior to June 30, 2011, represent the dates awards were granted by Marathon Oil. All other grant dates represent the grant dates of awards granted by MPC. The Marathon Oil awards were converted to MPC equity awards in connection with the Spinoff and remain subject to the original vesting schedules. Therefore, to assist in understanding the vesting dates associated with the pre-Spinoff awards, we list the original grant dates for all awards of MPC equity.

(2)	This stock option grant is scheduled to become exercisable in one-third increments on the first, second and third anniversaries of the date of grant. The remaining unvested portion of the grant will become exercisable on March 1, 2018.

(3)	This stock option grant is scheduled to become exercisable in one-third increments on the first, second and third anniversaries of the date of grant. This remaining unvested portion of the grant will become exercisable in one-half increments on March 1, 2018 and March 1, 2019.

(4)	This stock option grant is scheduled to become exercisable in one-third increments on the first, second and third anniversaries of the date of grant. This grant will become exercisable in one-third increments on March 1, 2018, March 1, 2019, and March 1, 2020.

Marathon Petroleum Corporation Proxy Statement / page 73

(5)	The amounts shown in this column reflect the number of shares of MPC unvested restricted stock and MPLX phantom units held by each of our NEOs on December 31, 2017. Restricted stock grants and phantom units are generally scheduled to vest in one-third increments on the first, second and third anniversaries of the date of grant.

MPC Restricted Stock

Name	Grant Date	# of Unvested Shares	Vesting Date
Gary R. Heminger	3/1/15	11,530	3/1/18
	3/1/16	33,882	3/1/18, 3/1/19
	3/1/17	37,655	3/1/18, 3/1/19, 3/1/20
		83,067
Timothy T. Griffith	3/1/15	1,888	3/1/18
	3/1/16	6,161	3/1/18, 3/1/19
	3/1/17	7,845	3/1/18, 3/1/19, 3/1/20
		15,894
Donald C. Templin	3/1/15	2,622	3/1/18
	3/1/16	5,776	3/1/18, 3/1/19
	3/1/17	2,354	3/1/18, 3/1/19, 3/1/20
		10,752
Anthony R. Kenney	3/1/15	2,360	3/1/18
	3/1/16	7,278	3/1/18, 3/1/19
	3/1/17	7,767	3/1/18, 3/1/19, 3/1/20
		17,405
C. Michael Palmer	3/1/15	1,894	3/1/18
	3/1/16	5,564	3/1/18, 3/1/19
	3/1/17	5,668	3/1/18, 3/1/19, 3/1/20
		13,126

MPLX Phantom Units

Name	Grant Date	# of Unvested Shares	Vesting Date
Gary R. Heminger	3/1/15	4,460	3/1/18
	3/1/16	27,642	3/1/18, 3/1/19
	3/1/17	31,563	3/1/18, 3/1/19, 3/1/20
		63,665
Timothy T. Griffith	3/1/15	730	3/1/18
	3/1/16	5,026	3/1/18, 3/1/19
	3/1/17	6,576	3/1/18, 3/1/19, 3/1/20
		12,332
Donald C. Templin	3/1/15	1,014	3/1/18
	3/1/16	18,847	3/1/18, 3/1/19
	3/1/17	31,563	3/1/18, 3/1/19, 3/1/20
		51,424
Anthony R. Kenney	3/1/15	406	3/1/18
	3/1/16	2,639	3/1/18, 3/1/19
	3/1/17	2,894	3/1/18, 3/1/19, 3/1/20
		5,939
C. Michael Palmer	3/1/15	517	3/1/18
	3/1/16	3,204	3/1/18, 3/1/19
	3/1/17	3,354	3/1/18, 3/1/19, 3/1/20
		7,075

(6)	The amounts shown in this column reflect the aggregate value of all shares of MPC unvested restricted stock and MPLX phantom units held by each of our NEOs on December 31, 2017, using the MPC closing stock price of $65.98 and the MPLX closing unit price of $35.47 on December 29, 2017, which was the last trading day of 2017.

page 74 / Marathon Petroleum Corporation Proxy Statement

(7)	The amounts shown in this column reflect the number of unvested performance units for MPC and MPLX held by each of our NEOs on December 31, 2017. The MPC performance unit grants awarded in 2016 and 2017 have a 36-month performance cycle and are designed to settle 25% in MPC common stock and 75% in cash. Each of these performance unit grants is dollar denominated with a target value of $1.00. Payout may vary from $0.00 to $2.00 per unit and is tied to MPC’s TSR as compared to specified peer groups. The MPLX performance unit grants awarded in 2016 and 2017 have a 36-month performance cycle and are designed to settle 25% in MPLX common units and 75% in cash. Each of these performance unit grants is dollar denominated with a target value of $1.00. Payout may vary from $0.00 to $2.00 per unit and is tied to MPLX’s TUR as compared to specified peer groups.

MPC Performance Units

Name	Grant Date	# of Unvested Units	Performance Period Ending Date
Gary R. Heminger	3/1/16	3,520,000	12/31/18
	3/1/17	3,840,000	12/31/19
		7,360,000
Timothy T. Griffith	3/1/16	640,000	12/31/18
	3/1/17	800,000	12/31/19
		1,440,000
Donald C. Templin	3/1/16	600,000	12/31/18
	3/1/17	240,000	12/31/19
		840,000
Anthony R. Kenney	3/1/16	756,000	12/31/18
	3/1/17	792,000	12/31/19
		1,548,000
C. Michael Palmer	3/1/16	578,000	12/31/18
	3/1/17	578,000	12/31/19
		1,156,000

MPLX Performance Units

Name	Grant Date	# of Unvested Units	Performance Period Ending Date
Gary R. Heminger	3/1/16	1,100,000	12/31/18
	3/1/17	1,200,000	12/31/19
		2,300,000
Timothy T. Griffith	3/1/16	200,000	12/31/18
	3/1/17	250,000	12/31/19
		450,000
Donald C. Templin	3/1/16	750,000	12/31/18
	3/1/17	1,200,000	12/31/19
		1,950,000
Anthony R. Kenney	3/1/16	105,000	12/31/18
	3/1/17	110,000	12/31/19
		215,000
C. Michael Palmer	3/1/16	127,500	12/31/18
	3/1/17	127,500	12/31/19
		255,000

(8)	The amounts shown in this column for MPC reflect the aggregate value of all performance units held by each of our NEOs on December 31, 2017, assuming a payout of $1.4286 per unit for the March 1, 2016, grant and $1.7143 per unit for the March 1, 2017, grant, which is the next higher performance achievement that exceeds the performance for these grants’ measurement period that ended December 31, 2017. The amounts shown in this column for MPLX reflect the aggregate value of all performance units held by each of our NEOs on December 31, 2017, assuming a payout of $1.00 per unit for the March 1, 2016, grant and $2.00 per unit for the March 1, 2017, grant, which is the next higher performance achievement that exceeds the performance for these grants’ measurement period that ended December 31, 2017.

Marathon Petroleum Corporation Proxy Statement / page 75

Option Exercises and Stock Vested in 2017

The following table provides information regarding MPC stock options exercised by our NEOs in 2017, as well as shares of MPC restricted stock and MPLX phantom units vested in 2017.

		Option Awards		Stock Awards
Name		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Gary R. Heminger

	MPC	71,024(3)	1,885,332	41,265	2,093,786

	MPLX	—	—	25,121	951,332
Timothy T. Griffith
	MPC	—	—	5,782	293,379

	MPLX	—	—	3,551	134,476
Donald C. Templin

	MPC	—	—	8,324	422,360

	MPLX	—	—	11,942	452,244
Anthony R. Kenney

	MPC	77,578	3,945,726	8,156	413,835

	MPLX	—	—	2,238	84,753
C. Michael Palmer

	MPC	88,062	3,711,280	6,716	340,770

	MPLX	—	—	2,889	109,406

(1)	The amounts shown in this column reflect the actual pre-tax gain realized by our NEOs upon exercise of stock options, which is the fair market value of the shares on the date of exercise less the per share grant price.

(2)	The amounts shown in this column reflect the actual pre-tax gain realized by our NEOs upon vesting of MPC restricted stock and MPLX phantom units, which is the fair market value of the shares/units on the date of vesting.

(3)	The stock options exercised were due to expire in May 2017.

Post-Employment Benefits for 2017

Pension Benefits

We provide tax-qualified retirement benefits to our employees, including our NEOs, under the Marathon Petroleum Retirement Plan. While most employees of Speedway generally do not participate in the Marathon Petroleum Retirement Plan, some receive tax-qualified retirement benefits under the Speedway Retirement Plan. In addition, we sponsor the Marathon Petroleum Excess Benefit Plan and the Speedway Excess Benefit Plan (or Excess Plans) for the benefit of a select group of management and other employees who are “highly compensated” as defined by Section 414(q) of the Internal Revenue Code (annual compensation of $120,000 or more in 2017).

page 76 / Marathon Petroleum Corporation Proxy Statement

2017 Pension Benefits Table

The 2017 Pension Benefits Table below reflects the actuarial present value of accumulated benefits payable to each of our NEOs under the Marathon Petroleum Retirement Plan, the Speedway Retirement Plan and the defined benefit portion of the Excess Plans as of December 31, 2017. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Gary R. Heminger	Marathon Petroleum Retirement Plan	37.08 years	1,982,795	—
	Marathon Petroleum Excess Benefit Plan	37.08 years	25,100,982	—
	Speedway Retirement Plan	6.48 years	344,131	—
	Speedway Excess Benefit Plan	6.48 years	4,540,517	—
Timothy T. Griffith	Marathon Petroleum Retirement Plan	6.33 years	135,714	—
	Marathon Petroleum Excess Benefit Plan	6.33 years	339,898	—
Donald C. Templin	Marathon Petroleum Retirement Plan	6.50 years	166,019	—
	Marathon Petroleum Excess Benefit Plan	6.50 years	1,054,785	—
Anthony R. Kenney	Marathon Petroleum Retirement Plan	22.83 years	1,311,214	—
	Marathon Petroleum Excess Benefit Plan	22.83 years	4,804,414	—
	Speedway Retirement Plan	18.99 years	611,159	—
	Speedway Excess Benefit Plan	18.99 years	2,882,262	—
C. Michael Palmer	Marathon Petroleum Retirement Plan	42.42 years	2,338,200	—
	Marathon Petroleum Excess Benefit Plan	42.42 years	5,380,535	—

(1)	The number of years of credited service shown in this column represents the number of years the NEO has participated in the Plan. However, plan participation service used for the purpose of calculating each participant’s benefit under the Marathon Petroleum Retirement Plan legacy final average pay formula and the Speedway pension equity formula was frozen as of December 31, 2009. Plan participation service used for the purpose of calculating each participant’s benefit under the Speedway Retirement Plan legacy final average pay formula was frozen on December 31, 1998.

(2)	The present value of accumulated benefit for the Marathon Petroleum Retirement Plan was calculated assuming a discount rate of 3.55%, the RP2000 mortality table for lump sums, a 96% lump-sum election rate and retirement at age 62 (or current age, if later). In accordance with the Marathon Petroleum Retirement Plan provisions and actuarial assumptions, the discount rate for lump-sum calculations is 0.75% for all anticipated years of retirement. The present value of accumulated benefit for the Speedway Retirement Plan was calculated assuming a discount rate of 3.55%, the 94GAR mortality table for lump sums, a 96% lump-sum election rate and retirement at age 65. In accordance with the Speedway Retirement Plan provisions and actuarial assumptions, the discount rate for lump-sum calculations was 2.62% for the Speedway legacy benefit formula and 2.82% for the pension equity formula, for the anticipated year of retirement for those with Speedway benefits. Please refer to the “Speedway Retirement Plan” section of this Proxy Statement for more detail on the Speedway formulas.

Marathon Petroleum Retirement Plans

Marathon Petroleum Retirement Plan

In general, our employees and certain employees of Speedway are immediately eligible to participate in the Marathon Petroleum Retirement Plan. The Marathon Petroleum Retirement Plan is primarily designed to provide employees income after retirement. Prior to January 1, 2010, the monthly benefit under the Marathon Petroleum Retirement Plan was equal to the following formula:

[	1.6%	×	Final Average Pay	×	Years of Participation	]	—	[	1.33%	×	Estimated Primary Social Security Benefit	×	Years of Participation	]

This formula is referred to as the Marathon legacy benefit formula. Effective January 1, 2010, the Marathon legacy benefit formula was amended to (i) cease future accruals of additional years of participation, and (ii) as applied to eligible NEOs, cease further compensation updates. No more than 37.5 years of participation may be recognized under the Marathon legacy benefit formula.

Marathon Petroleum Corporation Proxy Statement / page 77

Eligible earnings under the Marathon Petroleum Retirement Plan include, but are not limited to, pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Marathon Petroleum Thrift Plan and incentive compensation bonuses. Age continues to be updated under the Marathon legacy benefit formula.

Benefit accruals for years beginning in 2010 are determined under a cash-balance formula. Under the cash-balance formula, each year plan participants receive pay credits equal to a percentage of compensation based on their plan points. Plan points equal the sum of a participant’s age and cash-balance service:

•	Participants with less than 50 points receive a 7% pay credit;

•	Participants with at least 50 but less than 70 points receive a 9% pay credit; and

•	Participants with 70 or more points receive an 11% pay credit.

Participants in the Marathon Petroleum Retirement Plan become fully vested upon the completion of three years of vesting service. Normal retirement age for both the Marathon legacy benefit and cash-balance formulas is 65. However, retirement-eligible participants are able to retire and receive an unreduced benefit under the Marathon legacy benefit formula after reaching age 62.

The forms of benefit available under the Marathon Petroleum Retirement Plan include various annuity options and a lump-sum distribution option.

Participants are eligible for early retirement upon reaching age 50 and completing 10 years of vesting service. If an employee retires between the ages of 50 and 62 with sufficient vesting service, the amount of benefit under the Marathon legacy benefit formula is reduced in accordance with the table below:

Age at Retirement	Early Retirement Factor	Age at Retirement	Early Retirement Factor
62	100%	55	75%
61	97%	54	71%
60	94%	53	67%
59	91%	52	63%
58	87%	51	59%
57	83%	50	55%
56	79%

There are no early retirement subsidies under the cash-balance formula. Messrs. Heminger, Kenney and Palmer are currently eligible for early retirement benefits under the Marathon Petroleum Retirement Plan.

Under the cash-balance formula, plan participants receive pay credits based on age and cash-balance service. For 2017, Messrs. Heminger, Kenney and Palmer received pay credits equal to 11% of compensation, which is the highest level of pay credit available under the plan. Mr. Templin received pay credits equal to 9% of compensation. Additionally, under the terms of his employment offer entered into with our former parent company, Mr. Templin receives additional contributions to our non-qualified plan to ensure that the aggregate contributions from our qualified and non-qualified retirement plans equal 11% of his applicable compensation. Based on the age and service calculation specified in the Marathon Petroleum Retirement Plan, Mr. Templin will receive a supplemental non-qualified contribution set at 2% of eligible compensation in the Marathon Petroleum Excess Benefit Plan. This supplemental contribution will be decreased over time as Mr. Templin’s age and service increase; he will be eligible for the full 11% contribution in his qualified plan in 2022. Mr. Griffith received pay credits equal to 9% of compensation in our qualified plan.

Marathon Petroleum Excess Benefit Plan (Defined Benefit)

Marathon Petroleum Company LP (or MPC LP) sponsors the Marathon Petroleum Excess Benefit Plan, an unfunded, non-qualified retirement plan, for the benefit of a select group of management and highly compensated employees. The Marathon Petroleum Excess Benefit Plan generally provides benefits that participants, including our NEOs, would have otherwise received under the tax-qualified Marathon Petroleum Retirement Plan were it not for Internal Revenue Code limitations. For our NEOs, eligible earnings under the Marathon Petroleum Excess Benefit Plan include the items listed above, excluding bonuses, for the Marathon Petroleum Retirement Plan, as well as deferred compensation contributions, for the highest consecutive 36-month period over the 10-year period up to December 31, 2012. The Marathon Petroleum Excess

page 78 / Marathon Petroleum Corporation Proxy Statement

Benefit Plan also provides an enhancement for executive officers using the three highest bonuses earned over the 10-year period up to December 31, 2012, instead of the consecutive bonus formula in place for non-officers. We believe this enhancement is appropriate in light of the greater volatility of executive officer bonuses. However, as Messrs. Griffith and Templin have not accrued a benefit under the Marathon legacy benefit formula, they are not eligible for this enhancement.

Due to the structure of the frozen Marathon legacy benefit formula under the Marathon Petroleum Retirement Plan, the age-related lump-sum benefit conversion factors used to calculate lump-sum benefits under the frozen legacy final average pay benefit formula result in a year-to-year decrease in the lump-sum benefit for participants generally beginning on or after the age of 59. As a result, if participants choose to continue their employment with MPC after they reach age 59, their lump-sum benefit may decline year to year.

The Marathon Petroleum Excess Benefit Plan permits the Compensation Committee, on a discretionary basis, to extend a lump-sum retirement benefit supplement (or Service Benefit) to individual officers of MPC to offset the age-related erosion of benefit from age 62 until such officer’s actual retirement date or date of death. An officer must be vested under the Marathon Petroleum Retirement Plan to qualify for the Service Benefit. The Compensation Committee previously extended eligibility for the Service Benefit to Messrs. Heminger, Kenney and Palmer.

The Service Benefit will not correct for any age-related erosion of benefit occurring prior to an officer reaching age 62 but, for those officers selected by the Compensation Committee in its sole discretion, the Service Benefit will correct for the age-related erosion of benefit from age 62 until such officer’s actual retirement date or date of death. If an officer who has been offered the Service Benefit retires or dies after reaching age 62 and while an active employee with us, the officer’s Service Benefit will be calculated as follows:

a.	If the lump-sum interest rate upon the officer reaching the age of 62 used to calculate the retirement lump-sum benefit is less than or equal to the lump-sum interest rate as of the officer’s actual retirement date or date of death, the Service Benefit shall be the difference between the legacy lump-sum benefit he or she would have been eligible to receive using the age 62 lump-sum conversion factor based on the lump-sum interest rate in effect on the actual retirement date or date of death and the legacy lump-sum benefit he or she is eligible to receive using the lump-sum conversion factor for the actual age at retirement or death based on the lump-sum interest rate in effect on the actual retirement date or date of death; or

b.	If the lump-sum interest rate upon the officer reaching the age of 62 used to calculate the retirement lump-sum benefit is greater than the lump-sum interest rate as of the officer’s actual retirement date or date of death, the Service Benefit shall be the difference between the legacy lump-sum benefit he or she would have been eligible to receive using the lump-sum conversion factor and lump-sum interest rate in effect at age 62 and the legacy lump-sum benefit he or she is eligible to receive using the lump-sum conversion factor and lump-sum interest rate in effect on the actual retirement date or date of death.

As intended by the Compensation Committee, the Service Benefit does not compensate for unfavorable fluctuations in the lump-sum interest rate and is in fact structured to prevent payment of a Service Benefit greater than intended within a favorable interest rate environment; the Service Benefit is designed to correct only for the benefit erosion an officer may experience for continued employment with us after reaching the age of 62.

Marathon Petroleum Thrift Plan

MPC LP sponsors the Marathon Petroleum Thrift Plan, a tax-qualified employee savings plan. In general, all of our employees and Speedway employees, including our NEOs, are immediately eligible to participate in the Marathon Petroleum Thrift Plan. The purpose of the Marathon Petroleum Thrift Plan is to assist employees in maintaining a steady program of savings to supplement their retirement income and to meet other financial needs.

The Marathon Petroleum Thrift Plan allows contributions for NEOs on a pre-tax or Roth basis. Employees may elect to make any combination of pre-tax or Roth contributions from 1% to a maximum of 75% of gross pay. The participating employer will match participant contributions at a rate of 117% up to a maximum of 6% of gross pay. All matching contributions made are fully vested.

Marathon Petroleum Corporation Proxy Statement / page 79

Speedway Retirement Plan

Speedway sponsors the Speedway Retirement Plan. The Speedway Retirement Plan is primarily designed to help employees provide for an income after retirement. During his prior service with Speedway, Mr. Heminger participated in the Speedway Retirement Plan. At the time of his participation, the monthly benefit under the Speedway Retirement Plan was calculated under the following formula:

[	2.0%	×	Final Average Pay	×	Years of Participation	]	—	[	2.0%	×	Estimated Primary Social Security Benefit	×	Years of Participation	]

This formula is referred to as the Speedway legacy benefit formula. This benefit formula was grandfathered for all employees participating in this plan as of December 31, 1998, and no additional years of participation credit beyond that date are recognized. Additionally, compensation updates for the NEOs participating in the Speedway legacy benefit formula ceased as of December 31, 1998. No more than 25 years of participation may be recognized under the formula.

Eligible earnings under the Speedway Retirement Plan included pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the then Speedway Retirement Savings Plan and incentive compensation bonuses. Vesting service and age continue to be updated under the Speedway legacy benefit formula.

Effective January 1, 1999, the Speedway Retirement Plan was amended so that benefits accrued on or after that date would be determined under a pension equity formula.

As an employee of Speedway, Mr. Kenney has accrued a benefit under both the Speedway legacy benefit formula and the pension equity formula. Under the pension equity formula, each year participants were credited with a percentage of their final average pay. The percentages were based on the sum of a participant’s age plus participation service, as follows:

Age + Participation	Percentage of Final Average Pay
0-29	2.50%
30-39	4.00%
40-49	5.25%
50-59	7.75%
60-69	10.50%
70-79	13.00%
80+	15.50%

The pension equity formula generally provides that a participant’s pension equity accrued balance will equal the sum of the percentages the participant has accrued for each year of participation multiplied by final average pay. This pension equity accrued balance is then converted into an actuarially equivalent annuity payable at normal retirement age, which was the participant’s accrued benefit under the pension equity formula. Effective January 1, 2010, the Speedway Retirement Plan was amended to (i) cease pension equity percentage accruals, and (ii) as applied to Mr. Kenney, eliminate compensation updates. Vesting service and age continue to be updated under the pension equity formula.

For participants who separate from service after 2007, benefits under the Speedway Retirement Plan are fully vested upon the completion of three years of vesting service. Normal retirement age for both the Speedway legacy benefit and pension equity formulas is age 65. The forms of benefit available under the Speedway Retirement Plan include various annuity options and a lump-sum distribution option.

page 80 / Marathon Petroleum Corporation Proxy Statement

Participants are eligible for early retirement upon reaching age 50 and completing 10 years of vesting service. If an employee retires between the ages of 50 and 65, the amount of benefit under the Speedway legacy benefit formula is reduced in accordance with the table below:

Age at Retirement	Early Retirement Factor	Age at Retirement	Early Retirement Factor
65	100%	57	76%
64	97%	56	73%
63	94%	55	70%
62	91%	54	67%
61	88%	53	64%
60	85%	52	61%
59	82%	51	58%
58	79%	50	55%

There are no early retirement subsidies under the pension equity formula. Messrs. Heminger and Kenney are currently eligible for early retirement benefits under the Speedway Retirement Plan.

Speedway Excess Benefit Plan

Speedway also sponsors the unfunded, non-qualified Speedway Excess Benefit Plan for the benefit of a select group of management and highly compensated employees. This plan provides participants, including Messrs. Heminger and Kenney, with benefits that would have otherwise been received from the tax-qualified Speedway Retirement Plan were it not for Internal Revenue Code limitations. For our NEOs, eligible earnings under the Speedway Excess Benefit Plan include the items listed above, excluding bonuses, for the Speedway Retirement Plan, as well as deferred compensation contributions, for the highest consecutive 36-month period over the 10-year period up to December 31, 2012. The Speedway Excess Benefit Plan also provides an enhancement for executive officers using the three highest bonuses earned over the 10-year period up to December 31, 2012, instead of the consecutive bonus formula in place for non-officers. Speedway believes this enhancement is appropriate in light of the greater volatility of executive officer bonuses. Effective January 1, 2013, this Plan was amended to cease further compensation updates; therefore, Messrs. Heminger and Kenney have not accrued any additional benefits under this plan since that date. A participant must be vested under the Speedway Retirement Plan in order for an excess retirement benefit to be payable to the participant.

In addition, the Speedway Excess Benefit Plan provides benefits for eligible participants equal to the non-elective 3.5% Company contribution they would have otherwise received under the tax-qualified Retirement Savings Sub-Plan of the Marathon Petroleum Thrift Plan (RSSP) were it not for Internal Revenue Code limitations. Mr. Kenney was eligible for this contribution paid in 2015. At that time, the RSSP provided this non-elective contribution as applied to eligible compensation for eligible Speedway employees (all employees age 21 or older who have completed one year of service, have worked more than 1,000 hours and are employed on the last day of the year), including Mr. Kenney. Mr. Kenney, along with certain other Speedway employees, now participates in the Marathon Petroleum Thrift Plan; therefore, he is no longer eligible for the non-elective 3.5% Company contribution.

Marathon Petroleum Corporation Proxy Statement / page 81

Other Non-Qualified Deferred Compensation

The Non-Qualified Deferred Compensation Table below provides information regarding the non-qualified savings and deferred compensation plans sponsored by MPC or its subsidiaries.

2017 Non-Qualified Deferred Compensation

Name		Executive contributions in last fiscal year(1)	Registrant contributions in last fiscal year(2)	Aggregate earnings in last fiscal year	Aggregate withdrawals/ distributions	Aggregate balance at last fiscal year-end(3)
Gary R. Heminger	Marathon Petroleum Excess Benefit Plan	—	—	1,342	—	63,341

	Marathon Petroleum Deferred Compensation Plan	—	384,520	1,615,916	—	7,386,738

	EMRO Marketing Company Deferred Compensation Plan	—	—	10,993	—	276,598
Timothy T. Griffith	Marathon Petroleum Deferred Compensation Plan	71,418	81,317	132,994	—	832,566
Donald C. Templin	Marathon Petroleum Deferred Compensation Plan	—	131,762	107,645	—	846,062
Anthony R. Kenney	Marathon Petroleum Deferred Compensation Plan	179,308	103,059	355,882	—	1,964,904

	Speedway Deferred Compensation Plan	—	—	895,764	—	3,969,678

	Speedway Excess Plan	—	—	2,162	—	212,245

	EMRO Marketing Company Deferred Compensation Plan	—	—	16,809	—	422,916
C. Michael Palmer	Marathon Petroleum Excess Benefit Plan	—	—	2,452	—	115,746

	Marathon Petroleum Deferred Compensation Plan	—	77,571	94,698	—	648,316

(1)	The amounts shown in this column are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the 2017 Summary Compensation Table.

(2)	The amounts shown in this column are also included in the “All Other Compensation” column of the 2017 Summary Compensation Table.

(3)	Of the amounts shown in this column, the following amounts have been reported in our Summary Compensation Tables for previous years: (a) under the Marathon Petroleum Deferred Compensation Plan: Mr. Heminger, $2,285,931; Mr. Griffith, $227,258; Mr. Templin, $517,322; Mr. Kenney, $641,139; and Mr. Palmer, $218,503; (b) under the Speedway Deferred Compensation Plan: Mr. Kenney, $699,152; and (c) under the Speedway Excess Benefit Plan: Mr. Kenney, $113,267.

page 82 / Marathon Petroleum Corporation Proxy Statement

Marathon Petroleum Excess Benefit Plan (Defined Contribution)

Certain highly compensated non-officer employees and, prior to January 1, 2006, executive officers who elected not to participate in the Marathon Petroleum Deferred Compensation Plan, comprise those eligible to receive defined contribution accruals under the Marathon Petroleum Excess Benefit Plan. The defined contribution formula in the Marathon Petroleum Excess Benefit Plan is designed to allow eligible employees to receive employer matching contributions equal to the amount they would have otherwise received under the tax-qualified Marathon Petroleum Thrift Plan were it not for Internal Revenue Code limitations.

Defined contribution accruals in the Marathon Petroleum Excess Benefit Plan are credited with interest equal to that paid in the “Marathon Stable Value Fund” option of the Marathon Petroleum Thrift Plan. The annual rate of return on this option for the year ended December 31, 2017, was 1.71%. All distributions from the plan are paid in the form of a lump sum following the participant’s separation from service.

As noted, our NEOs no longer participate in the defined contribution formula of the Marathon Petroleum Excess Benefit Plan; all non-qualified employer matching contributions for our NEOs now accrue under the Marathon Petroleum Amended and Restated Deferred Compensation Plan.

Marathon Petroleum Deferred Compensation Plan

MPC LP sponsors the Marathon Petroleum Amended and Restated Deferred Compensation Plan (which we refer to as the Marathon Petroleum Deferred Compensation Plan). The Marathon Petroleum Deferred Compensation Plan is an unfunded, non-qualified plan in which our NEOs may participate. This plan is designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner. Participants may defer up to 20% of their salary and bonus each year. Deferral elections are made in December of each year for amounts to be earned in the following year and are irrevocable. The Marathon Petroleum Deferred Compensation Plan provides for a match on any participant’s salary and bonus deferral equal to the percentage provided by the Marathon Petroleum Thrift Plan, which is currently 117% of contributions up to 6% of gross pay. Participants are fully vested in their deferrals under the plan.

In addition, the Marathon Petroleum Deferred Compensation Plan provides benefits for participants equal to the employer matching contributions they would have otherwise received under the tax-qualified Marathon Petroleum Thrift Plan were it not for Internal Revenue Code limitations. All matching contributions made on or after January 1, 2016 are fully vested.

The investment options available under the Marathon Petroleum Deferred Compensation Plan generally mirror the investment options offered to participants under the Marathon Petroleum Thrift Plan with the exception of MPC common stock and BrokerageLink, which are not investment options under the Marathon Petroleum Deferred Compensation Plan. The Marathon Petroleum Deferred Compensation Plan provides that all participants will receive their benefits as a lump sum following separation from service.

Speedway Deferred Compensation Plan

Until January 1, 2014, when certain Speedway employees (including Mr. Kenney) became eligible to participate in the Marathon Petroleum Deferred Compensation Plan, Mr. Kenney participated in the Speedway Deferred Compensation Plan. The Speedway Deferred Compensation Plan is an unfunded, non-qualified plan in which a select group of management and highly compensated employees of Speedway participated. The plan was designed to provide participants the opportunity to save for retirement by deferring income in a tax-effective manner. Participants could defer up to 25% of their salary and bonus each year. Participants are fully vested in their deferrals under the plan.

In addition, the Speedway Deferred Compensation Plan provided benefits for participants, which were intended to be approximately equal to the employer matching contributions they would have otherwise received under the then Speedway Retirement Savings Plan but which were not received because highly compensated employees are not permitted to defer compensation under that plan. Speedway, therefore, matched each participant’s deferrals under the Speedway Deferred Compensation Plan at the rate of $0.67 per dollar contributed on the first 6% of compensation deferred up to a maximum of 4% of a participant’s eligible compensation. Participants are fully vested in these matching amounts under the plan.

The Speedway Deferred Compensation Plan provided participants with two non-elective employer contribution amounts. The first employer contribution amount equaled 3.5% of salary deferrals. The second employer contribution amount equaled 4% of eligible pay for employment retention purposes.

The investment options available under the Speedway Deferred Compensation Plan generally mirror the investment options offered to participants under the Marathon Petroleum Thrift Plan with the exception of MPC common stock and BrokerageLink, which are not investment options under the Speedway Deferred Compensation Plan. All participants in the Speedway Deferred Compensation Plan will receive their benefits as a lump sum following separation from service.

Emro Marketing Company Deferred Compensation Plan

Messrs. Heminger and Kenney also participated in the Emro Marketing Company Deferred Compensation Plan (or Emro Plan) while working at Emro Marketing Company (a former MPC subsidiary). The Emro Plan was frozen to new participants effective December 31, 2009 and is no longer

Marathon Petroleum Corporation Proxy Statement / page 83

open to new deferrals. The employees eligible to participate in the Emro Plan were a select group of management and highly compensated employees.

The Emro Plan is an unfunded, non-qualified plan and was designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner and to meet other long-term financial goals. Amounts deferred by participants under the Emro Plan are credited with interest at the prime interest rate, adjusted quarterly, which was 4.25% for the quarter ended December 31, 2017. The Emro Plan provides that participants will receive their benefits from the Emro Plan in a lump sum following separation from service.

Section 409A Compliance

All of our non-qualified deferred compensation plans in which our NEOs participate are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code. As a result, distribution of amounts subject to Section 409A may be delayed for six months following retirement or other separation from service where the participant is considered a “specified employee” for purposes of Section 409A.

Potential Payments Upon Termination or Change in Control

Retirement

Our employees are eligible for retirement once they reach age 50 and have at least 10 years of vesting service with MPC or its subsidiaries. As of December 31, 2017, Messrs. Heminger, Kenney and Palmer were retirement eligible. Upon retirement, our NEOs are entitled to receive their vested benefits that have accrued under our employee and executive benefit programs. For more information about the retirement and deferred compensation programs, see “Pension Benefits” and “Non-Qualified Deferred Compensation.”

In addition, upon retirement, unvested stock options held by our NEOs become exercisable according to the grant terms. Unvested restricted stock awards are forfeited upon retirement (except in the case of a mandatory retirement at age 65, at which time they vest in full). For performance units, if an NEO has worked more than nine months of the performance cycle, awards may be vested on a prorated basis at the discretion of the Compensation Committee.

Death or Disability

In the event of death or disability, our NEOs (or their beneficiaries) are entitled to the vested benefits they have accrued under our employee benefits programs. LTI awards immediately vest in full upon the death of an NEO, with performance units vesting at the target level. In the event of disability, LTI awards continue to vest as if the NEO remained employed for up to 24 months during the period of disability.

Other Termination

No employment or severance agreements are in place for our NEOs except as provided in the change-in-control plans, which are described in more detail below.

Change in Control

All of our NEOs participate in two change-in-control severance plans – the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan (or MPC CIC Plan) and the MPLX LP Executive Change in Control Severance Benefits Plan (or MPLX CIC Plan). While our NEOs participate in both plans, they are not entitled to receive benefits under both plans as a result of the same change-in-control event; rather, in the event of a change in control under both plans, our NEOs would receive the greater of the benefits provided by the plans. The plans are designed to pay benefits only upon a change in control and a Qualified Termination. Generally a Qualified Termination occurs when an NEO separates from service in connection with or within two years after the date of a change in control unless such separation is:

•	due to death or disability;

•	for cause;

•	effected by the employee other than for good reason, being defined as a reduction in the NEO’s roles, responsibilities, pay or benefits, or the NEO being required to relocate more than 50 miles from his or her current location; or

•	on or after the date the employee attains age 65.

MPC CIC Plan. The MPC CIC Plan provides certain benefits upon a change in control and a Qualified Termination. Upon a Qualified Termination, our NEOs are eligible to receive:

•	a cash payment of up to three times the sum of the NEO’s current annualized base salary plus three times the highest bonus paid in the three years before the termination or change in control;

•	life and health insurance benefits for up to 36 months after termination at the lesser of the current cost or the active employee cost;

•	an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

•

a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the NEO under the final average pay formula in our pension plans and those that would be payable if: (i) the NEO had an additional three years of participation service credit; (ii) the NEO’s final average pay were the higher of the NEO’s salary at the time of the change-in-control event or Qualified page 84 / Marathon Petroleum Corporation Proxy Statement

Termination plus the NEO’s highest annual bonus from the preceding three years (for purposes of determining early retirement commencement factors, the NEO is credited with three additional years of vesting service and three additional years of age); and

•	a cash payment equal to the difference between amounts receivable under our defined contribution plans and amounts that would have been received if the NEO’s defined contribution plan account had been fully vested.

The MPC CIC Plan also provides that all outstanding MPC LTI awards become fully vested upon a Qualified Termination.

MPLX CIC Plan. The MPLX CIC Plan provides certain benefits upon a change in control of MPLX and a Qualified Termination.

NEOs who receive an offer for comparable employment from an acquirer or successor entity in the change in control will not be eligible to receive benefits under the MPLX CIC Plan.

In the event of a Qualified Termination, our NEOs are eligible to receive:

•	a cash payment of up to three times the sum of the NEO’s current annualized base salary plus three times the highest bonus paid in the three years before the termination or change in control;

•	life and health insurance benefits for up to 36 months after termination at the active employee cost;

•	an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

•	a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the NEO under the final average pay formula in our pension plans and those that would be payable if: (i) the NEO had an additional three years of participation service credit; (ii) the NEO’s final average pay were the higher of the NEO’s salary at the time of the change-in-control event or Qualified Termination plus the NEO’s highest annual bonus from the preceding three years (for purposes of determining early retirement commencement factors, the NEO is credited with three additional years of vesting service and three additional years of age); and

•	a cash payment equal to the difference between amounts receivable under our defined contribution plans and amounts that would have been received if the NEO’s defined contribution plan account had been fully vested.

The MPLX CIC Plan also provides that NEOs who incur a Qualified Termination in connection with a change in control of MPLX or who separate from service with MPLX as a result of the change-in-control transaction (i.e., where the NEO remains employed with MPC but no longer provides services to MPLX) will become fully vested in all outstanding MPLX LTI awards. With respect to outstanding MPLX performance units, the portion of the award attributable to the pre-change-in-control period would vest based on actual performance during such period and the portion attributable to the post-change-in-control period would vest at the target level. In addition, if an NEO incurs a Qualified Termination or separates from service with MPC as a result of the change-in-control transaction (i.e., where the NEO commences employment with the acquirer or successor entity in the transaction and terminates employment with MPC), the NEO will become fully vested in all outstanding MPC LTI awards, provided that performance based awards remain subject to the attainment of the applicable performance goals at the end of the regularly scheduled performance period.

The table below reflects the amount of compensation payable to each of our NEOs under the plans, assuming that a change in control and a Qualified Termination both occurred on December 31, 2017. The table uses our closing stock price and the closing MPLX common unit price on the last trading day prior to such date.

Marathon Petroleum Corporation Proxy Statement / page 85

Potential Payments upon Termination or Termination in the Event of a Change in Control

		Severance(1)	Additional Pension Benefits(2)	Accelerated Options(3)	Accelerated Restricted Stock(4)	Accelerated Performance Units(5)	Other Benefits(6)	Total
Name	Scenario	($)	($)	($)	($)	($)	($)	($)
Gary R. Heminger	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)	4,201,389	32,520,813	12,732,756	7,738,959	9,660,000	50,595	66,904,512
	Voluntary Retirement	—	—	12,732,756	—	—	—	12,732,756
	Resignation (No Retirement) (8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason (9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—
Timothy T. Griffith	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination) (11)	4,350,000	—	2,398,433	1,486,102	1,890,000	56,343	10,180,878
	Voluntary Retirement (12)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Resignation (No Retirement)	—	—	—	—	—	—	—
	Involuntary Termination by Company Without Cause or Good Reason (9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—
Donald C. Templin	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination) (11)	6,600,000	—	1,808,523	2,533,426	2,790,000	54,469	13,786,418
	Voluntary Retirement (12)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Resignation (No Retirement)	—	—	—	—	—	—	—
	Involuntary Termination by Company Without Cause or Good Reason (9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—
Anthony R. Kenney	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)	1,393,548	5,819,537	2,686,789	1,359,038	1,763,000	43,069	13,064,981
	Voluntary Retirement	—	—	2,686,789	—	—	—	2,686,789
	Resignation (No Retirement) (8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason (9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—
C. Michael Palmer	Change in Control (No Termination or Retirement) (7)	—	—	—	—	—	—	—
	Change in Control (With Qualified Termination)	1,516,667	8,247,963	2,035,486	1,117,003	1,411,000	39,308	14,367,427
	Voluntary Retirement	—	—	2,035,486	—	—	—	2,035,486
	Resignation (No Retirement) (8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination by Company Without Cause or Good Reason (9)	—	—	—	—	—	—	—
	Involuntary Termination by Company With Cause or Good Reason (10)	—	—	—	—	—	—	—

(1)	The payment of cash severance upon a change in control requires both (a) the occurrence of a change in control and (b) a Qualified Termination. If the Qualified Termination occurs within three years of the date the officer reaches age 65, the officer’s benefit will be limited to a pro rata portion of the benefit. The officer’s benefit is calculated using a fraction equal to the number of full and partial months existing between the Qualifying Termination and the officer’s 65th birthday divided by 36 months. The benefits for Messrs. Heminger, Kenney and Palmer have been reduced because they are within three years of reaching age 65.

(2)	The incremental retirement benefits included in these amounts were calculated using the following assumptions: individual life expectancies using the RP2000 Combined Healthy Table weighted 75% male and 25% female; a discount rate of 1.00% for NEOs who are retirement eligible (taking into account the additional three years of age and service credit) and 1.00% for our NEOs who are not retirement eligible; the current lump-sum interest rate for the relevant plans; and a lump-sum form of benefit. Health and welfare plans reflect the incremental cost of coverage under the policy using the assumptions used for financial reporting purposes under generally accepted accounting principles in the United States.

(3)	The vesting of stock options is accelerated upon retirement or a change in control with a Qualified Termination. The amounts shown in this column reflect the value that would be realized if accelerated stock options were exercised on December 31, 2017, taking into account the spread (if any) between the options’ exercise prices and the closing price of our common stock on December 29, 2017.

(4)	The vesting of restricted stock is accelerated upon a change in control with a Qualified Termination. The amounts shown in this column reflect the value that would be realized if accelerated MPC restricted stock and MPLX phantom unit awards vested on December 31, 2017, taking into account the closing price of our common stock and MPLX common units on December 29, 2017.

page 86 / Marathon Petroleum Corporation Proxy Statement

(5)	The amounts shown in this column reflect the MPC and MPLX performance unit target vesting amounts that would be payable in the event of a change in control with each performance unit having a target value of $1.00.

(6)	Other benefits include 36 months of continued health, dental and life insurance coverage in the event of a change in control.

(7)	All grants require a change in control and Qualified Termination before vesting and therefore no value is reported in this row.

(8)	Messrs. Heminger, Kenney and Palmer are eligible to retire under our retirement plan and therefore no amounts for resignation have been calculated.

(9)	Our NEOs are eligible for the same termination allowance plan available to all other employees, which would pay a severance between eight and 62 weeks of salary based either on service or level of base salary. Payments under the Plan are at the discretion of our Compensation Committee.

(10)	Payments would be at the discretion of our Compensation Committee for involuntary termination for cause or with good reason.

(11)	The additional pension benefits due to a change in control and subsequent Qualified Termination is attributable solely to the final average pay formula in the change-in-control plans. Given the date of hire of Messrs. Griffith and Templin, they are not eligible for any benefit under this formula.

(12)	Messrs. Griffith and Templin were not eligible to retire as of December 31, 2017.

Marathon Petroleum Corporation Proxy Statement / page 87

Certain Relationships and Related Person Transactions

Directors, Officers and Immediate Family Members

Darla Burns, the sister of our Chairman and CEO, Gary R. Heminger, serves as a crude oil accounting supervisor for our wholly owned subsidiary, MPC LP. Ms. Burns has been employed by MPC LP or its affiliates for 30 years. In 2017, she was paid compensation in the amount of $184,120.

Relationship with MPLX

On March 1, 2017, MPLX GP LLC (or MPLX GP), MPLX, MPC Investment LLC (or MPC Investment), and certain of their affiliates, entered into a Membership Interests Contributions Agreement (or the March 2017 Contribution Agreement), pursuant to which MPC Investment agreed to contribute the outstanding membership interests in Hardin Street Transportation LLC, Woodhaven Cavern LLC and MPLX Terminals LLC through a series of intercompany contributions to MPLX for approximately $1.511 billion in cash and equity consideration. The transaction closed on March 1, 2017.

On September 1, 2017, MPLX GP, MPLX, MPC Investment, and certain of their affiliates, entered into a Membership Interests and Shares Contributions Agreement (or the September 2017 Contribution Agreement), pursuant to which MPC Investment agreed to contribute the ownership interests in joint venture entities indirectly held by MPC through a series of intercompany contributions to MPLX for $420 million in cash and equity consideration. The transaction closed on September 1, 2017.

On November 13, 2017, MPLX GP, MPLX, MPC Investment, and certain of their affiliates, entered into a Membership Interests Contribution Agreement (or the November 2017 Contribution Agreement), pursuant to which MPC Investment agreed to contribute the membership interests in MPLX Fuels Distribution LLC and MPLX Refining Logistics LLC through a series of intercompany contributions to MPLX for $4.1 billion in cash and equity consideration. The transaction closed on February 1, 2018.

On December 15, 2017, MPLX GP entered into a Partnership Interests Restructuring Agreement with MPLX (or the Partnership Interests Restructuring Agreement), pursuant to which MPLX incentive distribution rights (or IDRs) held by MPLX GP would be cancelled and the 2 percent general partner interest in the Partnership held by MPLX GP would be converted into a non-economic general partner interest in MPLX in exchange for 275,000,000 MPLX common units. Pursuant to the Partnership Interests Restructuring Agreement, the third amended and restated agreement of limited partnership would be amended to reflect the restructuring. The transaction closed on February 1, 2018. The fourth amended and restated agreement of limited partnership was adopted on February 1, 2018.

As of March 1, 2018, we owned through our affiliates 504,701,934 common units of MPLX, representing approximately 64 percent of the common units outstanding. In addition, as of March 1, 2018, we own through our affiliates 100 percent of MPLX GP, which in turn owns the non-economic general partner interest in MPLX. MPLX GP manages MPLX’s operations and activities through its officers and directors. Also, Mr. Heminger serves as an executive officer of the Company and of MPLX GP. Accordingly, we view transactions between MPLX and us as related party transactions and have provided the following disclosures with respect to such transactions during 2017.

Distributions from MPLX

Pursuant to its third amended and restated agreement of limited partnership, which was in effect during 2017, MPLX made cash distributions to its unitholders, including us as the indirect holder of common units, as well as a 2 percent general partner interest. As distributions exceeded the minimum quarterly distribution and target distribution levels, we were entitled to increasing percentages of the MPLX distributions, up to 48 percent of the MPLX distributions above the highest target distribution level. In 2017, we received $212 million in cash distributions with respect to our limited partner interest and $286 million in cash distributions with respect to our general partner interest. As of February 1, 2018, the IDRs were cancelled and the economic general partner interest was converted into a non-economic general partner interest. In addition, MPLX’s agreement of limited partnership has been amended and restated. The fourth amended and restated agreement of limited partnership also provides for distributions to common unitholders.

Reimbursements from MPLX

Pursuant to its third amended and restated agreement of limited partnership, which was in effect in 2017, MPLX was required to reimburse MPLX GP and its affiliates, including us, for all costs and expenses that MPLX GP and its affiliates, including us, incur on MPLX’s behalf for managing and controlling MPLX’s business and operations. Except to the extent specified under the omnibus agreement (described below), MPLX GP determines the amount of these expenses and such determinations were required to be made in good faith in accordance with the terms of the third amended and restated agreement of limited partnership. In 2017, MPLX GP was reimbursed $4 million for costs and expenses incurred on behalf of MPLX. These provisions remain unchanged in the fourth amended and restated agreement of limited partnership.

page 88 / Marathon Petroleum Corporation Proxy Statement

Transactions and Commercial and Other Agreements with MPLX

During 2017, pursuant to the agreements described below, we paid MPLX $1.082 billion for services, $40 million for management services, and $279 million for rent expenses; received reimbursements for services provided and costs and expenses incurred on behalf of MPLX in the amount of $632 million; purchased certain products from MPLX in the amount of $8 million; and sold certain products to MPLX in the amount of $3 million.

Commercial Agreements

We are a party to various long-term, fee-based commercial agreements with MPLX. Under these agreements, MPLX provides transportation, terminal and storage services to us, and we provide MPLX with minimum quarterly throughput volumes on crude oil and refined products systems, and minimum storage volumes of crude oil and refined products. We also provide a fixed fee for 100 percent of available capacity for boats, barges and third-party chartered equipment under the marine transportation service agreement.

Operating Agreements

MPLX operates various pipelines owned by us under operating services agreements. Under these operating services agreements, we pay MPLX or its subsidiaries an operating fee for operating the assets and reimburse such entities for all direct and indirect costs associated with operating the assets. Most of these agreements are indexed for inflation. These agreements have terms ranging from one to five years and automatically renew unless terminated by either party.

Management Services Agreements

We were a party to management services agreements with MPLX under which MPLX provided management services to us with respect to certain of our refining and retained pipeline assets. The arrangement with respect to pipelines terminated with the September 1, 2017, acquisition of joint venture entities.

We are also a party to a management services agreement with Hardin Street Marine LLC (or HSM), an MPLX subsidiary, under which HSM provides management services to assist us in the oversight and management of our marine business. HSM receives a fixed annual fee for providing the required management services. This fee is adjusted annually on the anniversary of the contract for inflation and any changes in the scope of the management services provided. This agreement is set to expire on January 1, 2021, and automatically renews for two additional renewal terms of five years each unless terminated by either party.

Omnibus Agreement

We are a party to an omnibus agreement with MPLX, under which MPLX pays a fixed annual fee to us for the provision of executive management services by certain executive officers of MPLX GP, as well as certain general and administrative services. The omnibus agreement also requires MPLX to reimburse us for any out-of-pocket costs and expenses incurred by us in providing these services. Also under the omnibus agreement, we agreed to indemnify MPLX for certain matters, including environmental, title and tax matters.

Employee Services Agreements

We are a party to various employee services agreements with MPLX, under which MPLX reimburses us for employee benefit expenses, along with the provision of operational and management services in support of MPLX’s operations.

Time Sharing Agreement

We are a party to a time sharing agreement with MPLX GP under which MPLX GP is entitled to use certain aircraft leased and operated by MPC in connection with the management and operations of MPLX. Under this agreement, MPLX GP reimburses MPC for the costs associated with leasing and operating the aircraft based on MPLX GP’s actual use of the aircraft. The agreement will remain in effect until terminated by either party.

Loan Agreement

On December 4, 2015, MPC Investment, a wholly owned subsidiary of MPC, entered into a loan agreement with MPLX. Under the terms of the agreement, MPC Investment will make a loan or loans to MPLX on a revolving basis as requested by MPLX and as agreed to by MPC Investment, in an amount or amounts that do not result in the aggregate principal amount of all loans outstanding exceeding $500 million at any one time. The entire unpaid principal amount of the loan, together with all accrued and unpaid interest and other amounts (if any), will become due and payable on December 4, 2020. MPC Investment may demand payment of all or any portion of the outstanding principal amount of the loan, together with all accrued and unpaid interest and other amounts (if any), at any time prior to December 4, 2020. Borrowings under the loan will bear interest at LIBOR plus 1.50%. The outstanding balance on this loan as of December 31, 2017, was $386 million, and the balance was repaid on February 8, 2018.

Policy and Procedures with Respect to Related Person Transactions

Our written policy with respect to related person transactions is available on our website at http://ir.marathonpetroleum.com by selecting “Corporate Governance” and clicking on “Policies and Guidelines,” “Related Person Transactions.” This policy defines related person transactions that are subject to the policy and contains procedures for reviewing and approving or ratifying related person transactions. As stated in the policy, it is the Company’s intent to enter into or ratify related person transactions only when the Board of Directors, acting through

Marathon Petroleum Corporation Proxy Statement / page 89

the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and our shareholders.

The material features of the policy and procedures for reviewing and approving or ratifying related person transactions are as follows:

•	In response to an annual questionnaire, directors, director nominees and executive officers are required to submit updated information sufficient for the Corporate Governance and Nominating Committee to identify the existence and evaluate possible related person transactions not previously approved or ratified. In addition, known transactions with beneficial owners of 5 percent or more of our common stock are also assessed;

•	In the event a related person transaction has not been previously approved or previously ratified, it is required to be submitted to the Corporate Governance and Nominating Committee. Based on the conclusions reached, the Corporate Governance and Nominating Committee is further required to consider whether ratification, amendment or termination of the related person transaction is in the best interests of the Company and our shareholders; and

•	No immediate family member of a director or executive officer is permitted to be hired as an employee of the Company unless the employment arrangement is approved by the Corporate Governance and Nominating Committee. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the Corporate Governance and Nominating Committee.

Compensation Policies and Practices for Employees

We offer our employees a competitive pay package that includes base pay, annual cash bonuses and long-term incentives for qualifying employees. We do not believe that our compensation policies or practices for any employees are reasonably likely to have a material adverse effect on MPC.

Delivery of a Single Set of Proxy Materials to Households with

Multiple Marathon Petroleum Corporation Shareholders (Householding)

We are delivering only one set of proxy materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders sharing such address. Upon request, we will forward a separate copy of proxy materials to any shareholder at your address. If you wish to receive a separate copy of the proxy materials, you may call us at (419) 421-3711 or write to us at Marathon Petroleum Corporation, Shareholder Services Office, 539 South Main Street, Findlay, OH 45840. Shareholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single set by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. The Company has retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee not to exceed $135,000 plus reimbursement for certain expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

By order of the Board of Directors,

Molly R. Benson

Vice President, Corporate Secretary and Chief Compliance Officer

March 15, 2018

page 90 / Marathon Petroleum Corporation Proxy Statement

Appendix I

PROPOSED AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

Text of proposed amendments to the Certificate (deletions are indicated by strikeouts and additions are indicated by double-underlining):

Amend ARTICLE SEVEN, BYLAWS, as follows:

The Board shall have the power to adopt, amend, repeal or restate the Bylaws of the Corporation. Any adoption, amendment, repeal or restatement of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Directors then in office. The stockholders shall also have the power to adopt, amend, repeal or restate the Bylaws of the Corporation at any meeting of stockholders before which such matter has been properly brought in accordance with the Bylaws of the Corporation; provided, however, that, except for any amendment, repeal or restatement approved by the majority of the Directors then in office, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by Applicable Laws or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority ~~eighty percent (80%)~~ of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to adopt, amend, repeal or restate any provision of the Bylaws of the Corporation.

Marathon Petroleum Corporation Proxy Statement / page I-1

Appendix II

PROPOSED AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

Text of proposed amendments to the Certificate (deletions are indicated by strikeouts and additions are indicated by double-underlining):

Amend ARTICLE SIX, BOARD OF DIRECTORS, Section 5 as follows:

5.  Removal of Directors.  Subject to the rights, if any, of holders of Preferred Stock as set forth in any applicable Preferred Stock Designation, Directors of the Corporation may be removed from office only (a) by the Court of Chancery pursuant to Section 225(c) of the DGCL or (b) for cause by the affirmative vote of the holders of at least a majority ~~eighty percent (80%)~~ of the voting power of all then outstanding shares of capital stock of the Corporation generally entitled to vote in the election of Directors, voting together as a single class. Except as Applicable Laws otherwise provide, “cause” for the removal of a Director will be deemed to exist only if the Director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been grossly negligent or guilty of misconduct in the performance of his or her duties to the Corporation in any matter of substantial importance to the Corporation by a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his or her ability to serve as a Director of the Corporation.

Amend ARTICLE EIGHT, AMENDMENTS TO THIS RESTATED CERTIFICATE, as follows:

Notwithstanding anything in this Restated Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least a majority ~~eighty percent (80%)~~ of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend, repeal or restate any provision of this Restated Certificate of Incorporation.~~; provided, however, that if any such alteration, amendment, repeal or restatement (except any alteration, amendment, repeal or restatement of Article SIX, this Article EIGHT or Article NINE) has been approved by the majority of the Directors then in office, then the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, will be sufficient to adopt such alteration, amendment, repeal or restatement. Any alteration, amendment, repeal or restatement to Article SIX, this Article EIGHT or Article NINE shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, regardless of whether or not such alteration, amendment, repeal or restatement is approved by the majority of the Directors then in office.~~

Marathon Petroleum Corporation Proxy Statement / page II-1

To Toledo / Detroit
Township Rd. 99
Trenton Ave.
224
EXIT 159
FINDLAY HIGH SCHOOL
75
Blanchard St.
Fostoria Ave.
12
224
Tiffin Ave.
Main St.
Main Cross St.
Osborne
EXIT 157
12
COURT HOUSE
W. Sandusky St.
E. Sandusky St.
568
Hardin St.
Lincoln St.
Marathon Petroleum Corporation
EXIT 156
Blanchard Ave.
N
Sixth St.
37
Lima Ave.
HOSPITAL
FINDLAY AIRPORT
75
68
Main St.
To Lima / Dayton
15
To US-23 /OH-15 Columbus

From Toledo / Detroit

- I-75 South toward Dayton
- Take exit 157 for OH-12 toward Findlay / Columbus Grove
- Turn left onto OH-12 E, West Main Cross St., 1.2 miles
- Turn right onto South Main St. at Hancock County courthouse
- Turn left onto Hardin Street. Watch for signs for shareholder parking.

From Lima / Dayton

- I-75 North toward Toledo
- Take exit 157 for OH-12 toward Columbus Grove / Findlay
- Turn right onto OH-12 E, West Main Cross St., 1.1 miles
- Turn right onto South Main St. at Hancock County courthouse
- Turn left onto Hardin Street. Watch for signs for shareholder parking.

From Marion / Columbus

- US-23 North
- Slight right to stay on US-23 N
- Continue onto OH-15 West
- Take the US-68 ramp toward Kenton / South Main St.
- Turn right onto South Main St.
- Continue to follow South Main St.
- Turn right onto Hardin Street. Watch for signs for shareholder parking.

MARATHON®

Marathon Petroleum Corporation

539 South Main Street
Findlay, Ohio 45840

419-422-2121

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on April 25, 2018.

Meeting Information

Meeting Type: Annual Meeting

MARATHON PETROLEUM CORPORATION	For holders as of: February 26, 2018
	Date: April 25, 2018	Time: 10:00 AM Eastern Time
Location: Marathon Petroleum Corporation
539 South Main Street
Findlay, OH 45840-3229

MARATHON PETROLEUM CORP. 539 SOUTH MAIN STREET FINDLAY, OH 45840-3229	You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT        ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow   (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for receiving a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com

                               2) BY TELEPHONE:     1-800-579-1639

                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow   (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 11, 2018 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote shares held in registered form.

Vote By Internet: To vote now by the Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow   (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

Your Board of Directors recommends you vote FOR the following Class I Directors for a three-year term expiring in 2021:

1.    Election of Class I Directors

Nominees:

1a.   Abdulaziz F. Alkhayyal

1b.   Donna A. James

1c.   James E. Rohr

Your Board of Directors recommends you vote FOR Items 2 and 3:

2.    Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2018.

3.    Approval, on an advisory basis, of the company’s named executive officer compensation.

Your Board of Directors recommends you vote EVERY YEAR “1 YEAR” for Item 4:

4.    Recommendation, on an advisory basis, of the frequency of advisory votes on the company’s named executive officer compensation.

Your Board of Directors recommends you vote FOR Items 5 and 6:

5.    Approval of amendments to the company’s Restated Certificate of Incorporation to eliminate the supermajority voting requirement applicable to bylaw amendments.

6.    Approval of amendments to the company’s Restated Certificate of Incorporation to eliminate the supermajority voting requirements applicable to certificate amendments and the removal of directors.

Your Board of Directors recommends you vote AGAINST Item 7:

7.    Shareholder proposal seeking alternative shareholder right to call a special meeting provision.

MARATHON PETROLEUM CORP. 539 SOUTH MAIN STREET FINDLAY, OH 45840-3229

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, April 24, 2018, for shares held by registered holders directly and until 11:59 P.M. Eastern Time on Sunday, April 22, 2018, for shares held in the Marathon Petroleum Thrift Plan (including the Speedway Retirement Savings Sub-Plan). Have your proxy card and voting instruction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, April 24, 2018, for shares held by registered holders directly and until 11:59 P.M. Eastern Time on Sunday, April 22, 2018, for shares held in the Marathon Petroleum Thrift Plan (including the Speedway Retirement Savings Sub-Plan). Have your proxy card and voting instruction form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and voting instruction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, voting instruction forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E38142-P03932-Z71919 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD AND VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

MARATHON PETROLEUM CORP.
Your Board of Directors recommends you vote FOR the following Class I Directors for a three-year term expiring 2021:
1. Election of Class I Directors
Nominees:		For	Against	Abstain

1a. Abdulaziz F. Alkhayyal		☐	☐	☐	Your Board of Directors recommends you vote FOR Items 5 and 6:	For	Against	Abstain

1b. Donna A. James		☐	☐	☐	5. Approval of amendments to the company’s Restated Certificate of Incorporation to eliminate the supermajority voting requirement applicable to bylaw amendments.	☐	☐	☐

1c. James E. Rohr		☐	☐	☐	6. Approval of amendments to the company’s Restated Certificate of Incorporation to eliminate the supermajority voting requirements applicable to certificate amendments and the removal of directors.	☐	☐	☐

Your Board of Directors recommends you vote FOR Items 2 and 3:		For	Against	Abstain	Your Board of Directors recommends you vote AGAINST Item 7:

2. Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2018.		☐	☐	☐	7. Shareholder proposal seeking alternative shareholder right to call a special meeting provision.	☐	☐	☐

3. Approval, on an advisory basis, of the company’s named executive officer compensation.		☐	☐	☐

Your Board of Directors recommends you vote Every Year “1 Year” for Item 4.	1 Year	2 Years	3 Years	Abstain

4. Recommendation, on an advisory basis, of the frequency of advisory votes on the company’s named executive officer compensation.	☐	☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

E38143-P03932-Z71919

Proxy Card and Voting Instruction Form

This Proxy Card and Voting Instruction Form are solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 25, 2018

For shares held by registered holders

The undersigned hereby appoints Gary R. Heminger, David A. Daberko and Donald C. Templin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marathon Petroleum Corporation common stock registered to the undersigned which the undersigned is entitled to vote (the “Registered Shares”) and, in their discretion, to vote the Registered Shares upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 25, 2018, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote the Registered Shares unless you sign and return the proxy card.

For shares held in the Marathon Petroleum Thrift Plan (including the Speedway Retirement Savings Sub-Plan)

These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Petroleum Thrift Plan. The undersigned, as a participant in the Marathon Petroleum Thrift Plan, hereby directs the Trustee to vote the number of shares of Marathon Petroleum Corporation common stock credited to the undersigned’s account under the Marathon Petroleum Thrift Plan (the “Credited Shares”) at the Annual Meeting of Shareholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the Meeting, including the matters described in the 2018 Notice of Annual Meeting and Proxy Statement. In the Trustee’s discretion, it may vote Credited Shares upon such other matters as may properly come before the Meeting. Your vote is confidential. The Credited Shares will be voted as directed on the reverse side. If no direction is made, if the form is not signed, or if the form is not received by April 22, 2018, the Credited Shares will not be voted. You cannot vote the Credited Shares in person at the Annual Meeting; the Trustee is the only one who can vote the Credited Shares.

PROXY CARD AND VOTING INSTRUCTION FORM TO BE SIGNED AND DATED ON THE REVERSE SIDE

All Correspondence to:
Computershare Investor Services PLC
The Pavilions, Bridgwater Road,
Bristol, BS99 6ZY

To be effective, all forms of direction must be lodged with

Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZY by 18 April 2018 at 12.00 noon

Explanatory Notes:

1.    Please indicate, by placing ‘X’ in the appropriate space overleaf, how you wish your votes to be cast in respect of each of the Resolutions. If this form is duly signed and returned, but without specific direction as to how you wish your votes to be cast, the form will be rejected.

2. Any alterations made in this form should be initialled. 3. Full details of the resolutions are contained in the enclosed Proxy Statement.

Kindly Note: This form is issued only to the addressee(s) and is specific to the unique designated account printed hereon. This personalised form is not transferable between different: (i) account holders; or (ii) uniquely designated accounts. The Company and Computershare Investor Services PLC accept no liability for any instruction that does not comply with these conditions.

00000XXX/000000/000000 12FPYB D01 SG151

Form of Direction
Please use a black pen. Mark with an X inside the box as shown in this example.	☒

I, the undersigned being a participant in the Marathon Petroleum Corporation Vested Share Account, hereby instruct Computershare Company Nominees Limited (The Nominee) to vote or cause to be voted any shares of common stock of Marathon Petroleum Corporation held by them on my behalf and entitled to vote at the Annual Meeting of Shareholders of Marathon Petroleum Corporation to be held on Wednesday, 25 April 2018 and at any adjournment or postponement thereof.

Your Board of Directors recommends you vote FOR the Class I Director Nominees referenced in Item 1 for a three-year term expiring in 2021.

Your Board of Directors recommends you vote FOR Items 2 and 3.

Your Board of Directors recommends you vote EVERY YEAR “1 Year” for Item 4.

Your Board of Directors recommends you vote FOR Items 5 and 6.

Your Board of Directors recommends you vote AGAINST Item 7.

Election of Class I Directors	For	Against	Abstain
1. (a) Abdulaziz F. Alkhayyal	☐	☐	☐

(b) Donna A. James	☐	☐	☐

(c) James E. Rohr	☐	☐	☐

2. Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2018.	☐	☐	☐

3. Approval, on an advisory basis, of the company’s named executive officer compensation.	☐	☐	☐

1 Year	2 Years	3 Years	Abstain

4. Recommendation, on an advisory basis, of the frequency of advisory votes on the company’s named executive officer compensation. ☐	☐	☐	☐

5. Approval of amendments to the company’s Restated Certificate of Incorporation to eliminate the supermajority voting requirement applicable to bylaw amendments.	☐	☐	☐

6. Approval of amendments to the company’s Restated Certificate of Incorporation to eliminate the supermajority voting requirements applicable to certificate amendments and the removal of directors.	☐	☐	☐

7. Shareholder proposal seeking alternative shareholder right to call a special meeting provision.	☐	☐	☐

Signature	Date
DD/MM/YY

In the case of joint shareholders, only one holder need sign. In the case of a corporation, the Form of Direction should be signed by a duly authorised official whose capacity should be stated, or by an attorney.

00000XXX/000000/000000             12FPYB D01